UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MAGELLAN PETROLEUM CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

1775 Sherman Street, Suite 1950
Denver, Colorado 80203

2012 ANNUAL MEETING OF SHAREHOLDERS
To be Held on January 16, 2013

December 7, 2012

Dear Shareholder:
On behalf of the Board of Directors and management of Magellan Petroleum Corporation (“Magellan”), we are pleased to invite you to attend the 2012 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, January 16, 2013 at 10:00 A.M. MST at The Oxford Hotel, 1600 17th Street, Denver, Colorado 80202 (telephone: (303) 682-5400).
At the Annual Meeting, you and the other shareholders will be asked to vote on:

•	The election of the two individuals named as Director nominees in the attached proxy statement to our Board of Directors;

•	The removal of Nikolay V. Bogachev as a Director for cause;

•	A non-binding advisory resolution to approve the compensation of our named executive officers;

•	The approval of a new 2012 Omnibus Incentive Compensation Plan; and

•	The ratification of the appointment of our independent registered public accounting firm.

The accompanying Notice of 2012 Annual Meeting of Shareholders and 2012 Annual Meeting Proxy Statement (“Proxy Statement”) provide information concerning the business to be acted on at the meeting. In addition, management will review our results of operations and will be available to respond to questions during the meeting.
Pursuant to U.S. Securities and Exchange Commission rules, we may provide you with access to our proxy materials via the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of the accompanying Proxy Statement, a proxy card, and our 2012 Annual Report to Shareholders. The Notice contains instructions on how to access those documents via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the accompanying Proxy Statement, our 2012 Annual Report to Shareholders, and a form of proxy card. All shareholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.
Your vote is important, and we encourage you to vote even if you cannot attend the Annual Meeting in person. You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. If your shares are held of record by a bank or broker, please vote by using the instruction form provided to you by or on behalf of the bank or broker.
We thank you for your continued support of Magellan and we look forward to seeing many of you at the Annual Meeting.

Sincerely yours,

/s/ J. Robinson West                        /s/ J. Thomas Wilson
J. Robinson West                        J. Thomas Wilson
Chairman of the Board of Directors                President and Chief Executive Officer

1775 Sherman Street, Suite 1950
Denver, Colorado 80203

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS
To be Held on January 16, 2013

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Magellan Petroleum Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, January 16, 2013 at 10:00 A.M. MST at The Oxford Hotel, 1600 17th Street, Denver, Colorado 80202 (telephone: (303) 628-5400), for the following purposes:

1.	To elect the two individuals named as Director nominees in the attached proxy statement to the Board of Directors of the Company;

2.	To remove Nikolay V. Bogachev as a Director for cause;

3.	To vote on the non-binding advisory resolution for the approval of the compensation of our named executive officers;

4.	To approve the Magellan Petroleum Corporation 2012 Omnibus Incentive Compensation Plan;

5.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2013; and

6.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on November 19, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

Please vote by using the telephone or Internet voting systems described in the Notice of Internet Availability of Proxy Materials or the proxy card or, if the attached Proxy Statement and a proxy card were mailed to you, please sign, date, and return the proxy card in the enclosed envelope as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 16, 2013:
The Proxy Statement for the 2012 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended June 30, 2012 are available at: http://www.proxyvote.com.

By Order of the Board of Directors,

/s/ C. Mark Brannum
C. Mark Brannum
Vice President, General Counsel and Secretary

December 7, 2012

1775 Sherman Street, Suite 1950
Denver, Colorado 80203

2012 ANNUAL MEETING PROXY STATEMENT

GENERAL INFORMATION

This 2012 Annual Meeting Proxy Statement (“Proxy Statement”) is furnished to shareholders of Magellan Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors (“Board”) for use at the Company's Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, January 16, 2013 at 10:00 A.M. MST at The Oxford Hotel, 1600 17th Street, Denver, Colorado 80202 (telephone: (303) 628-5400) and at any adjournments or postponements thereof. The proxy materials, including this Proxy Statement, the proxy card or voting instructions, and our 2012 Annual Report are first being distributed and made available on or about December 7, 2012.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC"), we are providing our stockholders access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials ("Notice") will be mailed to a majority of our stockholders on or about December 7, 2012. Stockholders will have the ability to access the proxy materials on a web site referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice.
The Notice also provides instructions on how to select your preference for receiving future proxy materials, whether electronically by e-mail or in printed form via the United States Postal Service. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it. Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you, and conserve natural resources.

Important Notice Regarding Internet Availability of Proxy Materials for the 2012 Annual Meeting to be held on January 16, 2013
This Proxy Statement and the Company's Annual Report to Shareholders for the fiscal year ended June 30, 2012 are available at: http://www.proxyvote.com.
You may vote your shares prior to the Annual Meeting by following the instructions provided in the Notice, this Proxy Statement, and the voter website, http://www.proxyvote.com. If you requested or otherwise received a paper copy of the proxy materials, voting instructions are also contained in the proxy card enclosed with those materials.

The proxy may be revoked at any time before it is voted by (i) notifying the Company in writing; (ii) signing and dating a new and different proxy card of a later date; or (iii) voting of your shares by you in person or by your duly-appointed agent at the meeting.
The persons named in the enclosed form of proxy will vote the shares of common stock represented by such proxy in accordance with the specifications made by means of a ballot provided in the proxy and will vote the shares in their discretion on any other matters properly coming before the meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement, the Board knows of no matters that will be properly presented for consideration at the meeting, in accordance with the Company's By-Laws including the notice provisions thereof, other than those matters referred to in this Proxy Statement.
The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board as of the close of business on November 19, 2012. On that date, there were 53,885,594 outstanding shares of common stock of the Company, par value $.01 per share (“Common Stock”). On November 19, 2012, there were 1,088,877 shares of our Common Stock outstanding in the form of CHESS depositary interests listed and traded on the Australian Securities Exchange ("ASX"). Each outstanding share of Common Stock is entitled to one vote.

VOTES REQUIRED FOR APPROVAL

Votes Required
Each outstanding share of Common Stock is entitled to one vote on each of Proposals 1, 2, 3, 4 and 5.
Approval of Proposal 1 - the election of the two Directors named in this Proxy Statement as nominees for election to the Board of Directors will require the affirmative vote of a plurality of the votes cast by the holders of shares of our Common Stock present in person or by proxy and voting at the Annual Meeting, provided that a quorum exists.
Approval of Proposal 2 - the removal of Nikolay V. Bogachev as a Director for cause will require the affirmative vote of at least a majority of the votes cast by the holders of our common stock who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists.
Approval of Proposal 3 - the non-binding advisory resolution approving the compensation of the Company's named executive officers will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists.
Approval of Proposal 4 - approval of the 2012 Omnibus Equity Compensation Plan will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists.
Approval of Proposal 5 - the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013, will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists.

Discretionary Voting
If your shares of our Common Stock are held in street name through a broker, bank, or other holder of record, you should note that the Company believes that brokers, banks, and other holders of record who are members of the New York Stock Exchange (the "NYSE"), will be permitted under applicable NYSE rules to vote your shares in their discretion on the following matters to be presented at the Annual Meeting:
•Proposal 5 - the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013; even if they do not receive voting instructions from you.

Important Information
There was an important change last year regarding broker non-votes and votes on executive compensation and certain other matters, including Proposal 3, the "Say-on-Pay" vote. This rule change, which was made effective through the new Dodd-Frank legislation, follows similar treatment of broker non-votes for director elections implemented for the 2010 proxy season. These rules do not permit brokers to vote in the advisory votes for executive compensation if the broker has not received instructions from its customer, the beneficial owner of the Company's shares. Consequently, your brokerage firm may not vote on Proposal 1 - the election of two Directors; Proposal 2 - the removal of Nikolay V. Bogachev as a Director for cause; Proposal 3 - the non-binding advisory resolution regarding approval of the compensation of the Company's named executive officers; or Proposal 4 - the approval of the 2012 Omnibus Equity Compensation Plan, absent instructions from you. Without your voting instructions on these proposals, your brokerage firm cannot vote, and therefore, your shares will not be represented on these proposals. See “Quorum Required, Withholdings; Broker “Non-Votes” and Abstentions” below.

Quorum Required; Withholdings; Broker “Non-Votes” and Abstentions
Quorum Required: The holders of 33 1/3% of the total number of shares entitled to be voted at the Annual Meeting, present in person or by proxy, shall constitute a quorum for the transaction of business. Under the Delaware General Corporation Law, abstentions and broker “non-votes” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting.
Withholding: Withholding authority to vote for a nominee for Director will have no effect on the results of the vote for Directors. Under the Delaware General Corporation Law, the nominees for Director who receive the most votes (also known as a “plurality” of the votes) will be elected.
Broker Non-Votes and Abstentions: If your broker holds your shares in its name and cannot vote your shares on a particular matter because the broker does not have instructions from you or discretionary voting authority on that matter, this is referred to as a “broker non-vote.” As noted above, your broker will not be entitled to vote your shares without your instructions on Proposals 1, 2, 3 and 4. Under Delaware law, an “abstention” represents a shareholder's affirmative choice to decline to vote on a proposal other than the election of directors.
Effects of “Broker-Non Votes” and Abstentions: For Proposal 1, in counting the number of shares voted, abstentions and broker non-votes will not be counted and will have no effect. For Proposals 2, 3, 4 and 5, which require the affirmative vote of a majority of the votes cast by the holders of our Common Stock who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” the Proposal, but broker non-votes (which are not “entitled to vote” on the matter) will not be counted and will have no effect.

PROPOSAL 1
ELECTION OF TWO DIRECTORS

In accordance with the Company's By-Laws, two Directors are to be elected to hold office for a term of three years, expiring with the 2015 Annual Meeting of Shareholders. The Company's By-Laws provide for three classes of Directors who are to be elected for terms of three years each and until their successors shall have been elected and shall have been duly qualified. Of the two nominees for election at the Annual Meeting, Brendan S. MacMillan and Robert J. Mollah, Mr. MacMillan is a new nominee for election as a Director of the Company and Mr. Mollah is currently serving as a Director of the Company. Messrs. MacMillan and Mollah have consented to being named in this Proxy Statement and will serve as Directors, if elected.
Under the Delaware General Corporation Law, the election of Directors requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the Annual Meeting. The term “plurality” means that the nominees receiving the greatest number of votes will be elected. Proxies may be voted only for the number of nominees named by the Board. The persons named in the accompanying proxy will vote properly-executed proxies for the election of the persons named above, unless authority to vote for one or more of the nominees is withheld.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO ELECT BRENDAN S. MACMILLAN AND ROBERT J. MOLLAH - PROPOSAL 1.

Background Information about Our Nominees and the Directors
The following table sets forth certain information about the Company's two nominees for Director and each Director whose term of office continues beyond the 2012 Annual Meeting. The information presented includes, with respect to each such person: (a) his business history for at least the past five years; (b) his age as of the date of this Proxy Statement; (c) Director positions, if any, held currently or at any time during the last five years with a company with a class of securities registered pursuant to section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; (d) information regarding involvement in certain legal or administrative proceedings, if applicable; (e) his other positions with the Company, if any; (f) the year during which he first became a Director of the Company; and (g) the experiences, qualifications, attributes, or skills that caused the Compensation, Nominating and Governance Committee (the “CNG Committee”) and the Board to determine that the person should serve as a Director for the Company.

2012 Director nominees to hold office each with a term expiring at the 2015 Annual Meeting:
Name: Brendan S. MacMillan
Director Since: New Nominee
Other Positions Held with the Company: None
Age and Business Experience: Mr. MacMillan is the founder and operator of several private corporations and partnerships in the United States and Canada focused on energy and natural resource investments in private and public debt and equity. Mr. MacMillan has been engaged in these activities as a private equity principal since October 2008. Mr. MacMillan currently serves as President of Highlands Pacific LLC, the general partner of Highlands Pacific Partners LP, which he founded in June 2011. Mr. MacMillan is also the founder and a principal of CuVeras LLC, founded in November 2011, Bull River Security Holdings Ltd., founded in February 2012, and Bull River Lending Corp., founded in April 2012. Prior to starting these companies, from October 2004 until October 2008, Mr. MacMillan focused on the energy, natural resource, and industrial sectors in his role as Vice President for the Capital Group Companies, a group of investment management companies that serves as the manager of the American Funds, with over $1 trillion under management. Mr. MacMillan currently serves as a director of Bull River Lending Corp. and Bull River Security Holdings Ltd. Mr. MacMillan received a BA with High Honors from Wesleyan University in 1991 with a focus on subjects applicable to oil and gas, an MBA with a concentration in Finance from Stanford University's Graduate School of Business in 1995, and a Chartered Financial Analyst designation in 1999. Age 45.
Mr. MacMillan was selected to serve on our Board for his twenty years of consulting and investment experience in the energy and natural resource sectors, his experience as a director, and his expertise in finance and investment management.

Name: Robert J. Mollah
Director Since: 2006
Other Positions Held with the Company: Chairman of the Board of Directors of Magellan Petroleum Australia Limited ("MPAL"); Member of the CNG Committee.
Age and Business Experience: Mr. Mollah is a geophysicist with broad petroleum exploration experience, both within Australia and internationally. From 1995 until 2003, Mr. Mollah was the Australian Executive Director of the Timor Gap Joint Authority which covered the administration of petroleum exploration and production activities in the Timor Sea Joint Development Zone between Australia and Indonesia/East Timor. Prior to 1995, he served as a Petroleum Explorationist and Manager with broad experience in the oil and gas business in Australia and Asia. Mr. Mollah has been a Director of MPAL since November 2003 and was elected to serve as Chairman of the MPAL Board of Directors in September 2006. Age 71.
Mr. Mollah was selected to serve on our Board for his extensive business experience in the Australian and Asian oil and gas industry, particularly with respect to exploration, development, and production of offshore resources, his knowledge of Australian government matters, his Board and managerial experience, and his familiarity with Australian corporate governance standards.

Directors continuing in office with terms expiring at the 2014 Annual Meeting:
Name: Nikolay V. Bogachev
Director Since: 2009
Other Positions Held with the Company: Member of the Business Development Committee (“BDC”).

Age and Business Experience: Mr. Bogachev serves as Chairman of the Board and Chief Executive Officer of Young Energy Prize S.A. (“YEP”), which he founded in 2007. From 2004 to 2007, Mr. Bogachev was the Chairman and CEO of two related natural gas companies located in Russia, JSC Tambeyneftegas and JSC Yamal LNG. He has been actively involved in the restructuring and financing of companies in the energy sector. He developed the Khantiy Mantsisk Oil Company ("KMOC"), which was purchased by Marathon Oil Company. He was the developer of Tambeyskoye, a major gas field located in Northwest Siberia, which was purchased by Gazprom-affiliated companies. He has partnered with major oil companies (RepsolYPF, Shell, and Petro-Canada) and has broad experience in the Middle East and Africa. Age 59.
Mr. Bogachev was selected to serve on our Board for his extensive business and operational experience with oil and gas projects worldwide, particularly in Russia, the Middle East, and Asia, his experience as Chairman and CEO of YEP, and his active involvement in the restructuring and financing of various private entities and ventures in the energy sector. For additional information, see "Proposal 2 - Removal of Nikolay V. Bogachev as a Director for Cause."

Name: Milam Randolph Pharo
Director Since: 2012
Other Positions Held with the Company: Former Vice President, General Counsel and Secretary.
Age and Business Experience: Mr. Pharo has over 30 years of experience in the oil and gas industry, with an emphasis in the Rocky Mountain region. He has served in private legal practice focusing on oil and gas matters and as general counsel to public oil and gas companies. He most recently served as the Company's Vice President, General Counsel and Secretary from November 30, 2011 until his retirement from that position on September 5, 2012. He was retired from January 1, 2011 to November 30, 2011. From 1996 through 2010, Mr. Pharo held various positions with SM Energy Company, including Vice President - Land and Legal and Senior Vice President and General Counsel. Mr. Pharo received his B.A. degree from the University of Texas at Austin and his Juris Doctorate degree from Southern Methodist University. Age 60.
Mr. Pharo was selected to serve on our Board for his extensive legal and related business and transaction experience in the oil and gas industry, and his knowledge of corporate governance standards for public companies.

Name: J. Thomas Wilson
Director Since: 2009
Other Positions Held with the Company: President and CEO; Member of the BDC.
Age and Business Experience: Mr. Wilson, a former senior consultant to the Company, was appointed President and CEO effective September 27, 2011. Previously, Mr. Wilson served as First Vice President of YEP from July 2009 to January 15, 2011. He also served on YEP's Board of Directors from 2007 to November 2008. He is a veteran in the energy sector with a strong geology and international business development background. During the late 1990s, Mr. Wilson, acting as an advisor, assisted Mr. Bogachev in building value for KMOC in partnership with Enterprise Oil (now Shell) and Marathon Oil. From 2003 to 2006, Mr. Wilson was also involved with developing Tambeyneftegas, possibly the first Russian LNG liquefaction project, ultimately sold to Gazprom. Earlier, he was a principal in development of new international and domestic projects for Anderman International in Denver, led new international strategy and development for Apache Corporation, and was a Project Manager for Shell Oil. Mr. Wilson has led our recent successful efforts in the transactions with Santos Limited for the sale of our interest in the Mereenie oil and gas field and our purchase of the Palm Valley and Dingo gas fields, all in Australia, and assisted in finalizing the terms of a farm-out arrangement with VAALCO Energy regarding a portion of our interests in the deep formations of the Poplar oil field in Montana. Age 60.
Mr. Wilson was selected to serve on our Board for his strong geology background, his extensive employment history with major companies in the energy field, his operational and business development skills with respect to projects such as LNG production and gas development in Europe and Asia, his experience as an investor and entrepreneur in various private oil and gas entities and ventures, and in light of his position as the Company's current President and CEO.

Directors continuing in office with terms expiring at the 2013 Annual Meeting:
Name: Walter McCann
Director Since: 1983
Other Positions Held with the Company: Independent Lead Director of the Board since December 2010; Former Chairman of the Board (2004-2010); Member of the Audit and CNG (Chairman) Committees; Director of MPAL.
Age and Business Experience: Mr. McCann, a former business school dean, was the Chief Executive Officer of Richmond, the American International University, located in London, England, from January 1993 until September 2002. From 1985 to 1992, he was President of Athens College in Athens, Greece. Mr. McCann has been a Director of MPAL since 1997. He is a retired member of the Massachusetts Bar. Age 75.
Mr. McCann was selected to serve on our Board for his career in leading non-profit, educational institutions, his broad knowledge of the Company and MPAL's management and operations, and his expertise in board leadership and corporate governance.

Name: Ronald P. Pettirossi
Director Since: 1997
Other Positions Held with the Company: Chairman of the Audit Committee; Member of the CNG Committee; Director of MPAL.
Age and Business Experience: Mr. Pettirossi has been President of ER Ltd., a consulting company since 1995. Mr. Pettirossi has been a Director of MPAL since August 2004. Mr. Pettirossi is a former audit partner of Ernst & Young LLP and worked with public and privately held companies for 31 years. Mr. Pettirossi served on the Board of Directors and as Chair of the Audit Committee of One IP Voice, Inc. (formerly, Farmstead Telephone) from 2003 to 2007. Age 69.
Mr. Pettirossi was selected to serve on our Board for his education, professional training, and skills in financial accounting and reporting, including his 31 years of practice with Ernst & Young LLP, his work as a financial consultant, and his status as both a CPA and as an “audit committee financial expert.”

Name: J. Robinson West
Director Since: 2010
Other Positions Held with the Company: Chairman of the Board; Chairman of the BDC.
Age and Business Experience: Mr. West is the Chairman, Founder, and Chief Executive Officer of PFC Energy, Inc. (“PFC”), a Washington, D.C.-based consulting firm serving oil and gas companies and governments with 14 offices around the world. Before founding PFC in 1984, Mr. West served in the Reagan Administration as Assistant Secretary of the Interior for Policy, Budget, and

Administration (1981-83), with responsibility for U.S. offshore oil policy. Mr. West is currently a member of the National Petroleum Council and the Council on Foreign Relations. He also serves as a director of Key Energy Services, Inc., a rig-based well service company also based in Houston, Texas. Mr. West served as a director of Cheniere Energy, Inc., an operator of onshore LNG receiving terminals and natural gas pipelines based in Houston, Texas from 2001 to 2010 and as a director of Lambert Energy Advisors, a financial advisory firm to the energy industry, which is based in the U.K., from 2002 to 2010. Mr. West received his B.A. degree from the University of North Carolina at Chapel Hill and his J.D. from Temple University. Age 66.
Mr. West was selected to serve on our Board for his extensive experience as a consultant to companies in the international oil and gas industries, his U.S. government service related to energy policy matters, and his broad knowledge of board leadership and corporate governance.

All of the above named companies are engaged in oil, gas, or mineral exploration and/or development, except where noted.
No family relationships exist between any of the Company's Directors or officers.

Director Compensation and Related Matters
Director Compensation Table
The table below sets forth the compensation paid by the Company and by MPAL to our Directors during the fiscal year ended June 30, 2012.

Company Board Fees - fiscal year 2012 (all amounts shown are in U.S. Dollars ($))

Name	(1)(8) Fees Earned or Paid in Cash	(1)(9)(10)Stock Awards	(9)Option Awards	(11) All Other Compensation	Total ($)
Donald V. Basso (2)	$91,291	$25,200	$—	$9,000	$125,491
Nikolay V. Bogachev (3)	$70,000	$—	$—	$9,000	$79,000
Walter McCann (4)	$119,995	$25,200	$—	$11,343	$156,538
Robert J. Mollah (5)	$120,932	$25,200	$—	$9,000	$155,132
Ronald P. Pettirossi (6)	$124,195	$—	$—	$9,000	$133,195
J. Robinson West (7)	$69,800	$25,200	$—	$9,000	$104,000

(1)
All Directors other than William H. Hastings, due to his compensation as President and Chief Executive Officer until September 27, 2011 and then as Senior Advisor for Business Development, and J. Thomas Wilson, subsequent to his appointment as President and Chief Executive Officer of the Company effective September 27, 2011, received an annual base retainer of $35,000 for their Board service during fiscal year 2012. The Company discontinued compensating Mr. Wilson for his services as a Director upon his appointment as President and Chief Executive Officer. Under the terms of the Board's compensation policy for non-employee Directors adopted on May 27, 2009, as amended and restated through July 1, 2011, each non-employee Director other than Mr. Bogachev may receive an annual award of shares of Common Stock under Section 9 of the Company's 1998 Stock Incentive Plan, as amended (the “1998 Stock Incentive Plan”), with a value equal to $35,000, with the determination of the exact number of shares to be made on July 1st or on the date of the subsequent annual shareholders meeting (“Stock Award”). Mr. Bogachev has been ineligible to receive such a Stock Award due to certain listing rules of the Australian Securities Exchange, on which the Company's stock has been traded in the form of CHESS Depository Interests. In either case, the number of shares to be awarded shall be determined using the fair value of the shares on July 1 as set forth in the 1998 Stock Incentive Plan. The number of shares for each Director award pursuant to such Section 9, however, will be subject to a maximum annual cap of 15,000 shares. Any difference between the value of the equity award shares and $35,000 will be added back to the amount of the Board member cash retainer paid each year (“Make-Up Payment”). On July 1, 2011, the CNG Committee recommended and the Board approved an amendment to the policy to provide an annual cash award alternative to the annual Stock Award, whereby a non-employee Director may elect to receive $35,000 in cash to exercise Common Stock options previously awarded under the Plan, the exercise price of which is at least equal in value to the Common Stock eligible for receipt by the Director pursuant to the Stock Award (with the difference in the value of the options and $35,000 to be paid in cash, also a Make-Up Payment). On November 6, 2012, the CNG Committee recommended and the Board approved an amendment to the policy to eliminate the maximum annual cap of 15,000 shares, such that the entire $35,000 annual base retainer may be paid through an annual Stock Award. Mr. Bogachev received an additional cash payment of $35,000 because, as discussed above, he is not eligible to receive an annual Stock Award under the 1998 Stock Incentive Plan. Pursuant to SEC reporting rules, the compensation amounts paid by the Company to Mr. Wilson for his services as a Director prior to his appointment as President and Chief Executive Officer effective September 27, 2011 are included in the Summary Compensation Table below for the Company's named executive officers, and are set forth and described in the footnotes thereto. In addition, the compensation amounts paid by the Company to Mr. Hastings are included in the Summary Compensation Table below for the Company's named executive officers.

(2)
Amounts reported include: Mr. Basso's annual retainer of $35,000, a $10,000 fee for service on the Audit Committee, an $8,000 fee for service on the CNG Committee, a $9,800 Make-Up Payment under the Company's non-employee Directors' compensation policy, a $9,000 medical reimbursement, and $28,491 (or 27,600 Australian dollars (“AUD”)) for MPAL Board of Directors' fees shown in the table contained in footnote (9) below. For purposes of this note, all AUD amounts referenced were converted into U.S. Dollars ($) using an exchange rate of 1 Australian dollar = $1.0323, which was the average AUD-to-USD exchange rate for the fiscal year ended June 30, 2012.

(3)
Amounts reported include: Mr. Bogachev's annual retainer of $70,000 and a $9,000 medical reimbursement. Mr. Bogachev does not receive an annual Stock Award because he is not eligible to receive equity awards under the 1998 Stock Incentive Plan. The Company has also paid Mr. Bogachev $294,824 in additional compensation for the fiscal year ended June 30, 2012 (see “Certain Relationships and Related Person Transactions - U.S. Federal Tax Withholdings,” below).

(4)
Amounts reported include: Mr. McCann's annual retainer of $35,000, a $25,000 fee for service as Lead Independent Director for the fiscal year ended June 30, 2012, a $10,000 fee for service as Chair of the CNG Committee, a $10,000 fee for service on the Audit Committee, a $9,800 Make-Up Payment, a $9,000 medical reimbursement, $2,343 for office expenses, including phone, internet, supplies, and occasional secretarial assistance, and $30,195 (or AUD $29,250) for the MPAL Board of Directors' fees shown in the table contained in footnote (9) below. For purposes of this note, all AUD amounts referenced were converted into U.S. Dollars ($) using an exchange rate of 1 Australian dollar = $1.0323, which was the average AUD-to-USD exchange rate for the fiscal year ended June 30, 2012.

(5)
Amounts reported include: Mr. Mollah's annual retainer of $35,000, a $8,000 fee for service on the CNG Committee, a Make-Up Payment of $9,800, a $9,000 medical reimbursement, and the MPAL Board fees as follows: (i) $16,518 (or AUD $16,001) for services as an MPAL Director and as Chairman of MPAL's Board of Directors and (ii) MPAL's payment of $51,614 (or AUD $49,999) for Mr. Mollah's benefit to a superannuation fund in Australia selected by Mr. Mollah, which is similar to an individual retirement plan account. For purposes of this note, all AUD amounts referenced were converted into U.S. Dollars ($) using an exchange rate of 1 Australian dollar = $1.0323, which was the average AUD-to-USD exchange rate for the fiscal year ended June 30, 2012.

(6)
Amounts reported include: Mr. Pettirossi's annual retainer of $35,000, a $16,000 fee for service as Chair of the Audit Committee, an $8,000 fee for service on the CNG Committee, a $35,000 payment in cash to exercise stock options on July 1, 2011, a $9,000 medical reimbursement, and $30,195 (or AUD $29,250) for the MPAL Board of Directors' fees shown in the table contained in footnote (9) below. For purposes of this note, all AUD amounts referenced were converted into U.S. Dollars using an exchange rate of 1 Australian dollar = $1.0323, which was the average AUD-to-USD exchange rate for the fiscal year ended June 30, 2012.

(7)
Amounts reported include: Mr. West's annual retainer of $35,000, a $25,000 fee for service as the Chairman of the Board for the fiscal year ended June 30, 2012, a $9,800 Make-Up Payment, and a $9,000 medical reimbursement.

(8)
Each of Messrs. Basso, McCann, Mollah and Pettirossi was paid, consistent with prior years, cash fees directly by MPAL for their service on the MPAL Board of Directors during the fiscal year. In addition, Messrs. Mollah and Pettirossi also served on the MPAL Audit Committee during fiscal year 2012. All AUD amounts shown in the table below have been included in the table above after having been converted to U.S. Dollars ($) using an exchange rate of 1 Australian dollar = $1.0323, which was the average AUD-to-USD exchange rate for the fiscal year ended June 30, 2012.

MPAL Board Fees - fiscal year 2012 (all amounts shown in this table are in AUD)

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Donald V. Basso	$27,600	$—	$27,600
Walter McCann	$29,250	$—	$29,250
Robert J. Mollah	$16,001	$49,999	$66,000
Ronald P. Pettirossi	$29,250	$—	$29,250

(9)
The amounts shown in the “Stock Award” and “Option Award” columns represent the aggregate grant date fair value of the equity awards made during the fiscal year ended June 30, 2012, calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification (“ASC”) Topic 718. As of June 30, 2012, our Directors held the following unexercised stock option awards (whether or not exercisable) and unvested restricted stock awards:

Unexercised Stock Options and Unvested Restricted Stock Awards as of June 30, 2012.

Name	Unexercised Stock Options	Unvested Restricted Stock Awards
Donald V. Basso	125,000	—
Nikolay V. Bogachev	—	—
William H. Hastings	2,712,500	—
Walter McCann	175,000	—
Robert J. Mollah	125,000	—
Ronald P. Pettirossi	103,125	—
J. Robinson West	250,000	—

(10)
On July 1, 2011, an annual Stock Award of 15,000 shares was awarded to each of Messrs. Basso, McCann, Mollah, and West under Section 9 of the 1998 Stock Incentive Plan. The fair market value of a share of Common Stock on July 1, 2011 was $1.68. In lieu of an annual Stock Award, Mr. Pettirossi elected to receive $35,000 to exercise 21,875 previously awarded stock options at an exercise price of $1.60 per share.

(11)
Amounts reported include medical reimbursement payments. Under the Company's medical reimbursement plan for all outside Directors, the Company reimbursed certain Directors the cost of their medical premiums, up to $750 per month. During fiscal year 2012, the aggregate cost of this reimbursement plan was $56,250.

Non-Employee Directors' Compensation Policy
Non-employee Directors of the Board receive annual compensation as set forth in the table below. With the exception of the compensation for the Lead Independent Director, the following compensation amounts took effect on July 1, 2009, and reflect the results of the CNG Committee's compensation study undertaken in 2008. The CNG Committee and the Board created the position of Lead Independent Director at their December 7-8, 2010, meetings and approved an annual compensation amount of $25,000 for that position.

Compensation Type	Amount
Annual Board Member, cash retainer	$35,000
Annual Stock Award (1)	$35,000
Chairman of the Board, cash fee	$25,000
Lead Independent Director, cash fee	$25,000
Chairman of the Audit Committee, cash fee	$16,000
Chairman of the CNG Committee, cash fee	$10,000
Member of the Audit Committee, cash fee	$10,000
Member of the CNG Committee, cash fee	$8,000
(1) See Note 1 to the Director Compensation Table above.
Medical Reimbursement Plan
Under the Company's medical reimbursement plan for all outside Directors, the Company reimbursed certain Directors the cost of their medical premiums, up to $750 per month. During fiscal year 2012, the aggregate cost of this reimbursement plan was $56,250.
Share Ownership Guidelines
In conjunction with the revised compensation policy for non-employee Directors, the Board also adopted share ownership guidelines for the non-employee Directors. Under the guidelines, each non-

employee Director will be required to own a minimum of 100,000 shares of the Company's Common Stock. For all Directors serving on the Board since 2009, the guidelines must be satisfied by July 1, 2013. Messrs. McCann, Pettirossi, and West are already in compliance with the share ownership guidelines. Shares purchased in the open market and shares received by Directors as annual equity awards under Section 9 of the 1998 Stock Incentive Plan may be credited toward the satisfaction of the ownership guideline.

CORPORATE GOVERNANCE

Director Independence
The Company's Common Stock is listed on the NASDAQ Capital Market under the trading symbol “MPET.” NASDAQ listing rules require that a majority of the Company's Directors be “independent directors” as defined by NASDAQ corporate governance standards. Generally, a Director does not qualify as an independent director if the Director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company.
The Board is currently comprised of eight Directors: Donald V. Basso, Nikolay V. Bogachev, Walter McCann, Robert J. Mollah, Ronald P. Pettirossi, Milam Randolph Pharo, J. Robinson West, and J. Thomas Wilson. The Board has made its annual determination regarding the independence of its members, concluding that each of Messrs. Basso, McCann, Mollah, Pettirossi, and West are “independent” for purposes of NASDAQ listing standards, and that each of the three members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act. The Board also determined that Brendan S. MacMillan, a new nominee for election as a Director, would be "independent" for the purposes of NASDAQ listing standards. The Board has further determined that: (i) Mr. Bogachev could not, in light of additional compensation of $294,824 paid to him for 2012, be considered an “independent director” under NASDAQ listing standards (see “Certain Relationships and Related Person Transactions - U.S. Federal Tax Withholdings”); (ii) Mr. Pharo could not, in light of his employment and compensation by the Company during the past three years, be considered an “independent director” under NASDAQ listing standards; and (iii) Mr. Wilson could not, in light of his current position as the Company's President and CEO, the February 2, 2009, award of 387,500 stock options, and his July 9, 2009 consulting agreement with the Company and payments made thereunder prior to his appointment as President and CEO, be considered an “independent director” under NASDAQ listing standards. The Board based these determinations primarily on a review of Company records and the responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations, family, and other relationships, together with an examination of those companies with whom the Company transacts business. With respect to Mr. West, the Board considered the following factors in establishing his status as an independent director under NASDAQ listing rules: (i) the consulting relationship between Mr. West's firm, PFC Energy, Inc., and the Company during the fiscal years ended June 30, 2011, and 2012 (see “Certain Relationships and Related Person Transactions - Consulting Relationship with PFC Energy, Inc.,” below); and (ii) Mr. West's service as a non-employee director of Lambert Energy Advisors, a financial advisory firm to the energy industry, which is based in London, U.K., and which was retained by MPAL, the Company's subsidiary, in 2010 to conduct an advisory assignment with respect to certain of MPAL's assets owned in the U.K.

Board Leadership Structure; Executive Sessions
From 2004 to December 2008, the Company employed a President/CEO who did not serve on the Board. The Company's prior President/CEO, William H. Hastings, was elected to the Board in December 2008, concurrent with his appointment as President/CEO. Mr. Hastings served as our President/CEO until stepping aside on September 27, 2011 due to the Board's decision to relocate the Company headquarters to Denver, Colorado, from Portland, Maine. The Company's current President and CEO, J. Thomas Wilson, a Director of, and former senior consultant to, the Company and a resident of Denver, Colorado, was appointed President/CEO effective September 27, 2011, the date that Mr. Hastings resigned from that position. Subject to the election of Mr. Mollah as Director pursuant to Proposal 1, Mr. Mollah will continue to serve on the Board.
J. Robinson West, who has served on our Board since 2010, has served as the independent Chairman of the Board since December 8, 2010. Walter McCann, a Board member since 1983, served as independent Chairman of the Board from July 1, 2004, through December 8, 2010. As of December 8, 2010, the Board elected Mr. McCann as the Board's Lead Independent Director. As Lead Independent Director, Mr. McCann is responsible for (i) presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors; (ii) serving as liaison between the Chairman and the independent Directors as appropriate; (iii) reviewing information and meeting agendas to be sent to the Board; (iv) calling meetings of the independent Directors, if appropriate; and (v) any other matters that may arise consistent with these responsibilities and effective corporate governance.
As set forth above, the separate roles of Chairman and of President/CEO are not held by the same person. The division of responsibilities between the roles of Chairman and President/CEO are based upon an ongoing understanding between President/CEO and the full Board. The Board exercises independent oversight over the Company. In accordance with NASDAQ listing rules, our independent Directors meet at least two times per year in executive session, without management present. The executive sessions are presided over by the Chairman of the Board, or in his absence, the Lead Independent Director.
The Board believes that having different personnel serving in the roles of President/CEO and Chairman, together with a strong Lead Independent Director, is in the best interest of shareholders because it provides the appropriate balance between Company and industry expertise in strategy development and independent oversight of management. Mr. McCann, as the Lead Independent Director, also serves as the Chairman of the CNG Committee and as a member of the Audit Committee.

Board Role in Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly receives reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, and strategic and reputational risks. The full Board or an appropriate committee receives these reports from the appropriate executive so that it may understand and oversee the strategies to identify, manage, and mitigate risks. When it is a committee receiving the report, the chairman of that committee makes a report on the discussion to the full Board of Directors at its next meeting. The Board's CNG Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial, legal, and regulatory risks. The CNG Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest, in conjunction with a special committee of Directors, if constituted from time to time.

Code of Conduct and Business Ethics
We previously adopted a Code of Conduct for the Company (the “Code”), which was originally named the Standards of Conduct. The Board amended the Code in August 2004 and July 2012. A copy of the Code was filed as Exhibit 14.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Code summarizes the compliance and ethical standards and expectations we have for all of our officers, Directors, and employees, including our President/CEO and senior financial officers, with respect to their conduct in connection with our business. Our Code constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NASDAQ listing standards. Under the Code, all Directors, officers, and employees (“Employees”) must demonstrate a commitment to ethical business practices and behavior in all business relationships, both within and outside of the Company. All Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose. Any waivers of or changes to the Code must be approved by the Board and appropriately disclosed under applicable law and regulation.
The Code is available on the Company's website, http://www.magellanpetroleum.com, under the heading “About Us - Corporate Governance.” We intend to provide disclosure regarding waivers of or amendments to the Code by posting such waivers or amendments to the website in the manner provided by applicable law.

Standing Board Committees
The standing committees of the Board are the Audit Committee, which is comprised of Messrs. Basso, McCann, and Pettirossi (Chairman), and the CNG Committee, which is comprised of Messrs. McCann (Chairman), Basso, Mollah, and Pettirossi. During fiscal year 2012 and currently, none of Messrs. Hastings, Bogachev, West, or Wilson serve as a member of any formal standing committee of the Board. As discussed below under the heading “Special and Ad Hoc Committees,” the Board authorized committees to perform certain specified functions during the fiscal year ended June 30, 2012.
The election of Messrs. Bogachev and Wilson to our Board became effective on July 9, 2009, in connection with the completion of YEP's strategic investment in the Company. During the fiscal year ended June 30, 2012, neither Mr. Bogachev nor Mr. Wilson were members of the two formal standing committees of the Board. Though not currently serving as a member of any standing committee of the Board, pursuant to YEP's Securities Purchase Agreement with the Company dated as of February 9, 2009, as amended, both Mr. Bogachev and Mr. Wilson may elect to be designated as members of the Board's Audit Committee and CNG Committee, respectively, provided that each of them, respectively, satisfies all established requirements for membership on these two Committees. Since the Board has determined that each of Messrs. Bogachev and Wilson are not independent, neither may serve on the Audit Committee or the CNG Committee.

Board and Committee Meetings Held During the 2012 Fiscal Year
Fourteen meetings of the Board of Directors, nine meetings of the Audit Committee, and fourteen meetings of the CNG Committee were held during the fiscal year ended June 30, 2012. During the fiscal year ended June 30, 2012, no Director attended fewer than 75% of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which he served.

Audit Committee
The Company's Board of Directors maintains an Audit Committee that is currently composed of the following Directors: Messrs. Basso, McCann, and Pettirossi (Chairman). The functions of the Audit Committee are set forth in its written charter, which was most recently amended in February 2011 (the “Audit Charter”). The Audit Charter is also posted on the Company's website, http://www.magellanpetroleum.com, under the heading “About Us - Corporate Governance.”
Under its charter, the Audit Committee is responsible for assisting the Board in overseeing the integrity of the Company's financial statements, including: (1) selecting, evaluating, and, where appropriate, replacing the Company's independent registered public accounting firm (the “Outside Auditor”); (2) approving the level of compensation of the Outside Auditor; (3) providing oversight of the work of the Outside Auditor (including resolution of disagreements between management and the Outside Auditor regarding financial reporting); (4) preapproving all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company (or its subsidiaries) by the Outside Auditor, subject to certain de minimis exceptions for non-audit services; (5) assessing the Outside Auditor's independence on an annual basis; and (6) reviewing with the Outside Auditor and management the adequacy and effectiveness of the accounting and internal controls over financial reporting of the Company. The Audit Committee has the authority to institute special investigations and to retain outside advisors as it deems necessary in order to carry out its responsibilities.
The Board has determined that all of the members of the Audit Committee are “independent,” as defined by the rules of the SEC and the NASDAQ Stock Market, Inc., that each of the members of the Audit Committee is financially literate, and that Mr. Pettirossi is an “audit committee financial expert”, as such term is defined under SEC regulations, by virtue of having the following attributes through relevant education and/or experience:

i.	an understanding of generally accepted accounting principles and financial statements;

ii.	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

iii.
experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

iv.	an understanding of internal controls and procedures for financial reporting; and

v.	an understanding of audit committee functions.
As described in the Audit Committee's written charter, the Audit Committee maintains and oversees procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing, or other matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing, or other matters.

Compensation, Nominating and Governance Committee
The CNG Committee is comprised of Messrs. McCann (Chairman), Basso, Mollah, and Pettirossi. The functions of the CNG Committee are set forth in its written charter, which was initially adopted on May 27, 2009, and revised on December 9, 2009 (the “CNG Charter”). The CNG Charter is posted on the Company's website, http://www.magellanpetroleum.com, under the heading “About Us - Corporate Governance.”
Under its charter, the CNG Committee is responsible for assisting the Board in overseeing the Company's management compensation policies and practices, including: (a) determining and recommending to the Board for its approval the compensation of Mr. Wilson, our President/CEO, and the Company's other executive officers; (b) reviewing and recommending to the Board for its approval management incentive compensation policies and programs and exercising discretion in the administration of such programs; and (c) reviewing and recommending to the Board for its approval equity compensation programs for Directors, officers, employees, and consultants and exercising discretion in the administration of such programs, including the 1998 Stock Incentive Plan. The CNG Committee's governance and nominating duties include, among other things: (i) developing and recommending to the Board the criteria for membership on the Board and identifying, screening, and reviewing individuals qualified to serve as Directors, based on such membership criteria; (ii) recommending to the Board candidates for nomination for election or re-election by the shareholders; (iii) reviewing annually with the Board the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities; (iv) reviewing and recommending to the Board adoption of governance policies and principles for the Company; (v) reviewing annually the relationships between Directors, the Company, and members of management and recommending to the Board whether each Director qualifies as “independent” under all applicable SEC, NASDAQ, and other independence rules; and (iv) monitoring and recommending the functions of the various committees of the Board.
As more fully described under the heading “Executive Compensation” below, the Company's 2012 named executive officers referenced herein are: Mr. Wilson, our President and CEO since September 27, 2011; Mr. Hastings, our President and CEO during fiscal year 2012 prior to his resignation from that position on September 27, 2011; Antoine J. Lafargue, our Chief Financial Officer/Treasurer; and Milam Randolph Pharo, our Vice President - General Counsel and Secretary from November 30, 2011 to September 5, 2012 (collectively, the “Named Executive Officers” or “NEOs”).

The Board, acting upon recommendations of the CNG Committee, is ultimately responsible for determining the types and amounts of compensation paid to the Company's NEOs. In fulfilling its role, the Board considers the Company's performance and strategic objectives in determining, on an annual basis, whether any corresponding adjustments to an executive officer's compensation levels is warranted, in light of the attainment of these performance objectives. The CNG Committee has the authority to retain outside consultants to assist the Committee in performing its responsibilities under its charter.
During the fiscal year ended June 30, 2012, none of our NEOs determined or approved any element or component of his or her own base salary or any other aspects of his or her own compensation. The President/CEO may participate in the current and future fiscal years in recommending the amount or form of compensation to be paid to the Company's executive officers who report to him.

Special and Ad Hoc Board Committees
During the fiscal year ended June 30, 2012, the Board established, utilized, or had in place certain special and ad-hoc committees, as described below.
Special Transaction Committee. Due to conflicting interests of certain Directors resulting from their positions with or financial interest in counterparties to transactions involving the Company, the Board appointed a Special Transaction Committee (“STC”) to provide an independent forum for the consideration of the following matters. Messrs. Basso, McCann, Mollah, and Pettirossi were appointed to serve on the Committee and no member had any interest, financial or otherwise, in these transactions. Each of the transactions is described in greater detail under the heading “Certain Relationships and Related Person Transactions” in this Proxy Statement.

•
In July 2011, the Board authorized the STC to consider the purchase by the Company of all of the outstanding membership interests in Nautilus Technical Group, LLC (“Nautilus Tech”) and Eastern Rider, LLC (“Eastern”), each Colorado limited liability companies (“Nautilus Restructuring Transaction”) (see “Certain Relationships and Related Person Transactions - Nautilus Restructuring Transaction,” below). Mr. Wilson was conflicted due to his financial interest in Nautilus Tech and Eastern. The STC retained independent legal counsel and an investment banking firm to assist the STC in its assessment of the financial aspects of the transaction. The STC reviewed such information that it deemed necessary to conduct an evaluation of the Nautilus Restructuring Transaction and conducted meetings during August 2011. At its meeting held on August 24, 2011, the STC approved the Nautilus Restructuring Transaction, and at its meeting held on August 26, 2011, the Board approved the Nautilus Restructuring Transaction.

•
In addition, in April 2010 the Board authorized the STC to consider the proposed equity financing transaction (the “Equity Financing”) between the Company and YEP (see “Certain Relationships and Related Person Transactions - YEP Securities Purchase Agreement,” below). Messrs. Bogachev and Wilson were each conflicted based on their positions with and financial interest in YEP. The STC retained independent legal counsel and also an investment banking firm to assist the STC in its assessment of the financial aspects of the Equity Financing. The investment banking firm also provided a written opinion to the Company that the terms of the Equity Financing were fair, from a financial point of view, to the Company. The STC reviewed such other information that it deemed necessary to conduct an evaluation of the Equity Financing and conducted meetings during the period of May through August 2010. At its meeting held on August 2, 2010, the STC approved the proposed Equity Financing. At its meeting held on August 2, 2010, the Board approved the proposed issuance of shares of the Company's common stock pursuant to the terms of the Equity Financing and the requirements of

Delaware General Corporation Law. The STC later approved, and recommended that the Board approve, several amendments to the terms of the proposed Equity Financing. As discussed under “Certain Relationships and Related Person Transactions - YEP Securities Purchase Agreement” below, the proposed Equity Financing was not completed.

•
The Board subsequently expanded the authority of the STC to review and consider other financing proposals submitted by Mr. Bogachev, as well as those entities in which Mr. Bogachev and/or his affiliates may be involved, and which related to the proposed acquisition by MPAL of the 40% interest of Santos Offshore Pty. Ltd. in the Evans Shoal natural gas field (NT/P48) (the “Evans Shoal Transaction”). Pursuant to this expanded authority, the STC reviewed and considered the terms of additional financing proposed by YEP to satisfy MPAL's funding requirements for the Evans Shoal Transaction (the “Additional YEP Financing”) (see “Certain Relationships and Related Person Transactions - Additional YEP Financing,” below). The STC retained independent legal counsel and considered such other information that it deemed necessary to conduct an evaluation of the proposed Additional YEP Financing and conducted meetings during the period of September 2010 through February 2011. At the STC's February 17, 2011 meeting, the STC approved, and recommended that the Board approve, the terms of the proposed Additional YEP Financing. As discussed under "Certain Relationships and Related Person Transactions - Additional YEP Financing” below, the proposed Evans Shoal Transaction and Additional YEP Financing were not completed.

The Board disbanded the Special Transaction Committee in April 2012.
Business Development Committee. At a meeting held on May 11, 2010, the Board authorized the formation of an ad hoc, advisory committee named the Business Development Committee. This committee is currently comprised of Messrs. Wilson, Bogachev, and West (Chairman) and was authorized by the Board to provide a means for management to capitalize on the industry experience of Board members in connection with the identification and evaluation and monitoring of business opportunities on behalf of the Company. The specific functions of the Business Development Committee are set forth in its written charter, which was approved in November 2010. Pursuant to the charter, the Committee shall meet regularly and report back to the full Board on its work. Members of the Business Development Committee receive no additional compensation for their service on this ad hoc Committee.
Strategic Alternatives Committee. In December 2011, the Board established a Strategic Alternatives Committee (the "SAC"), composed of Nikolay V. Bogachev, William H. Hastings, and J. Thomas Wilson, to consider, and if deemed advisable by the SAC, to make recommendations to the Board with respect to strategic alternatives that the Company might utilize or adopt to enhance stockholder value, and the Company's acquisition and divestiture programs, if any, as are adopted by the Board. Mr. Hastings resigned from the Board on July 16, 2012.
Executive Committee. Subsequent to June 30, 2012, the Board established an Executive Committee, consisting of all Directors other than Nikolay V. Bogachev, to have all the powers and authority of the Board in the management of the business and affairs of the Company to the fullest extent permitted by the Delaware Federal Corporation Law. See "Proposal 2 - Removal of Nikolay V. Bogachev as a Director for cause."

Communications with Directors
Any shareholder wishing to communicate with the Board generally, Mr. West, Chairman of the Board, Mr. McCann, our Lead Independent Director, or another Board member, may do so by contacting the Corporate Secretary at the address, telephone number, facsimile number, or e-mail address listed below:
Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
Attention: Corporate Secretary
telephone: (720) 484-2400
facsimile: (720) 570-3859
website: http://www.magellanpetroleum.com
electronic mail: IR@magellanpetroleum.com
All communications will be forwarded to the Board, Mr. West, Mr. McCann, or another Board member, as applicable. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.
Shareholders also may communicate with management by contacting the Corporate Secretary using the above contact information.

Director Attendance at Annual Meetings
All but one Director attended the last Annual Meeting of Shareholders held on December 8, 2011. All current Directors are expected, but not required, to attend the 2012 Annual Meeting of Shareholders.

The Board Nomination Process
The CNG Committee identifies Director nominees based primarily on recommendations from management, Board members, shareholders, and other sources. The CNG Committee identifies nominees who possess qualities such as personal and professional integrity, sound business judgment, and petroleum industry or financial expertise. Because of the small size of the Company and the Board, in lieu of a formal written policy, the Board and the CNG Committee believe that it is important to consider diversity for Board and management positions and also that it is essential that diverse viewpoints are represented on the Board. Accordingly, the Board and the CNG Committee consider the age and diversity of individual candidates (broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making their selections for nominees to the Board.
The Company requires that a majority of the Directors meet the criteria for independence required under applicable laws and regulations and NASDAQ listing standards. Accordingly, the Board considers the applicable NASDAQ independence standards as part of its process in evaluating Director nominees. In accordance with these standards, an independent Director must be determined by the Board to be free of any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. Finally, the Board also evaluates other factors that it may deem to be in the best interests of the Company and its shareholders. The Board does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for Director positions.
Brendan S. MacMillan, a new nominee for election as a Director as set forth in this Proxy Statement, was recommended to the CNG Committee and the Board by J. Thomas Wilson, President/CEO, as a result of discussions between Mr. Wilson and Mr. MacMillan. After a notice letter was submitted to the Company by Helios Energy Offshore Master Fund L.P. ("Helios Energy") on November 14, 2012, indicating that, among other things, it intended to nominate Mr. MacMillan for election as a Director at the 2012 Annual Meeting on November 27, 2012, Helios Energy, Mr. MacMillan, and other persons filed a Schedule 13D with the SEC indicating that the notice letter had been withdrawn.
Mr. MacMillan has held a substantial number of shares of the Company's Common Stock for an extended period of time, and had also had previous discussions with J. Robinson West, Chairman of the Board. Mr. MacMillan will be considered an independent Director under NASDAQ listing standards.
Because of the small size of the Company and the Board, in lieu of a formal written policy, the Board and CNG Committee will consider any Director candidates recommended to the Board by shareholders. All candidates submitted by shareholders or a shareholder group will be reviewed and considered in the same manner as all other candidates. Shareholders who wish to recommend a prospective Director nominee for consideration by the Board at the 2013 Annual Meeting of Shareholders must notify the Corporate Secretary in writing at the Company's offices at 1775 Sherman Street, Suite 1950, Denver, Colorado 80203 no later than November 16, 2013 (assuming the 2013 Annual Meeting of Shareholders will be held on or about January 15, 2014).
The Corporate Secretary will forward all such shareholder recommendations on to the Board for its consideration. Any such recommendation should provide whatever supporting material the shareholder considers appropriate, but should include at a minimum such background and biographical material as will enable the Board to make an initial determination as to whether the nominee satisfies the Board membership criteria set forth above. A shareholder or shareholder group that nominates a candidate for the Board will be informed of the status of his/her/its recommendation after it is considered by the Board. No shareholder nominations were received by the Board during the Company's fiscal year ended June 30, 2012.
If a shareholder wishes to nominate a candidate for election to the Board at the 2013 Annual Meeting of Shareholders, he or she must follow the rules contained in Article II, Section 3 of the Company's By-Laws, described below under the heading “Shareholder Proposals.”

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on copies of forms received by it, or written representations from certain reporting persons that no such filings were required for those persons, the Company believes that during the fiscal year ended June 30, 2012, its executive officers, Directors, and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act, except that on November 9, 2011, J. Thomas Wilson, an executive officer and Director of the Company, filed a late Form 4 to report the purchase of 596,804 shares of the Company's Common Stock on September 23, 2011.

Certain Relationships and Related Person Transactions
The Board is committed to upholding the highest legal and ethical standards of conduct in fulfilling its responsibilities, and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

The Company has adopted a Code of Conduct, a copy of which is located on the Company's website, http://www.magellanpetroleum.com, under the heading “About Us - Corporate Governance,” which addresses conflicts of interest and related party transaction matters. The Company recognizes that transactions between the Company and any of its Directors or executive officers can present potential or actual conflicts of interest. Therefore, as a general matter, and in accordance with the Code, it is the Company's preference to avoid such transactions. The Company recognizes, however, that the exercise of judgment is required in determining the applicability of the Code to any given situation. Accordingly, to the extent that a related party transaction with a member of the Board or an executive officer is presented for consideration, it is Company policy to have the Board, and/or a designated committee thereof, review and approve the transaction. It is the practice of the Board and/or its designated committee to only approve a transaction with a related party if the Board or committee determines that the transaction is in the best interests of the Company and its shareholders.
Set forth below is a description of all transactions between the Company and related persons since the beginning of the fiscal year ended June 30, 2011 that are required to be disclosed under Item 404 of Regulation S-K. Certain transactions described below between the Company and entities controlled by Nikolay V. Bogachev, a Director, and J. Thomas Wilson, the Company's President and CEO since September 27, 2011 and a Director, were considered and approved by a special committee of the Board, discussed above under the heading “Special and Ad Hoc Board Committees.”
The September 2, 2011, transaction relating to Nautilus Poplar LLC (“NP”) and the transactions involving Mr. Bogachev described below were considered and approved by the Board's STC due to potentially conflicting interests between the Company and Mr. Wilson and the Company and Mr. Bogachev, respectively. The STC provided an independent forum for the consideration of these transactions. Messrs. Basso, McCann, Mollah, and Pettirossi were appointed to serve on the STC, and no member of the STC had any personal interest, financial or otherwise (other than as a Director of the Company), in these transactions.
Agreements with J. Thomas Wilson
On July 9, 2009, the Company entered into a three-year consulting agreement with J. Thomas Wilson containing the following terms:

•	Mr. Wilson would provide management and geologic expertise and experience in support of the principal activities of the Company's senior management on an “as needed” non-substantial periodic basis;

•	Mr. Wilson would be available to support special projects of the Company and to devote substantial amounts of time to such special projects;

•
Other than reimbursement of his reasonable out-of-pocket expenses in rendering such services, Mr. Wilson would not receive cash compensation for his non-substantial periodic services. In the event that the Company requested Mr. Wilson to perform substantial services devoted to special projects, he would receive cash compensation of $1,000 per day for such services; and

•
As of February 2, 2009, Mr. Wilson was granted non-qualified stock options to purchase a total of 387,500 shares of the Company's Common Stock at an exercise price of $1.20 per share (with a corresponding reduction in the options granted to William H. Hastings on December 11, 2008), of which options to acquire 262,500 shares vested ratably based on the continued services of Mr. Wilson over a three-year period, and options to acquire 125,000 shares vested based on the same performance criteria applicable to the options granted by the Company to Mr. Hastings on December 11, 2008 (which options vested on March 3, 2010).

Mr. Wilson's consulting agreement and two option award agreements, each dated July 9, 2009, were attached as Exhibits 10.4, 10.5, and 10.6, respectively, to the Company's Current Report on Form 8‑K filed on July 14, 2009. Mr. Wilson received $144,000 and $59,000 in cash compensation pursuant to his consulting agreement with the Company during fiscal year 2011 and fiscal year 2012, respectively. Due to Mr. Wilson's appointment as the Company's President and CEO effective September 27, 2011, the consulting agreement and relationship between the Company and Mr. Wilson has been terminated.
Nautilus Restructuring Transaction
Poplar (as defined below) is composed of a 100% working interest in the oil and gas leases within the East Poplar Unit (“EPU”) in Roosevelt County, Montana, and the working interests in various oil and gas leases that are adjacent to or near EPU (“Northwest Poplar” or “NWP”) with the working interests varying between 63% and 100% in such leases (the Company's combined working interests in EPU and NWP are herein referred to as “Poplar”). Prior to September 2, 2011, Poplar was owned entirely by NP (69%), the Company (28%), and Nautilus Technical Group, LLC (“Nautilus Tech”) (3%). NP was owned by the Company (83%), Nautilus Tech (10%), and Eastern Rider, LLC (“Eastern”) (7%). On September 2, 2011, effective September 1, 2011, the Company entered into a series of transactions resulting in the Company becoming the 100% owner of the membership interest in NP and NP becoming the owner of 100% of Poplar (the “Nautilus Restructuring Transaction”). The Nautilus Restructuring Transaction enabled the Company to gain greater economic exposure to Poplar and to simplify processes and procedures relating to accounting, reporting, and capital funding. The Nautilus Restructuring Transaction consisted of (i) the Company acquiring all of the membership interests of Nautilus Tech and Eastern; (ii) the Company assigning its 28% share of Poplar to NP, (iii) the Company creating a new, wholly owned Delaware LLC, Magellan Petroleum North America, LLC (“MPNA”), and assigning, effective October 1, 2011, its 100% membership interest in NP to MPNA, and (iv) Nautilus Tech assigning its 3% share of Poplar to MPNA. On March 30, 2012, MPNA was merged into the Company, and, as a result, 100% of the interests in NP are now directly owned by the Company.
The terms of the Nautilus Restructuring Transaction are set forth in the September 2, 2011, Purchase and Sale Agreement (the “Nautilus PSA”) between the Company and the owners of the interests in Nautilus Tech and Eastern (the “Nautilus Sellers”). The Nautilus Sellers included J. Thomas Wilson (a Director of the Company and now its President and CEO), a second individual who has served as a consultant to NP, and a third individual who was an employee of NP at the time of the Nautilus Restructuring Transaction (each a “Related Seller”), as well as certain other persons. The Company negotiated the consideration and terms of the Nautilus Restructuring Transaction with the intention of transacting with the Nautilus Sellers on fair value terms.
The Company paid $4.0 million in cash to the Nautilus Sellers at closing and issued approximately $2.0 million worth of new shares of Common Stock to acquire the Nautilus Sellers' membership interests in Nautilus Tech and Eastern (and their estimated combined 14.3% interest in Poplar). The cash consideration was paid to the Nautilus Sellers upon the execution of the Nautilus PSA. The shares representing approximately $2.0 million worth of Common Stock, less certain debt owed to the Company by NP, Nautilus Tech, and Eastern and certain costs equaling approximately $0.3 million, were issued on September 23, 2011 (the “Issuance Date”). Pursuant to this formula, 1,182,742 shares of Common Stock were issued to the Nautilus Sellers on the Issuance Date. The number of shares of Common Stock issued to each Nautilus Seller was determined by dividing the total share consideration allocated to the Nautilus Seller under the Nautilus PSA by, in the case of a Related Seller, the greater of (i) the NASDAQ consolidated closing bid price of a share of the Common Stock on the business day immediately preceding the Nautilus PSA execution date; and (ii) the NASDAQ official closing price of a share of the Company's Common Stock on the earlier of the business day that was two business days following the date on which the Company's Annual Report on Form 10-K for the year ended June 30, 2011, was filed with the SEC, and September 22, 2011 (the “NASDAQ Closing Price”). In the case of a Nautilus Seller that was not a Related Seller, the Company delivered shares of Common Stock as determined by dividing the total share consideration allocated to that Nautilus Seller by the NASDAQ Closing Price. All shares of Common Stock sold pursuant to the Nautilus Restructuring Transaction were issued in the name of the Nautilus Sellers, and the sale of the shares in the Nautilus Restructuring Transaction was not registered under the Securities Act of 1933.
The Nautilus PSA provides for two potential future production payments to the Nautilus Sellers. The first production payment of $2.0 million is payable to the Nautilus Sellers when the 60-day rolling average for production of Poplar has reached 1,000 barrels of oil equivalent per day as set forth in Nautilus' Reports of Production to the Board of Oil and Gas Conservation of the State of Montana (the “Reports”). The second production payment in the amount of $3.0 million is payable to the Nautilus Sellers when the 60-day rolling average for production of Poplar has reached 2,000 barrels of oil equivalent per day as set forth in the Reports.
Mr. Wilson's interest in the Nautilus Restructuring Transaction approximated 52% of the consideration paid for the Nautilus Tech and Eastern interests.
On September 2, 2011, the Company and the Nautilus Sellers also entered into a Registration Rights Agreement (the “RRA”), pursuant to which the Company granted to the Nautilus Sellers certain registration rights with respect to the shares owned by the Nautilus Sellers and issued under the Nautilus PSA, and any securities issued or distributed in connection with such shares by way of stock dividend or stock split or other distribution or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation, reclassification, or otherwise and any other securities into which or for which shares of any other successor securities are received in respect of any of the foregoing (the “Registrable Securities”).
The Company agreed to pay all expenses associated with the registration of the Registrable Securities, except the fees and disbursements of counsel to the Nautilus Sellers. The Company also agreed to indemnify each Nautilus Seller whose Registrable Securities are covered by a Registration Statement or Prospectus (each as defined in the RRA), the Nautilus Seller's officers, directors, general partners, managing members, and managers, each person who controls (within the meaning of the Securities Act) the Nautilus Seller and the officers, directors, general partners, managing members, and managers of each such controlling person from and against any losses, claims, damages, or liabilities, expenses, judgments, fines, penalties, charges, and amounts paid in settlement, as incurred, arising out of or based on certain untrue statements of material fact or certain omissions of material facts in any applicable Registration Statement and/or certain related documents.
The Company filed a Registration Statement on Form S-3 and a pre-effective amendment to the Registration Statement on Form S-3 with the SEC on October 14, 2011, and November 4, 2011, respectively, to register for public resale 1,182,742 shares of the Company's Common Stock acquired in the Nautilus Restructuring Transaction by the Nautilus Sellers.
Other Nautilus/Wilson Matters
As of June 30, 2011, Nautilus Tech owned an interest in NP. Nautilus Tech was owned in part by Mr. Wilson; Monty Hoffman, a consultant to NP; and Wayne Kahmeyer, the Controller of NP. The Company consolidated interests in the Poplar Field by purchasing a 2.0% working interest from Nautilus Tech for $380,000 during the 2011 fiscal year.
The Company previously leased Denver office space (the office of NP) from an entity owned partially by Mr. Wilson. The lease expired in February 2012 and became a month-to-month arrangement. The total rent paid under this lease/arrangement was $72,295 from July 1, 2010 through June 30, 2011 and $72,000 from July 1, 2011 through June 30, 2012. In August 2012, the Company moved out of that space into Denver office space leased from an unrelated third party, and the arrangement with the entity owned partially by Mr. Wilson was terminated.
From July 1, 2012 to September 30, 2012, the Company paid Nautilus Consulate LLC (an entity in which Mr. Wilson is a principal), $13,000 ($1,000 of which is reimbursement of utilities and phone).
Consulting Relationship with PFC Energy, Inc.
J. Robinson West, a Director of the Company, is the founder, CEO, and Chairman of PFC Energy, Inc., a Washington, D.C. based-consulting firm serving oil and gas companies and governments with 14 offices around the world. During the fiscal years ended June 30, 2011 and June 30, 2012, the Company retained PFC to provide (i) consulting services with respect to the Company's oil and gas development operations in Australia, North America, and the U.K.; and (ii) strategic planning advice to management. For services rendered during the fiscal year ended June 30, 2011, the Company paid $394,000, of which $241,651 was expensed in the prior fiscal year. At June 30, 2011, the Company's payables included $48,926 owed to PFC. The total consulting fees paid by the Company to PFC during the fiscal year ended June 30, 2012, was $64,000 for work performed primarily in fiscal year 2011. As of June 30, 2012, and subsequent to that date through the date of this Proxy Statement, there were no consulting arrangements between the Company and PFC in place or planned.
YEP Securities Purchase Agreement
On August 5, 2010, the Company executed a Securities Purchase Agreement (the “YEP Purchase Agreement”) with YEP under which the Company agreed to sell, and YEP agreed that YEP and/or one or more of its affiliates (collectively, the “YEP Investor”) would purchase, 5,200,000 shares (the “YEP Shares”) of Common Stock, at a purchase price of $3.00 per share, for an aggregate purchase price of $15.6 million (such proposed transaction is referred to below as the “Investment Transaction”). Mr. Bogachev, a Director of the Company, is also the President and CEO of YEP as well as an equity owner of YEP.
Pursuant to the terms of the YEP Purchase Agreement, the Company was required to use the proceeds from the Investment Transaction to close the proposed acquisition by MPAL of the 40% interest of Santos Offshore Pty. Ltd. ("Santos") in the Evans Shoal natural gas field (NT/P48) (the "Evans Shoal Transaction"). On February 11, 2011, the Company and YEP executed a First Amendment to the YEP Purchase Agreement (the “First Amendment”). The First Amendment provided for a final closing of the Investment Transaction on or before June 15, 2011, to the extent that: (i) the Evans Shoal Transaction did not close as contemplated by the Asset Sales Deed between MPAL and Santos dated March 25, 2010, as amended by the Deed of Variation between the parties dated January 31, 2011 (the “Amended Asset Sales Agreement”); and (ii) the failure to close the Evans Shoal Transaction resulted in the failure of the Company to recover an additional AUD $10 million deposit made towards the purchase price set forth in the Amended Asset Sales Deed (the “Deposit Back Stop”). On February 17, 2011, the Company and YEP executed a Second Amendment to the YEP Purchase Agreement (the “Second Amendment”) to clarify the Deposit Back Stop set forth in the First Amendment and to state that the funding contemplated by the First Amendment would not be withheld to the extent that the Company failed to satisfy any condition precedent set forth in the YEP Purchase Agreement if such non-satisfaction is reasonably attributable to the failure to close the Evans Shoal Transaction.
Since the Amended Asset Sales Agreement was terminated, and MPAL received back the additional $10 million deposit, the Investment Transaction did not close. On October 12, 2011, the Company and YEP terminated the YEP Purchase Agreement, as amended.
The YEP Purchase Agreement was attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on August 11, 2010. The First Amendment and Second Amendment were attached as

Exhibits 10.1 and 10.2, respectively, to the Company's Current Report on Form 8-K filed on February 18, 2011.
Additional YEP Financing Agreement
On February 11, 2011, the Company and YEP executed an Investment Agreement for additional financing to be provided by YEP to the Company to facilitate the closing of the Evans Shoal Transaction. On February 17, 2011, the Company and YEP executed an amendment to the Investment Agreement in the form of a side letter (the “Side Letter”).
Under the Investment Agreement, YEP was to provide funding to the Company for the completion of the Evans Shoal Transaction in the amount of approximately AUD $85.45 million, which was to include the proceeds of the (U.S.) $15.6 million provided by the Investment Transaction under the YEP Purchase Agreement, and of which AUD $10 million was to be paid to the Company in reimbursement of the additional AUD $10 million deposit made towards the purchase price set forth in the Amended Asset Sales Deed, plus 50% (up to a cap of (U.S.) $3.5 million) of all out-of-pocket costs and expenses incurred by the Company, MPAL, and YEP associated with the Evans Shoal Transaction. The Investment Agreement provided that the funding of the AUD $85.45 million by YEP was contingent upon the requirements and conditions of the Amended Asset Sales Deed being satisfied or waived.
The Investment Agreement also outlined: (i) the Acquisition and Reorganization Plan for the structure of the direct or indirect participation of the Company and YEP in the 40% interest by Santos in the Evans Shoal natural gas field (NT/P48) to be acquired pursuant to the Evans Shoal Transaction (the “Evans Shoal Interest”); (ii) the basis on which post-completion payments required to be made by MPAL to Santos under the Amended Asset Sales Deed were to be funded by the Company and YEP; and (iii) the Company and YEP's obligations to implement and fund the development of the Evans Shoal Interest.
The Side Letter clarified the Investment Agreement by providing that the Company and not YEP was to be responsible for the payment of all third party out-of-pocket transaction costs and expenses incurred by the Company, YEP, and MPAL with respect to the Evans Shoal Transaction to the extent that the Evans Shoal Transaction did not close and the Investment Transaction closed. The Side Letter also clarified that such costs included those relating to the financing of the Evans Shoal Transaction and the Investment Transaction.
Since the Amended Asset Sales Agreement was terminated, the transactions contemplated by the Investment Agreement did not close. On October 12, 2011, the Company and YEP terminated the Investment Agreement, as amended.
The Investment Agreement and Side Letter were attached as Exhibits 10.3 and 10.4, respectively, to the Company's Current Report on Form 8-K filed on February 18, 2011.
Additional Agreements with YEP Relating to YEP Purchase Agreement
As a mutual inducement to enter into the YEP Purchase Agreement, the Company and YEP on August 5, 2010, entered into a YEP Investor's Agreement that addressed: (i) certain registration rights granted by the Company to the YEP Investor with respect to the YEP Shares; (ii) the YEP Investor's securities purchase rights; (iii) certain restrictions on transfers of the YEP Shares; and (iv) certain standstill obligations. Since no YEP Shares were issued pursuant to the YEP Purchase Agreement and since the YEP Purchase Agreement was terminated, the registration rights and the restrictions on transfers of the YEP Shares provided under the YEP Investor's Agreement are no longer effective. The Investor's securities purchase rights and the standstill obligations set forth in the YEP Investor's Agreement are more fully described below.
For a period commencing on August 5, 2010, and ending on December 31, 2012 (the “Interim Period”), the Company will grant to the YEP Investor the right, under certain specified circumstances, for a period of 10 business days after receipt of a Company “Issuance Notice” to purchase up to its “Pro Rata Share” of any “Equity Securities” of the Company (as such terms are defined in the YEP Investor's Agreement) that may be offered and sold by the Company in a subsequent offering, for the purpose of maintaining its percentage equity ownership in the Company. If the price of the Common Stock represented by the equity securities offered and sold by the Company is greater than $3.00 per share, then the Company shall issue to the YEP Investor a three-year warrant to purchase up to its Pro Rata Share of such Equity Securities in lieu of the YEP Investor's purchasing its Pro Rata Share, with the exercise price and other terms and conditions thereof being the price and the other terms and conditions specified in the Company's Issuance Notice.
The YEP Investor's purchase rights do not apply to certain specified transactions, including: (i) Equity Securities offered and sold by the Company in connection with an underwritten public offering registered under the Securities Act; (ii) any Common Stock issued as consideration in connection with or relating to any acquisitions, mergers, or strategic partnership transactions (other than transactions entered into primarily for equity financing purposes) that have been approved by the Board; (iii) shares of Common Stock (and/or options, warrants, or other Common Stock purchase rights issued pursuant to such options, warrants, or other rights), as appropriately adjusted for stock dividends, stock splits, combinations, recapitalizations, or other similar events affecting the Common Stock, issued to employees, officers, or directors of, or consultants or advisors to, the Company or any subsidiary, pursuant to stock purchase or stock incentive plans or other equity compensation arrangements that are approved by the Board; and (iv) any Common Stock issued upon exercise of any options, warrants, or convertible securities that are outstanding as of the date of the YEP Investor's Agreement.
Under the standstill provisions set forth in the YEP Investor's Agreement, during the Interim Period, except for the purchase of any Equity Securities pursuant to the YEP Investor's purchase rights described above, the YEP Investor and each Permitted Transferee (e.g., an affiliate of the YEP Investor; any person in which the YEP Investor or its affiliates holds a majority economic interest; any person that is managed by the YEP Investor or its affiliates; or any bank or other institutional lender foreclosing on any of the YEP Shares or any person purchasing any of the YEP Shares in a foreclosure sale as contemplated under the YEP Investor's Agreement) have agreed not to, and shall cause their respective affiliates not to, act in concert with any other person, to take certain specified actions, including the following: (i) to acquire beneficial ownership of any Equity Securities if as a result thereof the YEP Investor and its affiliates would hold record or beneficial ownership of Equity Securities in excess of the “Standstill Limit” defined in the YEP Investor's Agreement; (ii) to authorize or make tender offers, exchange offers, or other offers or proposals to acquire Equity Securities if the effect of such transactions would result in the YEP Investor and its affiliates or any Permitted Transferee and its affiliates exceeding the Standstill Limit; (iii) to solicit or participate in any solicitation of proxies with respect to any Equity Securities having voting rights, (iv) to seek to advise or influence any person with respect to the voting of any such Equity Securities other than an affiliate of the YEP Investor or such Permitted Transferee, except as specified in the YEP Investor's Agreement; (v) to deposit any Equity Securities into a voting trust or otherwise subject any Equity Securities to any agreement, arrangement, or understanding with any other person with respect to the voting of such securities; (vi) to join a “13D Group” (as defined in the YEP Investor's Agreement), other than a 13D Group comprised solely of the YEP Investor and its affiliates, or such Permitted Transferee and its affiliates, as the case may be) or otherwise act in concert with any other person for the purpose of acquiring, holding, voting, or disposing of any Equity Securities; (vii) to effect or seek to effect any “Change in Control” of the Company (as defined in the YEP Investor's Agreement); (viii) to effect or seek, offer, or propose (whether privately or publicly) any recapitalization, restructuring, reorganization, dissolution, liquidation, or other similar transaction for or involving the Company or any of its subsidiaries; or (ix) otherwise to act, alone or in concert with any other person, to effect, seek, offer, or propose (whether privately or publicly) to affect control of the management, Board action, or restraint from action, policies, or decisions of the Company.
The YEP Investor's Agreement also provides that during the Interim Period, the YEP Investor and any Permitted Transferee shall not, and they shall cause their respective affiliates not to, propose, effect, or agree to any transaction which if consummated would result in a Change in Control (as defined in the YEP Investor's Agreement) in which the counterparty, acquirer, or surviving entity is: (i) the YEP Investor or such Permitted Transferee, (ii) any affiliate of the YEP Investor, or of such Permitted Transferee, or (iii) any 13D Group of which the YEP Investor or such Permitted Transferee, or any of their respective affiliates, is a member, unless, in any such case, such transaction is an Approved Transaction which has been approved by a majority of the members of the Board who are neither affiliates of the YEP Investor or such Permitted Transferee, as the case may be, nor members of management of the Company. The standstill provisions will cease to be of any continuing force or effect if (i) there occurs a Material Adverse Effect (as defined in the YEP Purchase Agreement), (ii) the Board fails to approve a proposed Strategic Transaction recommended in writing by the BDC or fails to disapprove a proposed Strategic Transaction (as defined in the YEP Investor's Agreement) recommended against in writing by the BDC, or (iii) the Board proposes to adopt a business plan which materially changes the strategic direction of the Company and the BDC by majority vote or consent of its members is not in basic agreement with such business plan after discussion with the Board for a period of thirty (30) days after such business plan has been proposed.
The YEP Investor's Agreement was attached as Exhibit 10.3 to the Company's Current Report on Form 8-K filed on August 11, 2010.
U.S. Federal Tax Withholdings
During the third quarter of the fiscal year ended June 30, 2012, the Company identified a potential liability of approximately $2.0 million related to the Company's non-payment of required U.S. Federal tax withholdings in the course of its initial acquisition of NP. In October 2009, the Company acquired 83.5% of the membership interests in NP (the "Poplar Acquisition"), from the two majority owners of NP, White Bear LLC ("White Bear") and YEP I, SICAV-FES ("YEP I"). Both of these entities are affiliated with Nikolay V. Bogachev, a foreign national. Due to the status of YEP I as a foreign entity and the members of White Bear as foreign nationals, the Company was required to make U.S. Federal tax withholdings from the payments to or for the benefit of White Bear and YEP I. Of the $2.0 million liability, $1.3 million was estimated to relate to the interest sold by White Bear, $0.6 million to the interest sold by YEP I, and $0.1 million to the Company's interest on late payment of the U.S. Federal tax withholdings.
Upon the filing of U.S. income tax returns in relation to the Poplar Acquisition and payment of corresponding income taxes by White Bear and YEP I, the Company is deemed to be relieved of its liability for the U.S. Federal tax withholdings, as well as related penalties and interest, except for the Company's interest on late payment of the U.S. Federal tax withholdings. With regards to White Bear, the Company confirmed that in September 2012 Mr. Bogachev filed his U.S. income tax return and paid taxes due on the Poplar Acquisition, which were estimated at approximately $0.3 million. The Company agreed to pay Mr. Bogachev approximately $0.3 million in additional compensation and made that payment in September 2012. Had Mr. Bogachev not filed and paid his tax return, the Company's liability in relation to its U.S. Federal tax withholdings requirements was estimated at $1.3 million as of June 30, 2012. With regards to YEP I, the Company continues to seek from YEP I or, because YEP I is now a defunct entity, from its successor entities, the filing of its U.S. income tax return.
As of June 30, 2012, the Company recorded a total liability of $1.0 million related to this matter. That amount is comprised of the approximately $0.3 million payment to Mr. Bogachev, $0.6 million in withholdings, penalties, and interest related to YEP I, and $0.1 million related to the Company's interest on late payment of the U.S. Federal tax withholdings.

REPORT OF THE AUDIT COMMITTEE ADDRESSING SPECIFIC MATTERS
On October 29, 1999, the Board of Directors adopted a formal, written charter for the Audit Committee of the Company. The Charter was most recently amended in February 2011. The charter is also available on the Company's website, http://www.magellanpetroleum.com, under the heading “About Us - Corporate Governance.” Each member of the Audit Committee is an “independent director” for purposes of applicable SEC rules and NASDAQ listing standards.
In connection with the preparation and filing of the Company's audited financial statements for the fiscal year ended June 30, 2012 (the “audited financial statements”), the Audit Committee performed the following functions:

•
The Audit Committee reviewed and discussed the audited financial statements with senior management and Ehrhardt Keefer Steiner & Hottman PC ("EKS&H"), the Company's independent registered public accounting firm for the fiscal year ended June 30, 2012. The review included a discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the forward-looking statements.

•
The Audit Committee also discussed with EKS&H the matters required to be discussed by Statement on Auditing Standards No. 61, amended (AICPA, Professional Standards, Vol. 1, AV section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
The Audit Committee received the written disclosures and the letter from EKS&H required by applicable requirements of the Public Company Accounting Oversight Board regarding EKS&H's communications with the Audit Committee concerning independence, and discussed with EKS&H its independence from the Company and considered the compatibility of the auditors' non-audit services to the Company, if any, with the auditors' independence.

Based upon the functions performed, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, for filing with the SEC.

Audit Committee

Ronald P. Pettirossi (Chairman)
Donald V. Basso
Walter McCann

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management
The following table sets forth the number of shares of the Company's Common Stock owned beneficially as of November 19, 2012, (unless another date is specified by footnote below) by each Director of the Company, each nominee for election as a Director of the Company, and each “named executive officer” (or NEO) listed in the Summary Compensation Table in this Proxy Statement, and by all current Directors and current executive officers of the Company as a group:

	Amount and Nature of Beneficial Ownership *
Name of Individual or Group	Shares	Options	Percent of Class (1)
Donald V. Basso, Director (2)	77,900	116,666	**
Nikolay Bogachev, Director (3)	13,627,463	—	25.29%
William H. Hastings, Former President and Chief Executive Officer, former Director (4)	428,888	2,712,500	5.83%
Antoine J. Lafargue, Vice President - Chief Financial Officer and Treasurer (5)	—	666,666	1.24%
Brendan S. MacMillan, Director nominee (6)	2,635,405	—	4.89%
Walter McCann, Director (7)	141,868	150,000	**
Robert J. Mollah, Director (8)	82,112	116,666	**
Ronald P. Pettirossi, Director (9)	113,875	94,791	**
Milam Randolph Pharo,Director and Former Vice President - General Counsel and Secretary (10)	—	166,666	**
J. Robinson West, Director (11)	155,000	166,666	**
J. Thomas Wilson, President and Chief Executive Officer and Director (12)	898,804	712,500	2.99%
Directors and Executive Officers as a Group (a total of 10 persons)	15,197,022	2,190,621	32.27%
* Unless otherwise indicated, each person listed has the sole power to vote and dispose of the shares listed. Under SEC Rule 13d-3 pursuant to the Securities Exchange Act of 1934, beneficial ownership includes shares as to which the individual or entity has or shares voting power or investment power, and any shares that the individual or entity has the right to acquire within 60 days, including through the exercise of any option, warrant, or right.
** The percent of class owned is less than 1%.

(1)	Based on a total of 53,885,594 shares of Common Stock outstanding as of November 19, 2012.

(2)
Mr. Basso is the direct beneficial owner of 77,900 shares of Common Stock and holds time-based options to acquire an aggregate of 125,000 shares of Common Stock. Under SEC reporting rules, Mr. Basso has acquired beneficial ownership of the shares of Common Stock underlying 116,666 time-based options, which vested in installments on November 28, 2005 (100,000 options), April 1, 2011 (8,333 options), and April 1, 2012 (8,334 options). The remaining 8,333 time-based options are scheduled to vest on April 1, 2013.

(3)
The amount reported in the “Shares” column is based on Mr. Bogachev's, a Director, Form 4 filed with the SEC on December 9, 2010 and includes 15,000 shares owned directly and an aggregate of 13,612,463 shares (inclusive of 4,347,826 shares which YEP has the right to acquire pursuant to a warrant, the “Warrant”) beneficially owned indirectly through YEP. Mr. Bogachev is the President and CEO of YEP, the Company's strategic investor since July 9, 2009. YEP has pledged 9,264,637 shares and the Warrant to purchase 4,347,826 shares to Sopak AG, a Swiss corporation, pursuant to a written pledge agreement. As discussed in the footnotes to the table under “Other Security Holders” below, on September 21, 2012, Sopak AG notified YEP that an event of default had occurred under the loan agreement related to the pledge agreement, and as a result Sopak AG and related entities have reported beneficial ownership of these same securities. On October 10, 2012, the 9,264,637 shares were re-registered in the name of Sopak AG.

(4)	According to his most recently filed Form 4, Mr. Hastings is the holder of 428,888 shares of Common Stock and holds currently exercisable options to acquire 2,712,500 shares of Common Stock.

(5)
Mr. Lafargue holds time-based options to acquire an aggregate of 1,000,000 shares of Common Stock, consisting of 800,000 time-based options and 200,000 performance-based options. Under SEC reporting rules, Mr. Lafargue has acquired beneficial ownership of the shares of Common Stock underlying 200,000 performance-based options and 466,666 time-based options, 133,333 of which vested on August 2, 2011, 133,333 of which vested on August 2, 2012, and 200,000 of which are scheduled to vest on November 30, 2012 (within 60 days of November 19, 2012. The remaining 333,334 time-based options are scheduled to vest in two tranches, with the first tranche of 133,334 options to vest on August 2, 2013, and the second tranche of 200,000 options to vest on November 30, 2013.

(6)	The amount reported in the "Shares" column is based on a Schedule 13D filed by Mr. MacMillan and other persons with the SEC on November 27, 2012.

(7)
Mr. McCann is the direct beneficial owner of 141,868 shares of Common Stock and holds time-based options to acquire an aggregate of 175,000 shares of Common Stock. Under SEC reporting rules, Mr. McCann has acquired beneficial ownership of the shares of Common Stock underlying 150,000 time-based options, which vested in installments on November 28, 2005 (100,000 options), April 1, 2011 (25,000 options), and April 1, 2012 (25,000 options). The remaining 25,000 time-based options are scheduled to vest on April 1, 2013.

(8)
Mr. Mollah is the direct beneficial owner of 82,112 shares of Common Stock and holds time-based options to acquire an aggregate of 125,000 shares of Common Stock. Under SEC reporting rules, Mr. Mollah has acquired beneficial ownership of the shares of Common Stock underlying 116,666 time-based options, which vested in installments on November 28, 2005 (100,000 options), April 1, 2011 (8,333 options), April 1, 2012 (8,333 options). The remaining 8,334 time-based options are scheduled to vest on April 1, 2013.

(9)
Mr. Pettirossi is the direct beneficial owner of 113,875 shares of Common Stock and holds time-based options to acquire an aggregate of 103,125 shares of Common Stock. Under SEC reporting rules, Mr. Pettirossi has acquired beneficial ownership of the shares of Common Stock underlying 94,791 time-based options, which vested in installments on November 28, 2005 (78,125 options), April 1, 2011 (8,333 options), and April 1, 2012 (8,333 options). The remaining 8,334 time-based options are scheduled to vest on April 1, 2013.

(10)
Mr. Pharo, who retired from the position of Vice President - General Counsel and Secretary on September 5, 2012, holds vested options to acquire an aggregate of 166,666 shares of Common Stock. Mr. Pharo was appointed to the Board of Directors on November 6, 2012.

(11)
Mr. West is the direct beneficial owner of 155,000 shares of the Company's Common Stock and holds time-based options to acquire an aggregate of 250,000 shares of Common Stock. Under SEC reporting rules, Mr. West has acquired beneficial ownership of the shares of Common Stock underlying 166,666 of the time-based options, which vested in installments on April 1, 2011 (83,333 options), and April 1, 2012 (83,333 options). The remaining 83,334 time-based options are scheduled to vest on April 1, 2013.

(12)	Mr. Wilson is the direct beneficial owner of 898,804 shares of the Company's Common Stock and holds options to acquire an aggregate of 937,500 shares, consisting of 812,500 time-based options and 125,000 performance-based options. Under SEC reporting rules, Mr. Wilson has acquired beneficial ownership of the shares of Common Stock underlying 125,000 performance-based options, which vested in full on March 2, 2010, and 587,500 of the time-based options, which vested in installments on February 2, 2010 (87,500 options), February 2, 2011 (87,500 options), and April 1, 2011 (100,000 options), February 2, 2012 (87,500 options), April 1, 2012 (100,000 options), and September 27, 2012 (125,000 options). The remaining 225,000 time-based options are scheduled to vest in two tranches, with the first tranche of 100,000 options to vest on April 1, 2013, and the second tranche of 125,000 options to vest on September 27, 2013.

Other Security Holders
The following table sets forth information (as of the date indicated) as to all persons or groups known to the Company to be beneficial owners of more than 5% of the Company's issued and outstanding Common Stock:

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class
Young Energy Prize S.A. 7 Rue Thomas Edison L-1445 Strassen Grand Duchy of Luxembourg	13,612,463	(1)	23.38%	(2)
Sopak AG 50 Berkeley Street London W1J 8HD United Kingdom	13,612,463	(3)	23.38%	(2)
William H. Hastings 2 Thurston Lane Falmouth, ME 04105	3,141,388	(4)	5.55%	(5)

(1)
This information is based on a Schedule 13D, as amended, filed by YEP with the SEC on July 31, 2009, and December 13, 2011, and Form 4 filings made by Mr. Bogachev, most recently on December 9, 2010. On July 9, 2009, the Company issued (a) 8,695,652 shares of the Company's Common Stock and (b) warrants to acquire 4,347,826 shares of Common Stock to YEP. Mr. Bogachev, a Director of the Company, is the President and Chief Executive Officer, and an equity owner of YEP. On July 30, 2009, YEP purchased an additional 568,985 shares of the Company's Common Stock in a private transaction, resulting in a total of 9,264,637 shares of Common Stock registered in the name of YEP. See Note (3) below for information regarding another beneficial holder that has reported beneficial ownership of these same securities.

(2)
The percentage shown was calculated on the basis of an assumed 58,233,420 shares of Common Stock outstanding as of November 19, 2012 including the 4,347,826 Warrant shares which are deemed to be outstanding under SEC beneficial ownership reporting rules.

(3)
This information is based on a Schedule 13D and Form 3 filed with the SEC by Sopak AG, Glencore International plc, Glencore International AG, and Glencore AG on September 28, 2012. Sopak AG is an indirect wholly-owned subsidiary of Glencore International plc. With respect to the (a) 9,264,637 shares of the Company's Common Stock, and (b) warrants to acquire 4,347,826 shares of Common Stock registered in the name of YEP as discussed in Note (1) above, such securities have been pledged to Sopak AG as collateral for a loan. The pledge agreement provides that upon the occurrence of an event of default under the loan agreement, Sopak AG may elect to

(i) vote or direct the vote and dispose or direct the disposition of the shares, and (ii) exercise or direct the exercise of the warrants. On September 21, 2012, Sopak AG delivered to YEP a letter notifying YEP that an event of default had occurred under the loan agreement and indicating Sopak AG's election to transfer the shares and warrants to itself and exercise its rights to vote the shares. On October 10, 2012, the 9,264,637 shares were re-registered in the name of Sopak AG.

(4)	Reflects 428,888 shares of Common Stock held by Mr. Hastings and currently exercisable options held by Mr. Hastings to acquire 2,712,500 shares of Common Stock.

(5)
The percentage shown was calculated on the basis of an assumed 56,598,094 shares of Common Stock outstanding as of November 19, 2012, including the 2,712,500 option shares which are deemed to be outstanding under SEC beneficial ownership reporting rules.

EXECUTIVE OFFICERS
The following sets forth the executive officers of the Company, including their names, their ages, their positions with the Company, and their business experience during the last five years.

•
J. Thomas Wilson (age 60), who is also a Director, has served as the Company's President/CEO since September 27, 2011. For information regarding Mr. Wilson's business experience, see “Election of Two Directors - Background Information about Our Nominees and the Directors - Directors continuing in office with terms expiring at the 2014 Annual Meeting - J. Thomas Wilson” above);

•
Antoine J. Lafargue (age 38) has served as the Company's Vice President-Chief Financial Officer (“CFO”) and Treasurer since August 2, 2010. Mr. Lafargue has served in a number of senior financial management positions during a career in the United States and Europe. From July 2009 to July 2010, Mr. Lafargue served as the CFO of Falcon Gas Storage, a natural gas storage company based in Houston, TX. Prior to serving in that role, Mr. Lafargue served from 2006 to 2009 as a principal of Arcapita, a financial services firm based in London, focusing on investments in the energy and infrastructure sectors. From 2000 to 2006, Mr. Lafargue served in various financial and strategic advisory roles in the energy sector based in London working for Bank of America, Societe Generale, and Credit Suisse/Donaldson, Lufkin & Jenrette. Mr. Lafargue holds master's degrees in Finance from the Ecole Superieure de Commerce De Paris and in Social and Political Sciences from the Institut d'Études Politiques, both located in France; and

•
C. Mark Brannum (age 46) has served as the Company's Vice President, General Counsel and Secretary since September 5, 2012. Mr. Brannum succeeded Milam Randolph Pharo, who retired from that position. From 2007 to September 2012, Mr. Brannum held various positions with SM Energy Company, including Deputy General Counsel and Corporate Secretary. From 1995 to 2007, Mr. Brannum was a shareholder with Winstead P.C., a large business law firm headquartered in Dallas, Texas, with a significant practice in banking and corporate restructuring matters.

The Company's By-Laws provide that officers are elected by the Board for a term of one year, or until their successors are elected and qualified, provided that any officer may be removed at any time by the Board. No family relationships exist between any of the Company's Directors or officers.

EXECUTIVE COMPENSATION

Material Terms of Plans and Compensation Arrangements
Overview
At the beginning of this section, we discuss our executive officer compensation objectives, programs, and policies. Later, you will find more specific information about the compensation earned or paid in the fiscal year ended June 30, 2012, to (i) J. Thomas Wilson, our President/CEO since September 27, 2011, (ii) William H. Hastings, our President/CEO through September 27, 2011, (iii) Antoine J. Lafargue, our Vice President-Chief Financial Officer and Treasurer, and (iv) Milam Randolph Pharo, our former Vice President, General Counsel and Secretary, whom we refer to as our “named executive officers” (or NEOs) for the 2012 fiscal year. That information includes a discussion of the material terms of the plans and arrangements under which the NEOs are or were compensated, and the Executive Compensation Tables for the NEOs.
Board Oversight of Executive Compensation; Role of the CNG Committee
The Company's executive compensation program has been developed and is continually monitored by our Board, acting on the recommendation of the CNG Committee, which during the fiscal year ended June 30, 2012, was comprised of Messrs. McCann (Chairman), Basso, Mollah, and Pettirossi. On May 27, 2009, the Board adopted a written charter for the CNG Committee, which was most recently amended on December 9, 2009. The CNG Committee has responsibilities and powers related to compensation matters and also certain specified corporate governance matters.
Under its charter, the CNG Committee is responsible for assisting the Board in overseeing the Company's management compensation policies and practices, including (i) determining and recommending to the Board for its approval the compensation of the Company's President/CEO and other executive officers; (ii) reviewing and recommending to the Board for its approval management incentive compensation policies and programs and exercising discretion in the administration of such programs; and (iii) reviewing and recommending to the Board for its approval equity compensation programs for Directors, officers, employees, and consultants, and exercising discretion in the administration of such programs.
The Board, acting upon recommendations of the CNG Committee, is ultimately responsible for determining the types and amounts of compensation paid to each of our NEOs. In fulfilling its role, the Board considers the Company's performance and strategic objectives in determining, on an annual basis, whether any corresponding adjustments to our NEOs' compensation levels are warranted, in light of the attainment of these performance objectives.
The CNG Committee and the Board have the authority to retain outside consultants to assist the Board in performing these responsibilities. During the fiscal year ended June 30, 2012, the CNG Committee and the Board did not retain any outside compensation consultants. However, in September 2012, the CNG Committee retained Arlen L. Brammer, P.C. (“Brammer”) to assist the CNG Committee in its efforts to develop a new comprehensive compensation program for the Company that may be implemented during the fiscal year ending June 30, 2013, depending in part on whether the Company's stockholders approve the 2012 Omnibus Incentive Compensation Plan (the “Omnibus Incentive Plan”) as proposed in this Proxy Statement. The CNG Committee is utilizing analysis prepared by Brammer to assess appropriate salary levels and the appropriate potential for bonus incentives and equity and non-equity incentive awards. In developing the analysis, the CNG Committee instructed Brammer to conduct a review utilizing peer group data and to make recommendations with respect to compensation levels and appropriate forms of compensation. The peer group utilized by Brammer based on input from the CNG Committee consisted of the following oil and gas exploration and production (“E&P”) companies: GMK Oil & Gas Ltd., Hyperdynamics Corporation, Perpetual energy, Inc., Endeavor International Corporation, Abraxas Petroleum Corporation, PennVirginia Corporation, Crimson Exploration, Inc., Gastar

Exploration, Ltd., US Energy Partners, Inc., Calion, NiMin Energy Corp., Warren Resources Inc, Petroquest Energy, Inc., VAALCO Energy, Inc., Harvest Energy, Inc., Voyager Oil & Gas, Inc., Syntroleum Corp., Triangle Petroleum, Evolution Petroleum Corp., Miller, Prime Energy (the “Peer Group”). The recommendations of the CNG Committee and Board with respect to the adoption of the Omnibus Incentive Plan and the currently intended framework for future awards thereunder, as set forth in the proposal in this Proxy Statement for stockholder approval of the Omnibus Incentive Plan, reflect input from Brammer. In addition, as part of the same efforts, the CNG Committee is utilizing data provided by Equilar Inc. (“Equilar”), an independent compensation research and survey firm and data source for executive compensation information, regarding relevant market data for cash and non-cash compensation for our executive officers. Providing insight into competitive market practices and relevant executive pay and performance data, Equilar provides the E&P industry with a comprehensive, searchable database for compensation data gathered from proxy statement filings. The database allows the CNG Committee to compare the Company's executive compensation program with a group of peer companies in the E&P industry with market capitalizations similar to ours, as well as similar geographic areas of operation and corporate structure. The CNG utilized the data obtained from Equilar to compare key compensation metrics for the Company to the same metrics for the Peer Group. The CNG Committee has not received any advice from Equilar with respect to the Company's executive compensation.
During the fiscal year ended June 30, 2012, neither Mr. Wilson, Mr. Hastings, Mr. Lafargue, nor Mr. Pharo determined or approved any element or component of his own base salary or any other aspects of his compensation.
Objectives of Our Compensation Program
Our executive compensation program is designed to motivate and reward our NEOs in a fiscally responsible manner, while aligning our executives' interests with those of our shareholders and prudently conserving cash resources to fund the Company's growth plans and strategic objectives. The E&P industry has historically been highly competitive for attracting and retaining executives and management personnel, a trend that has increased significantly in the last decade. As a result, experienced professionals have significant career mobility. We are a smaller company in a highly competitive industry that competes for executive talent with a large number of E&P companies, many of which have significantly larger market capitalization than the Company. Our ability to motivate and reward our executive officers and other key employees is essential to maintaining a competitive position in our business. The Board believes that our comparatively smaller size and relatively small executive management team pose unique challenges in this industry and, therefore, are substantial factors in the design of our executive compensation program.
In light of the foregoing factors, the Board through the CNG Committee also strives to maintain compensation programs that are generally competitive within the independent oil and gas industry in the United States and in Australia. The award of base salary, annual cash bonuses, equity-based awards, and benefit packages to our NEOs are approved by the Board after such matters are initially reviewed and approved by the CNG Committee and thereafter recommended by the CNG Committee to the Board for approval. Beginning with the appointment of Mr. Hastings, the Board implemented a new compensation strategy by which the Company's executive officers are paid base salaries that are generally lower than salaries prevailing in the marketplace for similarly situated companies but receive awards of equity compensation to supplement their cash salaries. Despite the Company's small market capitalization, equity compensation permits the Company to attract talented executives and to offer attractive overall compensation packages by permitting our executive officers to participate in the future growth of the Company (through an increase in the price of the stock acquired through the equity awards) in lieu of receiving a higher up-front base salary and cash bonus. The use of equity compensation as a component of an executive officer's overall compensation package is consistent with the Company's objective to:

(i) motivate and reward executive officers in a fiscally-responsible manner; (ii) align the interests of executive officers with those of shareholders; and (iii) conserve cash resources to fund the Company's growth plans and strategic objectives (together, the “Compensation Objective”).
Periodically, the CNG Committee reviews our executive compensation program to assess whether the program remains competitive with those of similar companies, considers the program's effectiveness in creating adequate incentives for our executive officers to find, acquire, develop, and produce oil and gas reserves in a cost-effective manner, and determines what changes, if any, are appropriate in light of our overall performance and ability to attract and retain talented executive officers.
The Board may, in addition to base salaries, authorize annual cash bonuses and equity-based awards in the future for our executive officers based upon the attainment of our operational and strategic goals. We have not adopted specific target or performance levels which would automatically result in increases or decreases in executive officer compensation. Instead, we make compensation determinations based upon a consideration of many factors, including those described below. We have not assigned relative weights or rankings to these factors. Specific elements of the Company's performance and individual performance that we consider in setting compensation policies and making compensation decisions include the following factors:

•	the cyclical nature of the oil and gas business and industry trends in Australian and Asian/Pacific oil and gas markets;

•
the growth in the quantity and value of our proved oil and natural gas reserves, volumes of oil and natural gas produced by the Company and our executives' ability to replace oil and natural gas produced with new oil and natural gas reserves;

•	the Company's oil and gas finding costs and operating costs, cash flow from operations, annual revenues, and earnings per share;

•	the market value of the Common Stock on the NASDAQ and the ASX exchanges;

•
the extent to which management has been successful in finding and creating opportunities to participate in acquisition and farm-in transactions and exploitation and drilling ventures having quality prospects;

•	management's ability to formulate and maintain sound budgets for our business activities and overall financial condition;

•	the success of our acquisition and exploration activities and the achievement by management of specific tasks and goals set by the Board and the MPAL Board of Directors from time to time;

•	the effectiveness of our compensation packages in motivating our management to remain in our employ; and

•	the ability of management to effectively implement risk management practices.
In addition to considering these performance elements, we also consider each NEO's longevity of service and his or her individual performance, leadership, and business knowledge.
Overview of Compensation for J. Thomas Wilson, the Company's President/CEO Since September 27, 2011
Effective September 27, 2011, the Board appointed Mr. Wilson as our President/CEO. On November 9, 2011, the Company entered into an Employment Agreement with Mr. Wilson (the “Wilson Agreement”), which provides for an initial two-year term of employment (the "Initial Term") that commenced on September 27, 2011. If not terminated prior to September 27, 2013 in accordance with its provisions, the Wilson Agreement may be renewed for additional one year terms (each, a “Renewal

Term”) if the parties mutually agree to do so. The Wilson Agreement provides for an initial annual base salary of $349,459, subject to an annual cost of living increase beginning on July 1, 2012 and effective each January 1st thereafter. Mr. Wilson's current annual base salary is $350,000. On November 6, 2012, the Board, after recommendation from the CNG Committee, approved a one year extension of the Wilson Agreement to September 27, 2014. All other terms remained unchanged. Under the Wilson Agreement, Mr. Wilson will not be guaranteed a bonus but rather will be eligible to receive such bonus awards, if any, based on the Company's and Mr. Wilson's performance, as shall be determined by the Board in its sole discretion, after receipt of a recommendation by the CNG Committee. If the Company terminates Mr. Wilson's employment without Cause or he resigns for Good Reason (both as defined in the Wilson Agreement), Mr. Wilson will be entitled to receive a severance benefit equal to the amount of base salary that Mr. Wilson would have received if he remained employed for the balance of the Initial Term or Renewal Term, as the case may be, based upon his then-current base salary without further increase. See "Additional Information Regarding Executive Compensation - Employment Agreements with Our 2012 Named Executive Officers" below.
In addition, there is a consulting agreement between the Company and Mr. Wilson that was entered into on July 9, 2009, as discussed under "Certain Relationships and Related Person Transactions - Agreements with J. Thomas Wilson" above. Due to Mr. Wilson's appointment as the Company's President/CEO effective September 27, 2011, the consulting agreement and Mr. Wilson's consulting relationship with the Company have been terminated.
Overview of Compensation for William H. Hastings, the Company's President/CEO for the Period from December 11, 2008, through September 27, 2011
In the fall of 2008, the CNG Committee independently retained Compensation Resources, Inc., of Upper Saddle River, N.J. (“CR”), to assist the Board in determining the appropriate compensation package for Mr. Hastings as the Company's new President/CEO. Previous to this study, the CNG Committee had retained CR to provide a study to the Board regarding compensation for the Company's non-employee Directors. This engagement led to the Board's May 27, 2009, adoption of the new Directors compensation policy and Directors share ownership guidelines. See “Non-Employee Directors' Compensation Policy” above. The decisions to engage CR for these two projects were not made or recommended subject to surveying or review by management.
As part of its work on our President/CEO compensation package, CR performed the following functions requested by the CNG Committee and the Board: (i) assembling a peer group of approximately 20 other small and medium sized oil and gas companies, based on industry group, geographic location, and comparable revenue levels (of between 50% to 200% of the Company's historical revenues); (ii) analyzing the compensation of the President or CEO of the peer companies, by amounts and type of compensation, including cash salaries, cash bonuses, and long-term incentive-based compensation; (iii) assembling and analyzing widely-published compensation survey data (Mercer and ERI 2008 studies); (iv) recommending market consensus amounts and ranges for the compensation of our President/CEO to the CNG Committee; and (v) conducting a beneficial ownership analysis for the position of the CEO. Representatives of CR consulted with the CNG Committee frequently during the fiscal year, prior to the appointment of Mr. Hastings on December 11, 2008.
On December 11, 2008, the Board appointed Mr. Hastings as our President/CEO. Mr. Hastings' initial term of employment was for five years and commenced on December 11, 2008, pursuant to a non-binding term sheet negotiated between Mr. Hastings and the CNG Committee. Under his February 3, 2009, Employment Agreement with the Company (“Hastings Agreement”), Mr. Hastings was paid a base salary that in 2011 was $337,459 per year, subject to a yearly increase based on a measurement of inflation (“Annual Increase”). Under the Hastings Agreement, Mr. Hastings did not receive a sign-on or guaranteed cash bonuses, but was entitled to receive cash bonuses recommended by the CNG Committee and approved by the Board commensurate with his and the Company's performance. If at any time prior to the end of the five-year term the Company terminated his employment without Cause or he resigned for Good Reason (both as defined in the Hastings Agreement), Mr. Hastings would be entitled to continue to receive his then-current base salary for the rest of the five-year term, with a minimum severance period of two years. See “Additional Information Regarding Executive Compensation-Employment Agreements with Our 2012 Named Executive Officers” below.
On December 11, 2008, Mr. Hastings was awarded 3,100,000 non-qualified stock options under the Company's 1998 Stock Incentive Plan in two tranches, at an exercise price equal to $1.20 per share. In connection with the negotiation and signing of the Hastings Agreement, Mr. Hastings and the Company agreed that Mr. Hastings would surrender to the Company 387,500 of the non-qualified stock options previously granted to him on December 11, 2008, with a corresponding award of 387,500 non-qualified stock options to Mr. Wilson. Mr. Hastings now holds options to acquire an aggregate of 2,712,500 shares, consisting of 875,000 performance-based options and 1,837,500 time-based options. Mr. Hastings' 875,000 performance-based options vested in full on March 2, 2011. In addition, 1,837,500 time-based options have fully vested, 612,500 options on December 11, 2009, 612,500 options on December 11, 2010, and 612,500 options on December 11, 2011.
On September 27, 2011, Mr. Hastings elected to step aside as the Company's President/CEO, due to the Board's decision to relocate the Company's headquarters from Portland, Maine, to Denver, Colorado. Effective as of the same date, the Board appointed, at the recommendation of the CNG Committee, Mr. Hastings as the Company's Senior Advisor for Business Development pursuant to the terms of the Hastings Agreement as amended by an Employment Agreement Addendum (“Addendum”). Under the Addendum and as Senior Advisor for Business Development, Mr. Hastings was paid his current salary and was responsible for seeking out and assisting in the development of new ventures and business opportunities for the Company in a non-executive capacity. The original expiration date for the options awarded to Mr. Hastings under the Plan was December 11, 2018, and the Addendum provided that in no event would the options expire before December 31, 2015, regardless of whether his employment with the Company should terminate before that date for any reason. Mr. Hastings' employment with the Company was discontinued effective July 16, 2012. See “Additional Information Regarding Executive Compensation - Employment Agreements with Our 2012 Named Executive Officers” below.
Overview of the Compensation for Antoine J. Lafargue, CFO/Treasurer
On August 2, 2010, the Board appointed Antoine J. Lafargue as the Company's new Vice President, CFO and Treasurer to serve an initial employment term of three years. Mr. Lafargue's August 2, 2010 Employment Agreement with the Company (the “Lafargue Agreement”) provides for an initial base salary of $240,000 per year, subject to an Annual Increase commencing on January 1, 2012. Mr. Lafargue's current base salary is $240,000 per year. Under the Lafargue Agreement, Mr. Lafargue does not receive a sign-on or guaranteed cash bonus but is entitled to receive cash bonuses recommended by the CNG Committee and approved by the Board commensurate with his and the Company's performance. If the Company terminates Mr. Lafargue's employment without Cause or he resigns for Good Reason (both as defined in the Lafargue Agreement), Mr. Lafargue is entitled to receive a severance benefit equal to one year's base salary, based upon his then-current base salary. See “Additional Information Regarding Executive Compensation-Employment Agreements with Our 2012 Named Executive Officers” below.
Overview of the Compensation for Milam Randolph Pharo, Former Vice President - General Counsel and Secretary
Effective November 30, 2011, the Board appointed Milam Randolph Pharo as the Company's Vice President, General Counsel and Secretary. Mr. Pharo's November 16, 2011 offer letter, which was filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended

December 31, 2011, provided for an initial base salary of $175,000 per year. In connection with Mr. Pharo's appointment, he was granted on November 30, 2011 an inducement equity award, outside of the Company's 1998 Stock Incentive Plan, in the form of options to purchase a total of 500,000 shares of common stock for $1.13 per share, the market closing price of the stock on November 30, 2011. This award was granted in accordance with NASDAQ Listing Rule 5635(c)(4), and 166,666 of the options vested on November 30, 2011. Mr. Pharo retired from the position of Vice President, General Counsel and Secretary effective September 5, 2012, and as a result the remaining 333,334 options were cancelled pursuant to the terms thereof.
Elements of Compensation
We seek to achieve our executive compensation objectives by providing our NEOs with the following elements of compensation:

•	a base salary that represents cash compensation based on internal equity and external industry-based competitiveness;

•	an opportunity to receive an annual cash bonus award based upon the achievement of goals and objectives attained during the course of a fiscal year;

•	potential equity-based awards under the Company's 1998 Stock Incentive Plan and, if approved by the shareholders at the 2012 Annual Meeting, the 2012 Omnibus Incentive Compensation Plan;

•	pension/retirement benefits and other personal benefits under our NEOs' employment contracts, as described below;

•	benefit programs provided to our U.S. employees, including health care benefits, dental, life, and vision coverage; and

•	termination payments and other benefits under the NEOs' employment agreements, in the event that the NEO's employment is terminated under specified circumstances.
Each of the material elements of our compensation program is discussed in greater detail below.
Base Salary
The Board reviews and determines, after receipt of a recommendation from the CNG Committee, the base salary of each NEO. The purpose of base salary is to reflect our NEOs' executive job responsibilities, individual performance, and competitive compensation levels. Under his employment agreement, Mr. Wilson's current annual base salary is $350,000 and is subject to an Annual Increase. Under his employment agreement, Mr. Lafargue's current annual base salary is $240,000 and is subject to an Annual Increase. Mr. Pharo's annual base salary was $175,000.
Annual Cash Bonus Awards
The Board, pursuant to the recommendation of the CNG Committee, may award a NEO an annual cash bonus. The purpose of a cash bonus would be to better align executive performance with annual strategic goals while enhancing shareholder value. The NEOs did not receive annual cash bonus awards during fiscal year 2012.
Special Cash Bonus Awards
On June 26, 2012, the CNG Committee approved special cash bonus awards for certain employees of the Company in connection with their extraordinary efforts to facilitate the May 2012 closing of the Company's significant asset swap transaction with Santos QNT Pty. Ltd. and Santos Limited that resulted in net cash proceeds to the Company of AUD $25.0 million and other accomplishments. The amounts paid to Mr. Wilson, Mr. Lafargue, and Mr. Pharo under these special cash bonus awards were $30,000, $170,000 and $10,000, respectively.
Equity-Based Compensation
At the December 1998 annual meeting, our shareholders approved the Company's 1998 Stock Option Plan (the “1998 Plan”), which permits the granting of stock options and stock appreciation rights (“SARs”) to the Directors, officers, employees, and consultants. On December 11, 2008, the Board amended and restated the 1998 Plan, renaming it the 1998 Plan, the “1998 Stock Incentive Plan” (the “1998 Stock Incentive Plan”), and further amended the 1998 Stock Incentive Plan on March 19, 2009 and May 27, 2009. On May 27, 2009, the Company's shareholders approved the amendment and restatement of the 1998 Stock Incentive Plan, as follows:

•	the amount of shares reserved for issuance pursuant to awards made under the 1998 Stock Incentive Plan was increased by 4,205,000 shares, to a maximum of 5,205,000 shares;

•
the CNG Committee was authorized to make awards of shares of Restricted Stock (as defined in the 1998 Stock Incentive Plan), which awards may vest based on a participant's continued service to the Company, its subsidiaries, or affiliates, or upon the satisfaction of performance measures;

•	the 1998 Stock Incentive Plan now provides for annual awards of Common Stock to the non-employee Directors of the Company; and

•
the CNG Committee is authorized to make awards of shares of Common Stock, options, SARs, or Restricted Stock that vest upon the satisfaction of pre-defined corporate performance measures identified by the CNG Committee.

At the December 2010 annual meeting, our shareholders approved a further amendment to the 1998 Stock Incentive Plan that increased the number of shares of Common Stock authorized for issuance under the 1998 Stock Incentive Plan by 2,000,000 shares, to a new aggregate total of 7,205,000 shares. Currently, 460,000 shares are available for award under the 1998 Plan.
The Company is proposing to replace the 1998 Stock Incentive Plan with a new 2012 Omnibus Incentive Compensation Plan to be voted on by the shareholders at the 2012 Annual Meeting. See “Proposal 3 - Approval of 2012 Omnibus Incentive Compensation Plan.” Other than the 1998 Stock Incentive Plan, the Company currently does not have any long-term incentive, nonqualified defined contribution, or other non-qualified deferred compensation plans. In addition, MPAL does not currently maintain any of its own equity-based compensation plans.
The 1998 Stock Incentive Plan provides for grants of options principally at an option price per share of 100% of the fair value of the Company's Common Stock on the date of the grant. Options are generally granted with a one-year, two-year, or a three-year vesting period and a ten-year term. Options vest in equal annual installments over the vesting period. The Plan also provides for the grant of SARs subject to terms as determined by the CNG Committee and evidenced in a form also determined by the CNG Committee. In addition, the 1998 Stock Incentive Plan permits the award of Restricted Stock to eligible participants and also permits the CNG Committee to make an annual award of shares of unrestricted Common Stock to the Company's non-employee Directors equal in value of up to 50% of the annual cash retainer payable to these Directors.
For all 1998 Stock Incentive Plan awards granted, modified, or settled after July 1, 2005, we account for all equity-based awards in accordance with the requirements of ASC Topic 718. With the exception of the annual stock awards to non-employee Directors which typically occur on July 1 of each fiscal year, we do not have a specific program or plan with regard to the timing or dating of option grants or other awards, and options or other awards under the 1998 Stock Incentive Plan have not been granted at regular intervals or on pre-determined dates. Rather, the Board's decisions as to when options are granted have historically been made at the complete discretion of the Board upon the recommendation of the CNG Committee. Going forward, the Board intends to continue this practice, after receipt and consideration of recommendations for further option or other awards under the 1998 Stock Incentive Plan or the 2012 Omnibus Plan.
As of November 19, 2012, there were 7,194,791 stock options outstanding, of which 5,119,787 were fully-vested and exercisable. If all of these options were exercised these shares would represent approximately 11.78% of our issued and outstanding shares of Common Stock.
Pension/Retirement Benefits
The Company does not provide qualified pension benefits or any supplemental executive retirement benefits to any of its NEOs.
Mr. Wilson and Mr. Lafargue are eligible to participate in the Company's 401(k) retirement savings plan, which permits participants to make salary deduction contributions to their plan accounts and became effective as of October 15, 2010. Under the Company's 401(k) plan provisions through June 30, 2012, all employees of the Company were eligible to participate after an initial period of three months of employment and the Company made a 3.5 percent match of the employee's contributions, up to an annual maximum of 3.5 percent of salary.
Effective as of July 1, 2012, the 401 (k) plan was amended to provide that employees are eligible to participate after one month of service, and the Company will make a 100 percent matching contribution with respect to employee's contributions up to 1 percent of salary and 50 percent matching contribution with respect to additional employee contributions up to 6 percent of salary, subject to an annual maximum of 3 percent of the employee's contribution.
Additional Benefit Programs
Perquisites and other benefits represent a small part of our overall compensation package. These benefits are reviewed periodically to ensure that they are competitive with industry norms. If greater than $10,000, the aggregate costs associated with the benefits we provided to Mr. Wilson, Mr. Hastings, Mr. Lafargue, or Mr. Pharo are included in the “All Other Compensation” column of the Summary Compensation Table set forth below.
During fiscal year 2012, the Company paid $1,560 for parking for Mr. Wilson. In addition, health insurance premiums for one month in the amount of $1,250 for Mr. Wilson were paid by NP, a subsidiary of the Company.
Under his employment agreement, Mr. Hastings was provided with a leased automobile as approved by the Board, consistent with the Company's perquisite guidelines. During fiscal year 2012, the Company paid $8,379 for this arrangement and $1,560 for parking for Mr. Hastings. Under his employment agreement, Mr. Hastings also received up to $8,000 per year in reimbursements to purchase his own family health insurance coverage, including medical, prescription, and dental benefits. Consistent with the terms of his employment agreement, the Company secured and paid the premiums for a 10-year term life insurance policy for Mr. Hastings. During fiscal year 2012, the Company paid $3,610 in life insurance premiums. In addition, the Company has purchased long-term disability insurance with coverage to age 65 for Mr. Hastings, with a maximum annual premium amount of $12,500. During fiscal year 2012, the Company paid $7,436 to a disability insurer under this arrangement. In addition, the Company has purchased $2 million of key-man life insurance coverage for Mr. Hastings.
In connection with the hiring of Mr. Lafargue, the Company agreed to reimburse his relocation expenses, which amounted to $18,925, and to reimburse his legal expenses incurred in connection with the review of his employment terms and visa application in the amount of $22,000. Under his employment agreement, Mr. Lafargue was also provided with a paid parking space at a cost during the fiscal year ended June 30, 2012 of $1,560. Consistent with the terms of his employment agreement, the Company also paid $20,655 in health insurance premiums.
Tax Considerations
We intend to operate our executive compensation program in good faith compliance with Section 409A of the U.S. Internal Revenue Code and the related regulations and other guidance issued by the U.S. Internal Revenue Service. At this time, the Company does not expect that Section 162(m) of the U.S. Internal Revenue Code will have any effect on the Company's executive officer compensation because it is not likely that the annual compensation paid to any executive officer will exceed $1 million.
Conclusions
The Board believes that the Company's executive compensation program is and will be a critical element in ensuring the Company's continued success as it grows and pursues its strategic objectives. Motivation, attraction, retention, and the NEOs' alignment with the interests of the Company's shareholders are the key objectives of the program. The continued improvement in business results and increased shareholder value are driven by the performance of highly-motivated executives. In the opinion of the Board, the design and operation of the Company's executive compensation programs, along with the monitoring of our executive officers' performance against the factors identified above, reasonably result in compensation levels appropriate to promote the Company's continued success and the best interests of its shareholders as the Company continues to grow and pursue its strategic objectives.

Additional Information Regarding Executive Compensation
Employment Agreements with Our 2012 Named Executive Officers
The Company has entered into written employment agreements with each of Messrs. Wilson, Hastings, and Lafargue that provide for certain severance payments and other benefits in the event that their respective employment with the Company is terminated under various circumstances, as described below (Mr. Hastings' employment with the Company was terminated effective July 16, 2012). Generally, we use these provisions to provide some assurance to the Board that the Company will continue to be able to rely on our NEOs continuing in their positions with us, without concern that they might be distracted by the personal uncertainties and risks created by any proposed or threatened change of control of the Company.
Mr. Wilson
On November 9, 2011, the Company entered into the Wilson Agreement, under which he serves as the Company's President/CEO. The Wilson Agreement provides for a two-year term of employment, which commenced on September 27, 2011. If not terminated prior to September 27, 2013 (the “Initial Term”) in accordance with its provisions, the Wilson Agreement may be renewed for additional one year terms (each, a “Renewal Term”) if the parties mutually agree to do so. If the Company or Mr. Wilson determines not to renew the Wilson Agreement for an additional one year term, the party desiring to terminate the Wilson Agreement must provide the other with written notice six months prior to the expiration of the Initial Term or the Renewal Term, as applicable. On November 6, 2012, the Board, after recommendation from the CNG Committee, approved a one year extension of the Wilson Agreement to September 27, 2014. All other terms remain unchanged.
The Wilson Agreement provides for an initial annual base salary of $349,459, subject to an annual cost of living increase beginning on July 1, 2012 and effective each January 1st thereafter, based on a formula that shall be adopted for all Company employees. During the term of the Wilson Agreement,

Mr. Wilson will not be guaranteed a bonus but rather will be eligible to receive such bonus awards, if any, based on the Company's and Mr. Wilson's performance, as shall be determined by the Board in its sole discretion, after receipt of a recommendation by the CNG Committee. The Wilson Agreement confirms an award to Mr. Wilson of (i) options to acquire 250,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the grant date; and (ii) 100,000 restricted shares of Common Stock (collectively, the “Equity Incentives”).
The Company is entitled to terminate Mr. Wilson's employment at any time for any reason, other than non-renewal, Disability, or Cause (as each such term is defined in the Wilson Agreement) upon at least 30 days' written notice to Mr. Wilson. If the Company terminates Mr. Wilson's employment for any reason other than non-renewal, Disability, or Cause, then the Company shall pay to Mr. Wilson: (i) his base salary through the date of such termination of employment, plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment (the “Salary Benefit”); (ii) any other compensation and benefits to the extent actually earned by him under any other benefit plan or program of the Company as of the date of such termination of employment (the “Other Benefits”); (iii) any reimbursement amounts for reasonable business expenses approved by the Company and owed to Mr. Wilson under the Wilson Agreement (the “Reimbursement Benefit”); (iv) a defined severance benefit (the “Severance Benefit”); and (v) certain continuing health insurance payment benefits, if Mr. Wilson elects to continue insurance coverage under the Company's health insurance plans pursuant to COBRA following termination of employment (the “Medical Benefit”). In addition, the Equity Incentives shall fully vest (the “Vesting Benefit”). The Severance Benefit shall equal the amount of base salary that Mr. Wilson would have received if he remained employed for the balance of the Initial Term or Renewal Term, as the case may be, based upon his then-current base salary without further increase. The amount of the Severance Benefit shall be paid during the remainder of the Initial or Renewal Term, as applicable, in equal monthly installments commencing in the first month following Mr. Wilson's termination of employment.
The Wilson Agreement may be terminated by the Company in the event of Mr. Wilson's death or Disability. If Mr. Wilson dies or becomes disabled, then the Company will pay Mr. Wilson (or, in the case of death, Mr. Wilson's estate or other person having such entitlement pursuant to the terms of the applicable plan or program): (i) the Salary Benefit; (ii) the Other Benefits; (iii) the Reimbursement Benefit; and (iv) the Vesting Benefit.
The Wilson Agreement may also be terminated for Cause by the Company. “Cause” is defined as (i) an act or acts of dishonesty or fraud by Mr. Wilson relating to the performance of his services to the Company; (ii) a breach by Mr. Wilson of his duties or responsibilities under the Wilson Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) Mr. Wilson's conviction of a felony or any crime involving moral turpitude; (iv) Mr. Wilson's material failure (for reasons other than death or Disability) to perform his duties under the Wilson Agreement or insubordination (defined as refusal to execute or carry out lawful directions from the Board or its duly appointed designees) where Mr. Wilson has been given written notice of the acts or omissions constituting such failure or insubordination and he has failed to cure such conduct, where susceptible to cure, within 30 days following such notice; or (v) a breach by Mr. Wilson of any provision of any material policy of the Company or certain obligations under the Wilson Agreement (e.g., confidentiality, non-solicitation, non-competition, and non-disparagement obligations). If the Wilson Agreement is terminated for Cause, Mr. Wilson shall only be entitled to receive: (i) the Salary Benefit; (ii) the Other Benefits; and (iii) the Reimbursement Benefit.
Mr. Wilson is entitled to terminate his employment with the Company for “Good Reason” (as defined in the Wilson Agreement). In the event of his termination of employment for Good Reason, Mr. Wilson shall be entitled to receive: (i) the Salary Benefit; (ii) the Other Benefits; (iii) the

Reimbursement Benefit; (iv) the Severance Benefit; (v) the Medical Benefit; and (vi) the Vesting Benefit. “Good Reason” as defined in the Wilson Agreement, means only, without Mr. Wilson's written consent, (A) a material negative change in the scope of the authority, functions, duties, or responsibilities of Mr. Wilson's employment from that which is contemplated by the Wilson Agreement, provided that a change in scope solely as a result of the Company no longer being a public company or becoming a subsidiary of another entity shall not constitute Good Reason; (B) the Company engaging the services of a long-term replacement President and Chief Executive Officer; (C) any material breach by the Company of any provision of the Wilson Agreement without Mr. Wilson having committed any material breach of his obligations thereunder, in each case of (A), (B), or (C), which breach is not cured by the Company within 30 days following written notice thereof to the Company of such breach; or (D) a “Change in Control” (as defined in the Wilson Agreement) of the Company.
Mr. Hastings
On February 3, 2009, the Company entered into an Employment Agreement with Mr. Hastings to serve as our President/CEO (“Hastings Agreement”), effective as of December 11, 2008. Under the Hastings Agreement, Mr. Hastings was paid an annual salary of $300,000, subject to an Annual Increase. During the term of the Hastings Agreement, Mr. Hastings did not receive a sign-on or other guaranteed bonus, but was entitled to receive bonuses recommended by the CNG Committee and approved by the Board. Mr. Hastings was also entitled to reimbursement of his business expenses while performing services for the Company.
The Hastings Agreement confirmed Mr. Hastings's receipt of the stock options awarded to him on December 11, 2008 and his surrender to the Company of 387,500 of those stock options, as described in “Overview of Compensation of William H. Hastings, the Company's President/CEO for the Period of December 11, 2008 through September 26, 2011” above. In addition, the Company agreed to provide Mr. Hastings up to $8,000 per year of reimbursement for health insurance and to purchase and pay annual premiums for a long-term disability insurance policy covering Mr. Hastings and a ten-year term life insurance policy.
The Company was entitled to terminate the employment of Mr. Hastings for any reason other than death, Disability, or Cause upon at least 30 days written notice to Mr. Hastings.
As of September 27, 2011, Mr. Hastings stepped aside as the Company's President/CEO. Pursuant to the terms of a September 27, 2011, addendum to Mr. Hastings' February 3, 2009, Employment Agreement with the Company (“Addendum”), Mr. Hastings continued to serve the Company in a non-executive capacity as Senior Advisor for Business Development. Under the Addendum, Mr. Hastings received the same compensation (then $337,500) and benefits provided in the Hastings Agreement.
Under the Addendum, the Company provided Mr. Hastings with office supplies, computer equipment, and other necessary and appropriate support required to fulfill the responsibilities of his new position and reimbursed Mr. Hastings for his business expenses consistent with the Company's policies regarding business expense reimbursements. The Addendum also provided for reimbursement of certain legal expenses incurred by Mr. Hastings in connection with the changes to his employment status and gave the Company, under certain circumstances, the right of first refusal to buy back shares of the Company's Common Stock acquired by Mr. Hastings through the exercise of options granted to him by the Company under a February 3, 2009, Non-qualified Stock Option Award Agreement and a Non-qualified Option Performance Award Agreement of the same date (collectively, the “Option Agreements”). The Addendum also amended the Option Agreements to extend the term under which Mr. Hastings can exercise the underlying options until the later of the date provided for in the agreements or December 31, 2015, and to permit Mr. Hastings to pay some or all of the exercise price of options by surrendering to the Company shares of the Company's Common Stock that he already owns at the time of exercise. The

Board has authorized a corresponding amendment to the 1998 Stock Incentive Plan to permit the exercise of options through this contemplated process.
As a result of the Company's termination of the employment of Mr. Hastings effective July 16, 2012, other than for death, Disability, or Cause, the Company became obligated to pay to Mr. Hastings a defined severance benefit (the “Severance Benefit”). The Severance Benefit equals the amount of base salary that Mr. Hastings would have received if he remained employed for the balance of the Term, based upon his then-current base salary without further increase ($350,958); provided, however, that the Severance Benefit will not be less than 24 months of the then-current salary of Mr. Hastings without further increase. The Severance Benefit as so determined shall be divided into 24 equal monthly amounts and paid out to Mr. Hastings after the termination of employment, provided that the first six monthly amounts are subject to a six-month waiting period under Section 409A of the Internal Revenue Code, and are to be paid in a single installment after the expiration of the six-month waiting period.
Mr. Lafargue
On August 2, 2010, the Company entered into an Employment Agreement (the “Lafargue Agreement”) with Mr. Lafargue under which he serves as the Company's Vice President, CFO and Treasurer, effective as of August 2, 2010.
The Lafargue Agreement provides for a three-year term of employment (the “Initial Term”), commencing on August 2, 2010, unless earlier terminated as provided in the Lafargue Agreement. If not terminated earlier than August 2, 2013, the Initial Term will automatically renew for one or more successive two-year periods (each, a “Renewal Term”) unless in each case at least six months prior to the end of the Initial Term or Renewal Term, as the case may be, either the Company or Mr. Lafargue gives written notice to the other party electing to permit the Lafargue Agreement to terminate on the last day of the Initial Term or Renewal Term, as the case may be. Under the Lafargue Agreement, Mr. Lafargue will devote substantially all of his business time and attention and best efforts to the affairs of the Company and its subsidiaries and his duties. He will report to the Company's President and CEO.
Mr. Lafargue is paid an annual salary of $240,000, subject to an Annual Increase. Mr. Lafargue is entitled to receive cash bonuses recommended in the future by the CNG Committee and approved by the Board. Mr. Lafargue is entitled to reimbursement of relocation expenses, certain advisory expenses, and reimbursement of his business expenses while performing services for the Company.
The Lafargue Agreement confirms the award to Mr. Lafargue of 800,000 non-qualified stock options under the Company's 1998 Stock Incentive Plan, of which 400,000 were time-based options and 400,000 were performance-based options that were to vest only upon the closing of the Evans Shoal Transaction on or before June 30, 2011. Because that transaction did not close, the performance-based options were forfeited as of June 30, 2011, and allocated back to the share reserve for the 1998 Stock Incentive Plan.
The Lafargue Agreement may be terminated by the Company in the event of Mr. Lafargue's death or “disability” (as defined in the Lafargue Agreement). If Mr. Lafargue dies or becomes disabled, then the Company will pay Mr. Lafargue or his representatives: (i) his base salary through the date of such termination of employment, plus his base salary for the period of any vacation time earned but not taken for the year in which termination of employment occurs; (ii) any other compensation and benefits to the extent actually earned by him under any other benefit plan or program of the Company as of the date of such termination of employment; and (iii) any reimbursement amounts owing to Mr. Lafargue (the amounts in (i), (ii), and (iii) are referred to as the “Accrued Obligations”). The Lafargue Agreement may also be terminated for “Cause” by the Company. “Cause” is defined as (i) an act or acts of dishonesty or fraud relating to the performance of his services to the Company; (ii) a breach of his duties or responsibilities under the Lafargue Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) his conviction of a felony or any crime involving moral turpitude;

(iv) his material failure (for reasons other than death, illness, injury, or Disability) to perform his duties or insubordination (defined as refusal to execute or carry out the lawful directions from the Board or its duly-appointed designees) where he has been given written notice of the acts or omissions constituting such failure or insubordination and he has failed to cure such conduct, where susceptible to cure, within ten days following such notice; or (v) a breach of any provision of any material policy of the Company or any of his non-competition, non-disclosure, and related obligations under the Lafargue Agreement. If the Lafargue Agreement is terminated for “Cause,” Mr. Lafargue will only be entitled to receive payment of the Accrued Obligations.
The Company is entitled to terminate Mr. Lafargue's employment for any reason other than non-renewal, death, Disability, or Cause upon at least 30 days written notice to Mr. Lafargue. If the Company terminates Mr. Lafargue's employment for any reason other than non-renewal, death, Disability, or Cause, then the Company shall pay to Mr. Lafargue (i) the Accrued Obligations; (ii) a defined severance benefit (the “Severance Benefit”); and (iii) certain continuing health insurance payment benefits if Mr. Lafargue elects to continue insurance coverage under the Company's health insurance plans pursuant to COBRA following termination of employment. The Severance Benefit shall equal the amount of base salary that Mr. Lafargue would have received if he remained employed for the balance of the Initial Term or Renewal Term, as the case may be, based upon his then-current base salary without further increase; provided, however, that the Severance Benefit may not be less than an amount equal to 12 months of Mr. Lafargue's then-current salary without further increase. The Severance Benefit as so determined shall be divided into 12 equal installments and paid out to Mr. Lafargue after termination of employment according to a one-year payment schedule.
Mr. Lafargue is also entitled to terminate his employment with the Company for “Good Reason.” In the event of his termination of employment for Good Reason, Mr. Lafargue shall be entitled to receive a severance benefit equal to one year's base salary, based upon his then-current base salary without further increase, which shall be paid according to the same one-year payment schedule described above. “Good Reason” means, without Mr. Lafargue's consent: (A) a material negative change in the scope of the authority, functions, duties, or responsibilities of his employment from that which is contemplated by the Lafargue Agreement; provided that a change in scope solely as a result of the Company no longer being a public company or becoming a subsidiary of another entity shall not constitute Good Reason; (B) the Company materially changing the geographic location in which he must perform services from the Portland, Maine, metropolitan area; or (C) any material breach by the Company of any provision of the Lafargue Agreement without Mr. Lafargue having committed any material breach of his obligations under the Lafargue Agreement, in each case of (A), (B), or (C), which breach is not cured by the Company within 30 days following written notice thereof to the Company of such breach. If Mr. Lafargue elects to terminate his employment for any reason other than Good Reason, he will be entitled to payment of only the Accrued Obligations but may, if the Company elects, be entitled to receive an amount equal to one month of his then-current base salary.

Executive Compensation Tables
The following table sets forth certain summary information concerning the compensation awarded to, paid to, or earned by Mr. Wilson, our President/CEO since September 27, 2011, Mr. Hastings, our President/CEO during that portion of the fiscal year 2012 from July 1, 2011, to September 27, 2011, Mr. Lafargue, our CFO/Treasurer since August 2, 2010, and Mr. Pharo, our Vice President-General Counsel and Secretary from November 30, 2011, to September 5, 2012 (together, our “Named Executive Officers” or “NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (4)	Stock Awards ($) (5)		Option Awards ($) (5)	Change in Pension Value and Non- Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)		Total ($)
J. Thomas Wilson, President/CEO (1)	2012	$317,894	(6)	$30,000	$25,200	(7)	$149,228	$—	$64,060	(8)	$586,382
William H. Hastings, Former President/ CEO (2)	2012	$361,254		$—	$—		$—	$—	$28,053	(9)	$389,307
	2011	$325,021		$—	$—		$—	$—	$28,806	(9)	$353,827
Antoine J. Lafargue, CFO/Treasurer	2012	$293,338	(10)	$170,000	$—		$377,974	$—	$30,738	(10)	$872,050
	2011	$220,000		$—	$—		$432,399	$—	$66,883	(10)	$719,282
Milam Randolph Pharo, Former Vice President-General Counsel and Secretary (3)	2012	$124,605	(11)	$10,000	$—		$324,647	$—	$—		$459,252

(1)
Mr. Wilson was appointed as the Company's President/CEO effective September 27, 2011. Mr. Wilson also serves as a Director of the Company. Prior to September 27, 2011, Mr. Wilson received compensation for services as a Director, in amounts that pursuant to the SEC reporting rules are included in this Summary Compensation Table and are set forth and described in the footnotes below. The Company discontinued compensating Mr. Wilson for his services as a Director upon his appointment as President/CEO.

(2)
The Board appointed Mr. Hastings as the Company's President/CEO effective December 11, 2008, and he served in those positions until September 27, 2011. Although Mr. Hastings served as President/CEO for only a portion of the fiscal year ended June 30, 2012, he continued to serve the Company through the remainder of the fiscal year ended June 30, 2012 in the capacity of Senior Advisor for Business Development, and all of his compensation for that year is included in this table as required by SEC rules. A prorated amount of his salary for the time he was serving as President/CEO during the fiscal year ended June 30, 2012 would have been approximately $84,365. Mr. Hastings also served as a Director of the Company during the fiscal year ended June 30, 2012. Mr. Hastings resigned from the Board on July 16, 2012.

(3)
Mr. Pharo was appointed as the Company's Vice President - General Counsel and Secretary effective November 30, 2011. Mr. Pharo retired from that position effective September 5, 2012. Approximately $121,743 of the stock option award was forfeited due to Mr Pharo's retirement on September 5, 2012.

(4)
On June 26, 2012, the CNG Committee approved special cash bonuses for certain employees of the Company in connection with their extraordinary efforts to facilitate the May 2012 closing of the Company's significant asset swap transaction with Santos QNT Pty. Ltd. and Santos Limited that resulted in net cash proceeds to the Company of (AUS) $25.0 million, and other accomplishments.

(5)	Amounts reported represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718.

(6)
Includes $11,200 for fees paid in cash for services as a Director, which represents one-quarter of the total of (a) the $35,000 annual retainer for Directors; and (b) the $9,800 Make-Up Payment as described in footnote (1) to the Director Compensation Table above, as prorated to reflect the portion of the fiscal year ended June 30, 2012 that Mr. Wilson served as a non-employee Director prior to his appointment as President/CEO effective September 27, 2011.

(7)
On July 1, 2011, an annual stock award of 15,000 shares of common stock was granted to Mr. Wilson for services as a Director, pursuant to Section 9 of the 1998 Stock Incentive Plan. The fair market value of a share of common stock on July 1, 2011 was $1.68.

(8)
Amounts reported for Mr. Wilson for 2012 include payments of: (a) $59,000 in cash compensation pursuant to Mr. Wilson's consulting agreement with the Company discussed under "Certain Relationships and Related Person Transactions - Agreements with J. Thomas Wilson" above, which compensation was paid prior to Mr. Wilson's appointment as President and Chief Executive Officer of the Company effective September 27, 2011; (b) $1,250 for health insurance premiums; (c) $1,560 for parking; and (d) $2,250 for one-quarter of the annual $9,000 medical reimbursement payable to Directors, as part of Mr. Wilson's compensation for his services as a non-employee Director prior to his appointment as President/CEO effective September 27, 2011.

(9)
Amounts reported for Mr. Hastings for 2012 include payments of: (a) $3,610 for life insurance premiums; (b) $7,436 for disability insurance premiums; (c) $7,068 for health insurance premiums; (d) $8,379 for a leased automobile; and (e) $1,560 for parking. Amounts reported for Mr. Hastings for 2011 include payments of: (a) $4,785 for life insurance premiums; (b) $7,126 for disability insurance premiums; (c) $6,956 for health insurance premiums; (d) $8,379 for a leased automobile; and (e) $1,560 for parking.

(10)
Salary for Mr. Lafargue for 2012 includes $32,307 in accrued additional salary for vacation days not taken. All other compensation for Mr. Lafargue for 2012 include payments of: (a) $20,655 for health insurance premiums; (b) $8,523 from the Company's 3.50% match of his contributions to the Company's 401(k) plan; and (c) $1,560 for parking. Amounts reported for Mr. Lafargue for 2011 include payments of: (a) $20,212 for health insurance premiums; (b) $1,560 for parking; (c) $18,925 for relocation expenses; (d) $4,186 from the Company's 3.50% match of his contributions to the Company's 401(k) plan; and (e) $22,000 for legal expenses relating to the negotiation of employment terms.

Outstanding Equity Awards at Fiscal Year-End
The following table lists the outstanding equity awards as of June 30, 2012, for each of our NEOs:
Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
J. Thomas Wilson (1)	387,500	—	—	$1.20	7/1/2019	—	—	—	—
J. Thomas Wilson (1)	200,000	100,000	—	$2.24	4/1/2020	—	—	—	—
J. Thomas Wilson (1)	—	250,000	—	$1.08	11/7/2021	—	—	—	—
J. Thomas Wilson (1)	—	—	—	—	—	100,000	$110,000	—	—
William H. Hastings	2,712,500	—	—	$1.20	12/11/2018	—	—	—	—
Antoine J. Lafargue (2)	133,333	266,667	—	$1.84	8/2/2020	—	—	—	—
Antoine J. Lafargue (2)	200,000	400,000	—	$1.10	11/30/2021	—	—	—	—
Milam Randolph Pharo (3)	166,666	333,334	—	$1.13	11/30/2021	—	—	—	—

(1)
In connection with Mr. Wilson's appointment as the Company's President and Chief Executive Officer effective September 27, 2011, on November 7, 2011 Mr. Wilson was awarded (a) 250,000 non-qualified time-based stock options with an exercise price of $1.08 per share; and (b) 100,000 shares of time-based restricted stock. The stock options vest in two annual installments as follows: (i) 125,000 options vested on September 27, 2012; and (ii) 125,000 options are scheduled to vest on September 27, 2013. The restricted stock vests (and becomes non-forfeitable) in two annual installments as follows: (x) 50,000 shares of restricted stock vested on September 27, 2012; and (y) 50,000 shares of restricted stock are scheduled to vest on September 27, 2013. Prior to his appointment as President and Chief Executive Officer, Mr. Wilson was granted the following stock options: (a) 387,500 options granted on February 2, 2009 with an exercise price of $1.20 per share, all of which options were vested as of June 30, 2012; and (b) 300,000 options granted on April 1, 2010 with an exercise price of $2.24 per share, of which 200,000 options were vested as of June 30, 2012 and the remaining 100,000 options are scheduled to vest on April 1, 2013. The market value of the 100,000 shares of restricted stock that had not vested as of June 30, 2012 is based on the closing market price of $1.10 per share as reported by NASDAQ on June 29, 2012, the last trading day in the fiscal year ended June 30, 2012.

(2)
In connection with his initial appointment as the Company's CFO/Treasurer, on August 2, 2010, Mr. Lafargue was awarded 800,000 non-qualified stock options, of which 400,000 were performance based options that ultimately did not vest and were forfeited as of June 30, 2011 and of which 400,000 were time-based stock options with an exercise price of $1.84 per share, of which 133,333 vested on August 2, 2011, and 133,333 option shares vested on August 2, 2012. The remaining 133,334 option shares are scheduled to vest on August 2, 2013, provided that Mr. Lafargue remains employed by the Company through such date. On November 30, 2011, Mr. Lafargue was awarded a total of 600,000 non-qualified stock options with an exercise price of $1.10 per share, comprised of 400,000 time-based options and 200,000 performance-based options. The time-based options are scheduled to vest in two equal annual installments as follows: (a) 200,000 option shares on November 30, 2012; and (b) 200,000 option shares on November 30, 2013. The performance-based options provide that (a) 100,000 option shares shall vest upon the completion of the Nautilus drilling program (which vesting condition was satisfied as of June 30, 2012); (b) 50,000 option shares shall vest upon the completion of the relocation of the Company's headquarters from Portland, Maine to Denver, Colorado (which vesting condition was satisfied as of June 30, 2012); and (c) 50,000 option shares shall vest upon completion of the Company's significant asset swap transaction with Santos QNT Pty. Ltd. and Santos Limited (which occurred in May 2012).

(3)
In connection with his initial appointment as the Company's Vice President-General Counsel and Secretary, Mr. Pharo, was awarded 500,000 non-qualified stock options with an exercise price of $1.13 per share, 166,666 of which options vested on November 30, 2011. Upon Mr. Pharo's retirement from that position effective September 5, 2012, 333,334 of these options were cancelled.

Post Termination Payments and Benefits
For a narrative description of the material terms of each agreement that provides for payments or benefits to an NEO in the event of the termination of their respective employment under various circumstances, including upon resignation, retirement, disability, death, termination for cause, termination without cause, and termination for good reason, as defined in their respective agreements, or in the event of a change in control of the Company, see “Employment Agreements with Our 2012 Named Executive Officers,” “Overview of Compensation for J. Thomas Wilson, the Company's President/CEO Since September 27, 2011,” “Overview of Compensation for William H. Hastings, the Company's President/CEO for the period from December 11, 2008, through September 27, 2011,” “Overview of the Compensation for Antoine J. Lafargue, CFO/Treasurer,” and “Equity-Based Compensation.” The employment of Mr. Hastings, who did not serve as an executive officer at June 30, 2012, was terminated effective July 15, 2012. Mr. Pharo retired from his executive officer position effective September 5, 2012, and did not receive any post-termination payments or benefits as a result thereof.

Equity Compensation Plan Information
The following table provides information as of June 30, 2012 with respect to compensation plans, including the 1998 Stock Incentive Plan and individual compensation arrangements, under which shares of the Company's Common Stock are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a) (#)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b) ($)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (#)
Equity compensation awards under the 1998 Stock Incentive Plan approved by security holders	6,753,125		$1.44		435,000
Equity compensation awards not approved by security holders	825,000	(1)	$1.10	(1)	—

(1)
Consists of inducement equity awards outside of the Company's 1998 Stock Incentive Plan, as follows: (i) options to purchase 500,000 shares of common stock for $1.13 per share granted to Mr. Pharo on November 30, 2011; (ii) options to purchase 250,000 shares of common stock for $1.07 per share granted to a new employee on December 14, 2011; and (iii) options to purchase 75,000 shares of common stock for $1.01 per share granted to a new employee on January 10, 2012. These awards were granted in accordance with NASDAQ Listing Rule 5635(c)(4) and were previously reported in Current Reports on Form 8-K filed by the Company. In addition, as also previously reported in a Current Report on Form 8-K filed by the Company, on September 5, 2012, the Company granted an inducement equity award to Mr. Brannum that included options to purchase 800,000 shares of common stock for $1.12 per share. Further, options to purchase 333,334 shares granted to Mr. Pharo as described above were cancelled in connection with his retirement from the position of Vice President, General Counsel and Secretary effective September 5, 2012.

PROPOSAL 2
REMOVAL OF NIKOLAY V. BOGACHEV AS A DIRECTOR FOR CAUSE

General Description and Reasons for the Proposal
Corporate Action Taken
The Company currently has eight Directors, with three Directors in the class with terms expiring at the annual meeting of stockholders in 2014, including Nikolay V. Bogachev. Based on the recommendation of the CNG Committee, an Executive Committee of the Board of Directors consisting of all Directors except Mr. Bogachev, is seeking stockholder approval to remove Nikolay V. Bogachev as a Director of the Company for cause.
The CNG Committee is responsible for, among other things, oversight of the review and evaluation of all Directors, the development of criteria for membership on the Board of Directors, the review of the composition of the Board as a whole, and the consideration of issues relating to possible conflicts of interest involving the Company's Directors. The CNG Committee believes that its responsibility to review and evaluate the Company's Directors also includes the responsibility to recommend, when warranted, the removal of a Director. If the CNG Committee's recommendation is accepted and approved by the Company's Board of Directors or any duly constituted committee of the Board delegated with such authority under the Delaware General Corporation Law (the "DGCL"), then the removal of such director is presented to the Company's stockholders for their approval. Under the DGCL and the Company's By-Laws, stockholders may remove any director for cause, and Delaware law grants stockholders broad authority to remove a director for cause.
For the reasons set forth below, the CNG Committee and the Executive Committee have concluded that it is in the best interests of the Company and its stockholders to remove Mr. Bogachev as a Director of the Company for cause, rather than waiting for the annual meeting of stockholders in 2014 to replace him. Accordingly, we are asking the Company's stockholders to approve the proposal to remove Mr. Bogachev as a Director for cause, effective immediately upon stockholder approval thereof.
Mr. Bogachev has been provided with the preliminary text of this proposal as set forth in this proxy statement, and an opportunity to provide a statement by him, which is included under the "Statement by Mr. Bogachev" caption below. The Executive Committee and the Company do not, by including the statement by Mr. Bogachev in this proxy statement, endorse or otherwise agree with the contents of the statement by Mr. Bogachev, and certain specific points of disagreement by the Executive Committee are noted under the "Reasons for the Proposal" caption below. In addition, the Executive Committee specifically disagrees with Mr. Bogachev's statements regarding the Board's processes and substantive considerations and deliberations with respect to the Board's efforts to maximize the long-term value of the Company for all of its shareholders. The Executive Committee also notes that it believes that many of Mr. Bogachev's suggestions to the Board and management during the past several months have been primarily motivated by his short-term interests in attempting to resolve the delinquent status of the loan from Sopak AG to an entity affiliated with Mr. Bogachev, as further discussed below, for which approximately 9.2 million of the Company's shares and a warrant for approximately 4.2 million additional shares owned by an entity affiliated with Mr. Bogachev were pledged as collateral, with the delinquent status of such loan beginning as early as December 2009.
Reasons for the Proposal
During the past several months, Mr. Bogachev has acted in a manner that the CNG Committee and the Executive Committee believe is not consistent with his duty to act in the best interests of the Company and all of its stockholders. As a result of these circumstances, the CNG Committee and the Executive Committee reviewed the following matters, as well as other matters relevant to the quality of Mr. Bogachev's service on the Board of Directors.
Since a meeting of the Board of Directors held on April 16, 2012, Mr. Bogachev has discontinued attending and otherwise meaningfully participating in Board meetings. Of the 5 Board meetings held since April 16, 2012, Mr. Bogachev has missed 3 meetings in their entirety, and attended only a portion of the July 24, 2012, meeting and another meeting. Mr. Bogachev began participating in this meeting nearly an hour and one-half after the meeting began, and Mr. Bogachev left the meeting before its conclusion. In fact, Mr. Bogachev's participation at the meeting consisted of his stating his dissatisfaction and refusal to the Company that the Company had not repurchased the Company's interest in the Dingo gas field in exchange for the encumbered Company shares and warrants owned or controlled by him (see below).
During the second and third quarters of 2012, the Company believes that Mr. Bogachev had discussions with principals of Stratex Oil & Gas Holdings, Inc. ("Stratex") about a possible business combination transaction with the Company. The Company has now learned that Mr. Bogachev was personnaly negotiating with principals of Stratex for their acquisition of all of the stock in the Company owned and controlled by Mr. Bogachev. Such discussions were not revealed to or authorized by the Board of Directors or management of the Company. At the repeated requests of Mr. Bogachev, there was a single brief initial introductory meeting among certain executives of Stratex and the Company on or about June 6, 2012. On August 27, 2012, as the first communication of any kind from Stratex to the Company following the single brief introductory meeting, Stratex delivered a letter to the Company containing an unsolicited proposal for the acquisition of each outstanding share of the Company's common stock for $0.65 in cash and one share of Stratex common stock, the closing price for which as reported by the OTCQB on August 27, 2012 was $1.65 per share. On August 28, 2012, Stratex publicly announced the unexpected and unsolicited proposal. The most recent public disclosures by Stratex indicate that it is a development stage company that lacks significant financial or other assets, and its common stock is subject to extremely limited trading volume and trades only sporadically. On September 10, 2012, the Company announced that its Board of Directors, after carefully considering the unsolicited proposal and consulting with its financial and legal advisors, had determined not to pursue the Stratex proposal. Mr. Bogachev did not attend the meeting of the Board of Directors at which the Stratex proposal was considered. On September 12, 2012, the Company received a subpoena from the U.S. Securities and Exchange Commission (the "SEC") for the production of documents in connection with the announcements related to the Stratex proposal. On September 14, 2012, the Company received a letter from the Financial Industry Regulatory Authority ("FINRA") indicating that FINRA is conducting a review of trading in the Company's common stock surrounding the August 28, 2012 announcement by

Stratex, and requesting information and documents from the Company in connection therewith. The Company has cooperated fully with the SEC and FINRA in these matters. As a result of the foregoing matters related to Stratex, the Company has incurred significant legal and other expenses. Additionally, the Company now believes that during early May 2012, Mr. Bogachev, without notice to or the knowledge of the Company's Board, was negotiating with Stratex for the sale of Company shares owned or controlled by Mr. Bogachev in an effort by Stratex to obtain control of the Company.
On October 8, 2012, Mr. Bogachev delivered a letter to J. Robinson West, the Company's Chairman of the Board, threatening to file a suit against the Company and his fellow Directors. Mr. Bogachev's claims largely center around the Company's alleged mismanagement through its refusal to follow Mr. Bogachev's direction. Mr. Bogachev claims that the Company should have followed his direction because he “was far and away the largest shareholder.”
On November 12, 2012, Mr. Bogachev delivered a letter to the Company containing a demand that the Company initiate a lawsuit against all of the members of the Board other than Mr. Bogachev. In his letter, Mr. Bogachev claimed that all of the members of the Board, other than himself, had breached their fiduciary duties. As noted in a letter by the Company delivered to Mr. Bogachev on November 21, 2012, to which Mr. Bogachev has not responded, Mr. Bogachev's letter of November 12, 2012 did not provide sufficient detail so that the Company could adequately investigate such claim, but rather simply stated vague allegations. Contrary to Mr. Bogachev's assertion in his statement below that the Board's response to his demand has simply been to seek his removal as a Director, the Company requested in its November 21, 2012 letter that he provide additional information to allow the Board to investigate his claim, which Mr. Bogachev has not done. Additionally, much like the October 8, 2012 letter, Mr. Bogachev's claims in his November 12, 2012 letter largely center around the Company's refusal to follow his direction.
In the letter dated November 12, 2012, and in his statement below, Mr. Bogachev claims to own a large amount of Company shares. This claim is made notwithstanding the fact that all but 15,000 shares previously owned by Mr. Bogachev and his affiliate entities, approximately 9.2 million shares, and a warrant representing another 4,347,826 shares, had been previously repossessed by Sopak AG pursuant to a Pledge and Security Agreement dated July 7, 2009. According to the Notice of Default dated September 21, 2012, an affiliate of Mr. Bogachev, Yamalco Investment Limited, failed to repay the sum of $18,324,027.77 and thereby defaulted under a Loan Facility dated July 7, 2009. As a result, these shares and the rights under the warrant are no longer possessed by Mr. Bogachev, and Mr. Bogachev does not have the right to vote the approximately 9.2 million shares. Also as a result of the repossession of the approximately 9.2 million shares, the Company has expended substantial legal and other expenses dealing with this situation. Although the Company became aware that Mr. Bogachev had pledged these shares, the Company was not aware of the details and did not approve the pledge. Since the pledge of these securities by Mr. Bogachev and his related entities, the Company has instituted a policy prohibiting Directors pledging Company securities. The Company believes that such a policy is a significant step towards improved risk oversight.
With respect to Mr. Bogachev's reference to a committee of the Board formed to review strategic alternatives,this Committee was formed but was subsequently disbanded when it appeared to the other members of the Committee, that Mr. Bogachev's recommendations for strategic alternatives were primarily focused on a solution for his own short term funding issues.
For additional information regarding the Company's recent relationships and transactions with Mr. Bogachev, see "Certain Relationships and Related Person Transactions - YEP Securities Purchase Agreement, - Additional YEP Financing Agreement, - Additional Agreements with YEP Relating to YEP Purchase Agreement, and - U.S. Federal Tax Withholdings," and "Security Ownership of Certain Beneficial Owners and Management" in this proxy statement.

Based on the foregoing, the CNG Committee and the Executive Committee have concluded that Mr. Bogachev's actions and conduct have not been in the best interests of the Company and all of its stockholders. In view of these conclusions, the Executive Committee requested Mr. Bogachev to resign from the Board of Directors. At that time, Mr. Bogachev was notified that his refusal to resign would result in the Board's consideration of Mr. Bogachev's removal for cause. Since Mr. Bogachev has not resigned from the Board of Directors, the CNG Committee recommended to the Executive Committee that it seek stockholder action to have Mr. Bogachev removed from the Board for cause. After considering the recommendation of the CNG Committee, the Executive Committee unanimously accepted the CNG Committee's full recommendation to seek stockholder approval of the removal of Mr. Bogachev from the Board for cause.

Statement by Mr. Bogachev
Dear Shareholders:

The following is my response to the proposal of committees of the Board of Directors of the Company to remove me as a Director of the Company for alleged “cause.” I did not receive notice of or participate in any of those committee deliberations nor was I given any opportunity to discuss their removal proposal prior to its publication.
You should understand that it is clear to me that the sole reason for seeking my removal is my repeated and articulated disagreement with the procedures, actions and inactions of the Board involving in my opinion a failure of the other Directors to exercise their fiduciary obligations of governance and oversight. In my judgment this failure has resulted in ineffective and improper management causing substantial losses of shareholder value that are obviously reflected in the Company's substantial continued stock market declines. The foregoing was brought to a head by my recent demand, made on behalf of the Company and on behalf of all of the shareholders, that the Company institute legal action against the other Directors for the recovery by the Company of damages from their mismanagement. The Board's response to the this disagreement and the resulting demand for legal redress has simply been to seek my removal as a Director.
Before discussing the fundamental disagreement between the other Directors and me, I want to highlight several related matters. First, in addition to directly owning stock in the Company, as the owner of an affiliated entity, Young Energy Prize S.A. (YEP), I continue to have a legally recognized equitable and beneficial interest in the more than nine million shares previously titled in YEP's name and recently retitled in the name of Sopak AG in light of the fact that the proceeds from any disposition of those shares by Sopak will be applied for my benefit. As a result Sopak has acknowledged my continuing interest in the stock. The pledge of my shares to Sopak occurred when they were acquired more than three years ago and when I became a Director and the Company has been aware of that pledge throughout.
Second, with regard to Stratex, during the Spring of this year I was contacted by the CEO of Stratex who knew of me as a result of a school friendship of our sons and on behalf of Stratex he expressed an interest in acquiring the YEP shares in connection with a merger proposal Stratex intended to make to the Company. The terms of that merger proposal were not communicated to me. Because I believed that the Company needed to consider all strategic alternatives for increasing shareholder value I offered to put him in touch with Tom Wilson, the Company's CEO, which I did. I did not attend any of the Stratex meetings with Mr. Wilson and thereafter I had no further substantive communications with Stratex or its CEO. With regard to the subsequent regulatory inquiry, I cooperated fully with the inquiry and neither I nor any affiliated entity have engaged in any Company stock trading.

And third, I have been advised that the “cause” required under Delaware law and the Company's Bylaws for removal of a director legally must involve egregious conduct which is not applicable or alleged here. Rather what is at issue here are the business disagreements which I have had with the other Directors and continue to have with respect to the governance and management of the Company. That is, I have been advised that the Delaware courts have previously indicated that such business disagreements do not constitute "cause". Accordingly, and based on the foregoing advice, it is my view that the entire effort of the Company to have me removed as a Director is without "cause" and therefore improper.
With regard to the facts and merits of the matter, throughout my tenure on the Board I have considered myself singlely aligned with all of the shareholders of the Company to an extent more than all other Directors by virtue of the very large shareholding of YEP which was a large multiple greater than the shareholding of each other Director and of the shareholdings of all of the other Directors combined. Throughout I have endeavored only to enhance the value of the Company beginning with my initial purchase of the YEP stock at a very substantial premium over its trading price at that time continuing with my entity's sale to the Company thereafter of my previously owned substantial majority interest in the Poplar oil and gas asset at a price very favorable to the Company. And obviously my interest in currently continuing to do whatever I can to enhance shareholder value is totally aligned with the interests of all shareholders.
In my role as the largest shareholder and a Director beginning more than a year ago I vocally and continually expressed disagreement with the plans and activities of the Company and I was outspoken that they would result in continued large cash flow losses and the diminution of shareholder value. Unfortunately, that is what has occurred. During this period, the Board never chose to seriously consider and debate shareholder value but generally routinely rubber-stamped management budgets, programs and recommendations. Board meetings were often preceded by inadequate agendas and explanatory materials provided without reasonable notice and the meetings often in telephonic form were held in the middle of the night in Moscow where I reside thereby limiting my participation.
My dissatisfaction was articulated at length at last year's annual shareholders meeting and at the associated Board meeting and at that time I proposed and was successful in having the Board agree to the formation of a strategic alternatives committee with a charge to candidly and aggressively consider all available possibilities for enhancing shareholder value. Mr. Wilson was designated to head that committee, which included me and one other Director, and its formation was publicly announced. Unfortunately however, and despite my repeated calls for committee action, the committee was never allowed by the Board or Mr. Wilson to function and to my knowledge the committee does not even exist at this time.
I make no apology for my strong objections to the Company's performance. Throughout I have been specific in my charges ranging from objecting (i) to the manner in which Australian assets and Australian transaction efforts have been handled, (ii) to the lack of oversight of accounting and reporting functions leading to the resignation of the Company's audit firm and to a lack of credibility in the financial community, and (iii) to the excessive cash and equity compensation of the Board and management without any apparent linkage of the compensation to Company performance, along with other excessive overhead expenditures.
The Company's proposal to remove me as a Director is plain and simply an effort to eliminate my voice objecting to how the Company is governed by an inactive and passive Board and how its management functions, including my objection to the Company's failure to aggressively pursue strategic alternatives for rebuilding shareholder value. While the foregoing simply does not constitute legal “cause” for proposing my removal, it may nonetheless function as a useful opportunity for a referendum vote of the shareholders on their dissatisfaction with the Company's Board and management and their dissatisfaction with their performance on behalf of the shareholders. THEREFORE, I RECOMMEND

THAT SHAREHOLDERS VOTE “AGAINST” THE PROPOSAL FOR MY REMOVAL AS A DIRECTOR FOR “CAUSE.”

Thank you.
Nikolay V. Bogachev

Impact of Approval of the Proposal
If Mr. Bogachev is removed as a Director of the Company, there will be a vacancy on the Company's Board of Directors. Under the DGCL and our By-Laws, the remaining members of the Board of Directors are authorized to fill the vacancy. Any director elected by our Board to fill a vacancy shall serve the remainder of the term of the class in which the vacancy exists, and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.
We believe that it is important for the Board of Directors of the Company to be comprised of highly qualified individuals who can assist and guide the Company through its current challenges and opportunities. Accordingly, the CNG Committee, which is charged with identifying qualified individuals to serve on the Board of Directors, intends to undertake a rigorous search. In view of the importance of the search and the need to carefully conduct the necessary inquiries into the background and qualifications of potential candidates in order to fill the vacancy, the vacancy is not expected to be filled immediately. Until a new director is elected to fill the vacancy, we will operate with the vacancy.

No Appraisal Rights
Under the DGCL, stockholders are not entitled to appraisal rights with respect to this proposal.

Vote Required for Approval of the Proposal
Pursuant to Article III, Section 1(c) of the Company's By-Laws, any director may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the votes cast at a stockholders' meeting called to consider such removal.

Executive Committee Recommendation
THE EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE REMOVAL OF NIKOLAY V. BOGACHEV AS A DIRECTOR FOR CAUSE.

PROPOSAL 3
NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background
As required pursuant to Section 14A of the Exchange Act, added by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company's NEOs disclosed in this Proxy Statement in accordance with SEC rules. This is commonly known as a “Say-on-Pay” proposal, as it gives the shareholders the opportunity to communicate to the CNG Committee and the Board their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.
Based on the results of the advisory vote on the frequency of future advisory votes on executive compensation at the Company's 2011 Annual Meeting of Shareholders, where the Company's shareholders voted in favor of holding an advisory vote on executive compensation every year (as opposed to every two years or every three years), and consistent with the Board's previous recommendation to the Company's shareholders in connection with such frequency vote, the Company has determined to hold a non-binding advisory vote on the compensation of our NEOs annually through 2017, when the next shareholder vote on the frequency of say-on-pay votes is required under Section 14A of the Exchange Act, or until the Board otherwise determines that a different frequency of such votes is in the best interests of the Company's shareholders. Therefore, the next advisory vote on executive compensation will occur at the Company's 2012 Annual Meeting of Shareholders to which this Proxy Statement relates. The

Company must hold an advisory vote on the frequency of holding advisory votes on executive compensation at least once every six years.
The Say-on-Pay vote is advisory only and therefore not binding on the Company, the CNG Committee, or the Board, and will not be construed as overruling a decision by, or creating or implying any fiduciary duty for, the Company, the CNG Committee, or the Board. Although the vote is non-binding, the CNG Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will review the voting results, seek to determine the cause or causes of significant negative voting, and take such feedback into consideration when making future compensation decisions for our NEOs.

Executive Compensation Determinations
As described in detail under the heading “Executive Compensation” in this Proxy Statement, our executive compensation program is designed to motivate and reward our NEOs in a fiscally responsible manner and align the interests of executive officers with those of our shareholders, while prudently conserving cash resources to fund the Company's growth plans and strategic objectives. We operate in a highly-competitive industry for attracting and retaining executives and management personnel and the competition to attract executive talent is intense. Our comparatively smaller size relative to many larger and better capitalized competitors and relatively small executive management team also present unique challenges to creating an executive compensation program that is generally competitive with the independent oil and gas industry in the United States and Australia.
To that end, the Board has been following an executive compensation strategy that generally calls for executive base salaries that are lower than salaries prevailing in the marketplace for similarly situated companies. However, it is our intention that executive officers generally receive equity awards of a sufficient value to adequately augment their cash salaries. As discussed under the subheading “Objectives of Our Compensation Program” in this Proxy Statement, the CNG Committee and the Board consider a number of factors in making compensation determinations with respect to our NEOs. These considerations include, without limitation, trends in the oil and gas industry in which the Company operates, economic conditions in the market in which the NEO's principal office will be located, compensation packages offered to executives by similarly situated companies, the Company's financial performance and market value of the Company's Common Stock on the NASDAQ and ASX exchanges, as well as specific factors relating to the job performance, leadership, business knowledge, and the longevity of service of each NEO. In addition, the CNG Committee and the Board have the authority to retain outside consultants to assist them in determining the appropriate level of compensation for our NEOs. As more fully detailed under “Executive Compensation Board Oversight of Executive Compensation Role of the CNG Committee”, the CNG Committee engaged Brammer in September 2012 as an independent compensation consultant. The CNG Committee used data obtained by Brammer from Equilar regarding competitive market practices and relevant executive pay and performance to compare the Company's compensation practices to the Peer Group. From this comparison, the CNG Committee determined that the current executive officers ranked between the 18th percentile and the 28th percentile for cash compensation.
Our NEOs are also eligible for annual cash bonus awards based upon achievement of goals and objectives attained during the course of a fiscal year, certain benefit programs offered to all company employees, and certain termination payments as may be set forth in their individual employment contracts with the Company. Collectively, the Board believes that the Company's executive compensation program described herein attracts, motivates, and retains our NEOs and aligns their interests with those of the Company's shareholders and results in compensation levels appropriate to promote the Company's continued success.
Shareholders are urged to read the discussion under “Executive Compensation” which describes how the Company's compensation policies and procedures implement the Company's compensation philosophy, as well as the “Summary Compensation Table” and other related compensation tables and the narrative disclosures about the compensation of the Company's NEOs in fiscal 2012. The Board and the CNG Committee believe that the policies and procedures discussed in the “Executive Compensation” section are effective in implementing the Company's compensation philosophy and in achieving its goals and that the compensation of the NEOs in fiscal 2012 reflects and supports these compensation policies and procedures.

Proposed Resolution
In light of the foregoing, the Board recommends that you vote in favor of the following resolution at the 2012 Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for Magellan Petroleum Corporation's 2012 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which proxy statement includes the compensation tables and the narrative discussion that accompanies the compensation tables.”

Vote Required for Approval
Approval of Proposal 3 - this non-binding advisory resolution approving the compensation of the Company's NEOs will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists at the Annual Meeting. For Proposal 3, abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” the Proposal, but broker non-votes (which are not “entitled to vote” on the matter) will not be counted and will have no effect.
An abstention on this Proposal 3 will not constitute an affirmative vote and therefore will have the same effect as a vote against this Proposal. Therefore, it is critically important that you vote your shares either in person at the Annual Meeting or by proxy.

Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE FOREGOING RESOLUTION RELATING TO THE COMPENSATION OF OUR NEOS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC - PROPOSAL 3.

PROPOSAL 4
APPROVAL OF 2012 OMNIBUS INCENTIVE COMPENSATION PLAN

In October 2012, the Board of Directors approved the 2012 Omnibus Incentive Compensation Plan (the "2012 Omnibus Plan"), subject to shareholder approval. The effective date for the 2012 Omnibus Plan will be the date it is approved by our shareholders.

Why You Should Vote in Favor of the Plan
The Board believes that the 2012 Omnibus Plan will play an important role in our human resource and business strategy by allowing us to continue to appropriately attract, motivate, and retain experienced and highly qualified individuals who are in a position to contribute materially to the success and long-term objectives of the Company. Consistent with our compensation philosophy, we believe that stock-based compensation fosters and strengthens a sense of proprietorship and personal involvement in the Company's success. By holding a personal stake in Magellan, these individuals are encouraged to devote their best efforts towards the achievement of our business objectives and our success, thereby advancing the interests of Magellan and our shareholders.
With the approval of the 2012 Omnibus Plan, we will be able to continue to use equity in our compensation arrangements, and we will have a broader array of equity award design alternatives available to use in structuring those arrangements. The Company is not proposing that any shares be awarded to any specific individuals at this time. Rather, the Company intends to use shares under the 2012 Omnibus Plan to implement the broad objectives of its compensation philosophy including, (i) compensating executives for their willingness to accept lower than prevailing market rate salaries, (ii) implement a performance based stock incentive program to incentivize valuable Company personnel, and (iii) attracting necessary executives and other key personnel. Additionally, approval of the 2012 Omnibus Plan will permit the Company to continue to compensate its Directors with stock. The use of equity as part of our compensation program is important because it fosters a pay-for-performance culture, which is an important element of our overall compensation philosophy. We believe that equity compensation motivates individuals to create shareholder value, since the value realized from the equity compensation is based on our stock performance. At the same time, management and our Board are cognizant of the expense attributable to compensatory stock awards, as well as potential dilution to existing shareholders and strive to maintain both at appropriate levels.

Existing Equity Compensation Plans
As of November 19, 2012, the Company had 7,194,791 stock options outstanding, with a weighted average exercise price of $1.37 and a weighted average remaining contractual term of 8.4 years. In addition, as of November 19, 2012, the Company had 100,000 shares of unvested restricted stock outstanding. The closing price of a share of Magellan common stock as reported by the NASDAQ Capital Market on November 19, 2012, was $0.88. For additional information about our equity compensation plans as of June 30, 2012, see "Equity Compensation Plan Information".
We currently have a 1998 Stock Incentive Plan, from which we make equity-based awards to employees and directors. As of November 19, 2012, there were approximately 460,000 shares of our common stock reserved and available for future awards under the 1998 Stock Incentive Plan. Accordingly, if the 2012 Omnibus Plan is not approved by the shareholders, we will be limited in our ability to make future equity awards to our employees and directors. Thus, the Company's ability to attract and retain executives and other key personnel will be significantly impaired. If the proposed 2012 Omnibus Plan is approved by shareholders, future equity awards to employees and directors will be made from the 2012 Omnibus Plan, and we will not grant any additional awards under the 1998 Stock Incentive Plan. Equity awards previously granted under the 1998 Stock Incentive Plan will remain outstanding in accordance with their terms.

Description of the 2012 Omnibus Incentive Compensation Plan
The 2012 Omnibus Plan provides for the granting of awards in any combination of the following:

•	stock options

•	stock appreciation rights

•	restricted stock and/or restricted stock units

•	performance shares and/or performance units

•	incentive awards

•	cash awards

•	other stock based awards
The various types of awards that may be granted under the 2012 Omnibus Plan are designed to allow the Company to respond to changes in compensation trends and practices, tax laws, accounting standards, and the size and diversity of its business.
We are seeking shareholder approval for a maximum share authorization of 5,000,000 common shares under the 2012 Omnibus Plan. Provisions have also been included to meet the requirements to allow for deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code (the "Code") with respect to performance-based compensation awarded to applicable participants.
The following is a general summary of the material provisions of the 2012 Omnibus Plan and is qualified in its entirety by the full text of the 2012 Omnibus Plan, which is attached to this Proxy Statement as Appendix A. Capitalized terms not defined in the summary are defined in the plan document.
Term of Plan. The 2012 Omnibus Plan will expire 10 years from the date of shareholder approval.
Participants. Employees, Directors, and Consultants are considered eligible participants under the 2012 Omnibus Plan. We currently expect that approximately 45 persons will be eligible to participate in the 2012 Omnibus Plan.
Shares Authorized. Subject to shareholder approval, the maximum share authorization reserved for issuance under the 2012 Omnibus Plan is 5,000,000 common shares, plus any remaining authorized common shares available under the 1998 Stock Incentive Plan (and not subject to outstanding awards under the 1998 Stock Incentive Plan) immediately before the effective date of the 2012 Omnibus Plan. The shares to be delivered under the 2012 Omnibus Plan may be made available from any combination of shares held in Magellan's treasury or authorized but unissued shares of Magellan's common stock.
The 2012 Omnibus Plan is a flexible authorization plan. Under the 2012 Omnibus Plan, the number of aggregate shares available for issuance will be reduced by 1.0 share for each share granted in the form of a stock option or stock appreciation right and 2.0 shares for each share granted in the form of any Full Value Award (an award that is not a stock option or stock appreciation right that is settled in stock).
Shares are counted against the authorization only to the extent they are actually issued. Shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the shares, or are settled in cash in lieu of shares, will again be available for grant under the 2012 Omnibus Plan. In addition, any shares related to grants or awards made under the 1998 Stock Incentive Plan that after the Effective Date of the 2012 Omnibus Plan may lapse, expire, terminate, or are cancelled or surrendered, without having been exercised in full, shall become available for grant under the 2012 Omnibus Plan. The full number of stock appreciation rights granted that are to be settled by the issuance of shares will be counted against the number of shares authorized for award under the 2012 Omnibus Plan, regardless of the number of shares actually issued upon settlement of such stock appreciation rights.
The number of shares authorized to be issued under the 2012 Omnibus Plan, as well as individual limitations and exercise prices, will be subject to adjustments for stock dividends, stock splits, recapitalizations, mergers, or similar corporate events. No adjustments will be made with respect to a participant's award if such adjustments would result in adverse taxation under Section 409A of the Code.
Limitations on Awards. The 2012 Omnibus Plan imposes annual per-participant award limits. The annual per-participant limits are as follows:

Award(s)	Annual Limit
Stock Options	Maximum 1,000,000 shares to any one individual
Stock Appreciation Rights	Maximum 1,000,000 shares to any one individual
Performance Shares or Performance Units	Maximum 500,000 shares or the value of 500,000 shares to any one individual
Restricted Stock or Restricted Stock Units	Maximum 500,000 shares or the value of 500,000 shares to any one individual
Incentive Awards	Maximum $1,000,000 to a Covered Employee
Cash Awards	Maximum award to any one individual may not exceed the greater of $1,000,000 or the value of 500,000 shares
Other Stock-Based Awards	Maximum 500,000 shares to any one individual
In addition, the maximum number of shares that may be granted as incentive stock options is 1,000,000.
Administration. Unless otherwise specified by the Board, the CNG Committee will be the Plan Administrator for the 2012 Omnibus Plan. The Plan Administrator is responsible for administering the 2012 Omnibus Plan and has the discretionary power to interpret the terms and intent of the 2012 Omnibus Plan and any related documentation, to determine eligibility for awards and the terms and conditions of awards, to adopt rules, regulations, forms, instruments, and guidelines for the 2012 Omnibus Plan, and to exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of Magellan with respect to the 2012 Omnibus Plan. Determinations of the Plan Administrator made under the 2012 Omnibus Plan are final and binding. The Plan Administrator may designate the appropriate employees or other agents of the Company to handle the day-to-day administrative matters of the 2012 Omnibus Plan.
Award Terms. All awards to participants under the 2012 Omnibus Plan are subject to the terms, conditions, and limitations as determined by the Plan Administrator. Under the 2012 Omnibus Plan, participants may be granted either incentive stock options that comply with the requirements of Section 422 of the Code or nonqualified stock options that do not comply with those requirements. Stock options must have an exercise price per share that is not less than the fair market value of our common stock on the date of grant, except in the case of stock options granted in assumption of, or in substitution for, outstanding awards previously granted by an acquired company or a company with which Magellan combines. Subject to certain adjustment provisions that only apply to specified corporate events or the approval of our shareholders, the exercise price of all stock options granted under the 2012 Omnibus Plan may not be repriced downward. Specifically, the Plan Administrator may not amend the terms of an outstanding stock option to reduce the exercise price, cancel it, and replace it with a new stock option with a lower exercise price, or cancel an outstanding option with an exercise price above the then-current fair market value of our common stock in exchange for another type of award. Stock options have a maximum term of ten years from the date of grant. Employees may pay the exercise price with cash or its equivalent, by means of a broker-assisted cashless exercise, with previously acquired shares of our common stock, by a net exercise arrangement, or by any other means approved by the Plan Administrator.

Stock appreciation rights may be granted under the 2012 Omnibus Plan in tandem with a stock option, in whole or in part, or may be granted separately. The exercise price of a stock appreciation right may not be less than the fair market value of our common stock on the date of grant, except in the case of stock appreciation rights granted in assumption of, or in substitution for, outstanding awards previously granted by an acquired company or a company with which Magellan combines. Subject to certain adjustment provisions that only apply to specified corporate events or the approval of our shareholders, the exercise price of all stock appreciation rights made under the 2012 Omnibus Plan may not be repriced downward. Specifically, the Plan Administrator may not amend the terms of an outstanding stock appreciation right to reduce the grant price, cancel it and replace it with a new stock appreciation right with a lower grant price, or cancel an outstanding stock appreciation right with a grant price above the then-current fair market value of our common stock in exchange for another type of award. Stock appreciation rights have a maximum term of ten years from the date of grant.
A restricted stock award consists of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. A holder of restricted stock is treated as a current shareholder and is entitled to voting rights and to receive dividends. The Plan Administrator may require that the dividend be paid in cash or shares on the dividend payment date, or accrued and/or reinvested in additional shares and paid at the time the restricted stock vests and settles. A restricted stock unit award results in the transfer of shares of stock or cash to the participant only after specified conditions are satisfied. Rights to dividend equivalents, payable in cash or shares on the dividend payment date or accrued and/or reinvested in additional shares and paid at the time the restricted stock units vest and are settled, may be extended to and made part of any restricted stock unit award, at the discretion of the Plan Administrator. A holder of a restricted stock unit award is treated as a shareholder with respect to the award only when the shares of common stock are delivered upon vesting and settlement of the award. Except as permitted by the Plan Administrator and specified in the award agreement, restricted stock and restricted stock unit awards settled in stock that are not performance-based will vest over a minimum period of one year, and restricted stock and restricted stock unit awards settled in stock that are performance-based will vest over a minimum period of one year.
A performance award (whether granted as a performance share or a performance unit) consists of a grant made subject to the attainment of one or more performance goals for a specified performance period (as determined by the Plan Administrator but not less than one year) and may be intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code. Performance awards will only be earned by participants if the performance goals are met for the performance period. At the discretion of the Plan Administrator and as prescribed in the award agreement, payment may be made in the form of cash, shares, or a combination of cash and shares. Rights to dividend equivalents, payable in cash and/or shares (including reinvestment in additional shares) and paid at the time the performance award vests and settles, may be extended to and made part of any performance award, at the discretion of the Plan Administrator.
Incentive awards consist of grants denominated in cash and may be intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code. The Plan Administrator will determine the performance goals applicable to the payout for incentive awards to Covered Employees for each performance period. The CNG Committee cannot adjust an incentive award upward for a participant but retains the discretion to adjust the incentive award downward. At the discretion of the Plan Administrator, payment of incentive awards may be made in cash and/or other equity-based awards as provided under the 2012 Omnibus Plan and will be paid no later than March 15 following the end of the calendar year for which determinations with respect to the incentive awards are made.

For any awards intended to meet the requirements of Section 162(m) of the Code, the grant or vesting of such awards may be based upon one or more performance goals that apply to the specified participant, one or more business units of the Company, or the Company as a whole. Prior to the payment of any award based on the achievement of performance goals intended to qualify under Section 162(m) of the Code, the CNG Committee must certify in writing that the applicable performance goals and any material terms were, in fact, satisfied. The performance goals intended to qualify compensation as performance-based compensation for purposes Section 162(m) of the Code are:

Financial Goals:	- Earnings - Revenues - Debt level - Cost reduction targets - Interest-sensitivity gap levels - EBITDAX or adjusted EBITDAX - Debt/average daily production	- Earnings per share - Cash flow from operations - Equity ratios - Capital expended - Weighted average cost of capital - Return on assets - Debt/proved developed reserves	- Net income - Free cash flow - Expenses - Working capital - Operating or profit margin - Return on equity or capital employed - Debt/proved reserves
Operating Goals:	- Amount of oil and gas reserves - Lease operating expense/barrels of oil equivalent	- Oil and gas reserve additions - Costs of finding oil and gas reserves	- Oil and gas replacement ratios - Natural gas and/or oil production or sales
Corporate and Other Goals:	- Total stockholder return - Asset quality levels - Investments - Satisfactory internal or external audits - Achievement of balance sheet or income statement objectives	- Market share - Assets - Asset sale targets - Value of assets - Employee retention/attrition rates - Improvement of financial ratings	- Charge-offs - Non-performing assets - Fair market value of common stock - Regulatory compliance - Safety targets - Economic value added - Production growth per net debt adjusted share
Cash awards may be made to participants as determined by the Plan Administrator. The Plan Administrator will determine the terms and conditions of such cash awards, including whether the payout of such awards is subject to the achievement of performance goals.
Other stock-based awards may be equity-based or equity-related awards other than stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, or performance units. The terms and conditions of other stock-based awards will be determined by the Plan Administrator. Payment under any other stock-based awards may be made in common stock or cash, as determined by the Plan Administrator.
Termination of Employment. Unless otherwise specified in a participant's award agreement, all unvested and/or unexercisable awards will automatically be forfeited upon termination of employment. With respect to stock options or stock appreciation rights, the participant will have at least three (3) months following termination in which to exercise the vested portion of the awards. In the event of a termination for cause (as defined in the 2012 Omnibus Plan), all of a participant's awards, whether vested or unvested, exercisable or unexercisable, will automatically be forfeited. The Plan Administrator will have sole discretion for determining termination provisions for awards.
Treatment of Awards Upon a Change of Control. Unless otherwise provided in a participant's award agreement, in the event of both the occurrence of a change of control of Magellan and the termination of the participant's employment without cause or for good reason during the participant's applicable protection period, any outstanding stock option or stock appreciation right will become fully exercisable, any outstanding performance share, performance unit, restricted stock, restricted stock unit, other stock-

based award, or other cash award that was forfeitable will become non-forfeitable and fully vest, and to the extent applicable, will be converted into shares of Magellan common stock or cash.
Clawback Provision. Each participant's award shall be conditioned on repayment or forfeiture in accordance with any Company policy, applicable law, including the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any relevant provisions in the related award agreement.
Transferability of Awards. Award rights may not be transferred, assigned, pledged, or hypothecated in any manner other than by will or by the applicable laws of descent and distribution, unless the Participant has received the Plan Administrator's prior written consent. However, the 2012 Omnibus Plan provides that certain transfers may be made to permitted transferees upon approval of the Plan Administrator.
Amendment to the Plan. Subject to approval of the Board with respect to amendments that are required by law or regulation or stock exchange rules to be submitted to the shareholders of the Company for approval, the Board or the CNG Committee may amend the 2012 Omnibus Plan as it may deem proper and in the best interests of Magellan. However, to the extent required by applicable law, regulation, or stock exchange rule, shareholder approval will be required. No change can be made to any award granted under the 2012 Omnibus Plan without the consent of the participant if such change would impair the right of the participant under the provisions of the award to acquire or retain common stock or cash that the participant may have otherwise acquired.

United States Federal Income Tax Consequences
The following is a brief description of the U.S. federal income tax treatment that will generally apply to awards made under the 2012 Omnibus Plan, based on U.S. federal income tax laws and regulations currently in effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local, or foreign income and other tax consequences. The exact U.S. federal income tax treatment of an award will depend on the specific nature and form of such award.
Incentive Stock Options. An employee generally will not recognize taxable income upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the shares on the exercise date of an incentive stock option exceeds the purchase price of the shares generally will constitute an item of adjustment for alternative minimum tax purposes, and may therefore result in alternative minimum tax liability to the participant. Incentive stock option tax treatment will be available only if the participant has been an employee of Magellan or its subsidiaries within three months of the date of exercise. Magellan will not be entitled to any business expense deduction upon the grant or exercise of an incentive stock option. If the employee has held the shares acquired upon exercise of an incentive stock option for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the employee, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as a long-term capital gain or loss. If the employee does not satisfy these holding period requirements (resulting from a disqualifying disposition), the employee will generally recognize ordinary income for the year of disposition, in an amount equal to the excess of the fair market value of the shares on the date the option was exercised over the option exercise price (or, if less, the amount realized upon disposition over the exercise price). Any excess of the amount realized by the employee on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will be long-term or short-term capital gain, depending on the holding period of the shares. Magellan generally will be entitled to a deduction in the year of disposition equal to the amount of ordinary income recognized by the employee. The employee's basis in the shares acquired upon exercise of an incentive stock option is equal to the exercise price paid, plus any amount includible as ordinary income as a result of a disqualifying disposition. A disqualifying disposition of shares acquired upon exercise of an incentive stock option will eliminate the alternative minimum taxable income adjustment if the disposition occurs in the same taxable year as the exercise. A disqualifying disposition in a subsequent taxable year will not affect the alternative minimum tax computation in the earlier year.
Nonqualified Stock Options. A participant will not recognize any income at the time of grant of a nonqualified stock option and Magellan will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the option. Subject to any deduction limitation under Section 162(m) of the Code (which is discussed below), Magellan will be entitled to a U.S. federal income tax deduction in the year of exercise in the same amount as the taxable compensation recognized by the participant. The participant's basis in the stock for purposes of measuring the amount of gain will be the exercise price paid to Magellan plus the amount of compensation includible in income at the time of exercise. A participant's subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will ordinarily result in long-term or short-term capital gain or loss, depending on the holding period of the shares.
Generally, the shares received upon exercise of an option or stock appreciation right under the 2012 Omnibus Plan are not subject to restrictions on transfer or risks of forfeiture and, therefore, the participant will recognize income on the date of exercise of a nonqualified stock option or stock appreciation right. However, if the optionee is subject to Section 16(b) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act"), the Section 16(b) restriction will be considered a substantial risk of forfeiture for tax purposes. Under current law, participants who are either directors or officers of the Company will be subject to restrictions under Section 16(b) of the Exchange Act during their term of service and for up to six months after termination of service. Exchange Act Rule 16b-3 provides an exemption from the restrictions of Section 16(b) for the grant of derivative securities, such as stock options, under qualifying plans. The 2012 Omnibus Plan is intended to satisfy the requirements for exemption under Exchange Act Rule 16b-3. Therefore, the grant of awards will not be considered a purchase and the exercise of the awards to acquire the underlying shares of the Company's common stock will not be considered a purchase or a sale. Therefore, ordinary income will be recognized and measured on the date of exercise.
Payment of Option Exercise Price in Shares. If a nonqualified option is exercised by tendering previously owned shares of Magellan common stock in payment of the exercise price, then, instead of the treatment described above, the tender generally will not be considered a taxable disposition of the previously owned shares and no gain or loss will be recognized with respect to the equivalent number of new shares (the exchanged shares) acquired at the time of exercise. The participant's basis and holding period for the exchanged shares will be the same as the previously owned shares exchanged. The participant will, however, have ordinary income equal to the fair market value on the date of exercise of the new additional shares received in excess of the number of exchanged shares. The participant's basis in the new additional shares will be equal to the amount of such compensation income, and the holding period will begin on the date of exercise. However, if an incentive stock option is exercised by tendering previously owned shares of Magellan common stock in payment of the exercise price, if the previously owned shares were acquired upon the exercise of an incentive stock option and have not satisfied statutory holding period requirements, a disqualifying disposition will occur and the employee will recognize income and be subject to other basis allocation and holding period adjustments with respect to the exchanged shares.
Stock Appreciation Rights and Performance Awards. When stock appreciation rights are exercised or when performance awards are settled or paid, the amount of cash and the fair market value of property received by the employee (including shares) will be ordinary income, unless the property is subject to transfer restrictions or forfeiture. For the potential tax consequences of transfer restrictions or forfeiture conditions, see the discussion for Restricted Stock below.
Restricted Stock. Restricted stock granted under the 2012 Omnibus Plan may, in the determination of the Plan Administrator, be subject to rights of repurchase, forfeiture, and other transfer restrictions. The tax consequences of stock granted under the 2012 Omnibus Plan depend on whether the stock is subject to restrictions and, if so, whether the restrictions are deemed to create a substantial risk of forfeiture under Section 83 of the Code (for example, stock granted under the 2012 Omnibus Plan that is subject to forfeiture if the employee terminates employment prior to the time the restrictions lapse, which restrictions lapse over a period of continued employment, is considered a substantial risk of forfeiture under Section 83 of the Code). If stock is not subject to a substantial risk of forfeiture, the participant normally will recognize taxable ordinary income equal to the value of the stock on the date on which the stock is granted, less any amount paid for that stock. If the stock is subject to a substantial risk of forfeiture, the employee normally will recognize taxable ordinary income as and when the substantial risk of forfeiture lapses, in the amount equal to the fair market value of the shares at the time they are no longer subject to the substantial risk of forfeiture, less any amount paid for the stock. Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of any amount paid for the stock plus any amount recognized as ordinary income upon grant or vesting of the stock. The gain or loss will be long-term or short-term, depending on how long the participant held the stock.
A recipient of stock subject to a substantial risk of forfeiture may make an election under Section 83(b) of the Code to recognize ordinary income on the date the participant receives the restricted stock, rather than waiting until the substantial risk of forfeiture lapses. If the participant makes a Section 83(b) election, the participant will be required to recognize as ordinary income on the date the participant receives the stock grant the difference, if any, between the fair market value of the stock on the award date without regard to the substantial risk of forfeiture and any purchase price paid. If the participant makes a Section 83(b) election, the participant will not be required to recognize any income when the substantial risk of forfeiture lapses.
The shares acquired will have a cost basis equal to the fair market value of the shares on the date the risk of forfeiture lapses (or the date of grant if a Section 83(b) election is made). When the participant disposes of the shares acquired, any amount received in excess of the share's cost basis will be treated as long-term or short-term capital gain, depending on the holding period of the shares. If the amount the participant receives is less than the cost basis of the shares, the loss will be treated as long-term or short-term capital loss, depending on the holding period of the shares.
Other Awards. In addition to the types of awards described above, the 2012 Omnibus Plan authorizes certain other awards that may include payments in cash, common stock, or a combination of cash and common stock. The tax consequences of such awards will depend on the specific terms of such awards. Generally, however, a participant who receives an award payable in cash will recognize ordinary income with respect to such award at the earliest time at which the participant has an unrestricted right to receive the amount of the cash payment, and the Company will be entitled to a corresponding deduction at that time. In general, the grant of stock to a participant under the 2012 Omnibus Plan will be a taxable event at the time of the grant if such stock at that time is not subject to a substantial risk of forfeiture or is transferable within the meaning of Section 83 of the Code in the hands of the participant. (For such purposes, stock is ordinarily considered to be transferable if it can be transferred to another person who takes the stock free of any substantial risk of forfeiture.) In such case, the participant will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of such stock on the date of the grant over the amount, if any, paid for such stock. Stock that at the time of receipt by a participant is subject to a substantial risk of forfeiture and that is not transferable within the meaning of Section 83 of the Code generally will be taxed under the rules applicable to restricted stock as described above.
Other Tax Issues. The terms of awards granted under the 2012 Omnibus Plan may provide for accelerated vesting or payment of an award in connection with a change of control of the Company. In that event, and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute excess parachute payments under the golden parachute provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any excess parachute payments, and the Company will be denied any deduction with respect to such payments.
In general, Section 162(m) of the Code imposes a $1,000,000 limit on the amount of compensation that may be deducted by the Company in any tax year with respect to the Company's Named Executive Officers (excluding the Company's Chief Financial Officer), including any compensation relating to an award granted under the 2012 Omnibus Plan. Compensation that is considered to be performance-based will not have to be taken into account for purposes of the $1,000,000 limitation, and, accordingly, should be deductible by the Company without limitation under Section 162(m) of the Code. Provided an option is approved by a committee comprised of two or more outside directors, has an exercise price of at least the fair market value of the underlying shares on the date of grant, the plan under which the option is granted imposes a per person limit on the number of shares covered by awards, and the material terms of the plan under which the option is granted have been disclosed to and approved by shareholders, any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of nonqualified options will qualify as performance-based compensation for purposes of Section 162(m). An award may also qualify as performance-based compensation if the plan administrator conditions the grant, vesting, or exercisability of such an award on the attainment of pre-established objective performance goals.
If any award granted under the 2012 Omnibus Plan is considered deferred compensation under Section 409A of the Code, then certain requirements must be met for the deferral to be effective for U.S. federal tax purposes. These requirements include: ensuring that any election to defer made by the participant is done within the time period(s) permitted by Section 409A; imposing certain limitations on distributions; and prohibiting the acceleration of the time or schedule of any payment of deferred amounts, except in certain permitted circumstances. If these requirements are not met, the participant will be immediately taxable on such purportedly deferred amounts, a 20% penalty tax will be imposed, and interest will accrue at the underpayment rate plus one percent on the tax underpayments that would have occurred had the compensation been includible in the taxable year in which the amounts were first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture.
The taxable income resulting from awards under the 2012 Omnibus Plan, other than incentive stock options, will constitute wages subject to withholding, and the Company will be required to make whatever arrangements are necessary to ensure that funds equaling the amount of tax required to be withheld are available for payment, including the deduction of required withholding amounts from the participant's other compensation and requiring payment of withholding amounts as part of the exercise price or as a condition to receiving shares pursuant to an award. The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 2012 Omnibus Plan. Whether or not such withholding is required, the Company will report such information to the U.S. Internal Revenue Service as may be required with respect to any income attributable to transactions involving awards.
Any dividends paid on restricted shares granted under the 2012 Omnibus Plan prior to the lapse of restrictions will be taxable as additional compensation income to the recipient in the year received, and subject to withholding.

New Plan Benefits
All awards granted under the 2012 Omnibus Plan are subject to the discretion of the CNG Committee or the Board of Directors, as appropriate. Therefore, the total benefits that will be received by any particular person or group under the 2012 Omnibus Plan are not determinable at this time. To date, no awards have been made under the 2012 Omnibus Plan.

Vote Required for Approval
Approval of Proposal 4 -to approve the 2012 Omnibus Incentive Compensation Plan will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock who are present in person or by proxy at the 2012 Annual Meeting and entitled to vote on the matter, provided that a quorum exists at the 2012 Annual Meeting.
For Proposal 4, abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” the Proposal, but broker non-votes (which are not “entitled to vote” on the matter) will not be counted and will have no effect.
An abstention on this Proposal 4 will not constitute an affirmative vote and therefore will have the same effect as a vote against this Proposal. Therefore, it is critically important that you vote your shares either in person at the Annual Meeting or by proxy.

Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE 2012 OMNIBUS INCENTIVE COMPENSATION PLAN.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed and engaged EKS&H to serve as the Company's independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending June 30, 2013, and to perform other appropriate services. EKS&H began its service as the Company's independent registered public accounting firm for the fiscal year ended June 30, 2012. Shareholders are hereby asked to ratify the Audit Committee's appointment of EKS&H as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013.
The Audit Committee is solely responsible for selecting our independent auditors. Although shareholder ratification of the appointment of EKS&H is not required by law or our organizational documents, the Board has determined that it is desirable to seek shareholder ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If the shareholders do not ratify the appointment of EKS&H, the Audit Committee will consider whether to engage another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.
We expect that a representative from EKS&H will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Change in Accountants
On October 3, 2011, Deloitte & Touche LLP (“Deloitte”), which served as the Company's independent registered public accounting firm for the fiscal years ended June 30, 2011, and June 30, 2010, informed the Company that Deloitte declined to stand for re-appointment as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2012, and would cease providing services to the Company as of October 14, 2011.
Deloitte's audit report on the Company's consolidated financial statements for the fiscal years ended June 30, 2011, and June 30, 2010, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's fiscal years ended June 30, 2011, and June 30, 2010, and during the subsequent interim period through October 3, 2011, the Company had no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in its reports for such periods.
Except for certain material weaknesses in internal controls identified by the Company as described in Item 4 of its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, and in Item 9A of its Annual Report on Form 10-K for the fiscal year ended June 30, 2011, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the SEC. The material weaknesses identified in these reports involved: (1) the inadequate design of internal controls related to the preparation and review of the Consolidated Statement of Cash Flows; and (2) the ineffective operation of internal controls to evaluate the work of management's third party accounting experts, which are utilized to supplement management's internal review procedures for certain significant, complex, and/or non-routine matters. Despite these noted weaknesses, Deloitte rendered an unqualified opinion on the Company's consolidated financial statements for the fiscal year ended June 30, 2011. However, in light of these weaknesses, Deloitte's attestation report regarding the Company's internal control over financial reporting as of June 30, 2011, contained an adverse opinion on the effectiveness of the Company's internal control over financial reporting.
The above disclosure regarding Deloitte was originally reported in our Current Report on Form 8-K filed with the SEC on October 7, 2011. The Company provided Deloitte with a copy of the disclosure and requested that Deloitte furnish it with a letter addressed to the SEC stating whether or not Deloitte agreed with the above statements. A copy of such letter dated October 7, 2011, from Deloitte was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on October 7, 2011.
On October 20, 2011, upon the recommendation and approval of the Audit Committee, EKS&H was engaged to serve as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2012, commencing with a review of the Company's interim financial statements for the quarterly period ending September 30, 2011.
During the Company's fiscal years ending June 30, 2010, and June 30, 2011, and the subsequent interim period through October 20, 2011, neither the Company nor anyone on the Company's behalf consulted with EKS&H regarding: (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and EKS&H did not provide a written report or oral advice to the Company on any accounting, auditing, or financial reporting issue that EKS&H concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.
The above disclosure regarding EKS&H was originally reported in our Current Report on Form 8-K filed with the SEC on October 21, 2011.

Principal Accountants' Fees and Services
EKS&H served as the Company's principal accountant for the audit of the Company's financial statements for the fiscal year ended June 30, 2012, and review of the Company's financial statements included in its Quarterly Reports on Form 10-Q for that year, and Deloitte served as such principal accountant for the Company for the fiscal year ended June 30, 2011. Information about their respective fees and services in those years is provided below.

Audit Fees
The aggregate fees paid or to be paid to EKS&H for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q and the audit of the financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, were $349,160. The aggregate fees paid to Deloitte for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q and the audit of financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2011 were $709,057.

Audit-Related Fees
The aggregate fees paid or to be paid to EKS&H in connection with the Company's audit-related services during the fiscal year ended June 30, 2012, were $31,469. The services performed during the 2012 fiscal year related to advice and consultation regarding: (i) the Company's Securities Act Registration Statement on Form S‑3; (ii) attendance at the Company's annual meeting of shareholders and Audit Committee meetings; (iii) the reporting of the significant asset swap transaction with Santos; (iv) filings with the ASX; and (v) certain out-of-pocket expense items. The aggregate fees paid to Deloitte in connection with the Company's audit-related services during the fiscal year ended June 30, 2011, were $245,053. The services performed during the 2011 fiscal year related to advice and consultation regarding: (i) the Company's Securities Act Registration Statement on Form S-8; (ii) the Company's response to the SEC's comments on its Form 10-K for fiscal year 2010 and the Definitive Proxy Statement filed on October 25, 2010; (iii) compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and (iv) the accounting treatment for the Evans Shoal Transaction.

Tax Fees
The aggregate fees paid or to be paid to EKS&H for tax services rendered to the Company during the fiscal year ended June 30, 2012, were $0. The aggregate fees paid to Deloitte for tax services rendered to the Company during the fiscal year ended June 30, 2011, were $0.

All Other Fees
The aggregate fees paid or to be paid to EKS&H for all other services rendered to the Company during the fiscal year ended June 30, 2012, were $0. The aggregate fees paid to Deloitte for all other services rendered to the Company during the fiscal year ended June 30, 2011, were $2,200. During the 2011 fiscal year, these services related to access to the Deloitte Technical Library which provides certain information regarding SEC filing requirements.

Pre-Approval Policies
Under the terms of its charter, the Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may form and delegate authority to a subcommittee consisting of one or more members, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are to be presented to the Audit Committee at its next scheduled meeting.

Vote Required for Approval
Approval of Proposal 5 - the ratification of the appointment of EKS&H as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013, will require the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists.
An abstention on this Proposal 5 will not constitute an affirmative vote and therefore will have the same effect as a vote against this Proposal. Therefore, it is important that you vote your shares either in person at the Annual Meeting or by proxy.

Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 5.

OTHER MATTERS
If any other matters are properly presented to shareholders for a vote at the Annual Meeting, the persons named as proxies on the proxy card will have discretionary authority, to the extent permitted by law, to vote on such matters in accordance with their best judgment.
As of the date of this Proxy Statement, the Board knows of no other matters which will be presented to shareholders for consideration at the Annual Meeting, in accordance with the Company's By-Laws including notice provisions thereof, other than the matters referred to in Proposals 1, 2, 3, 4 and 5.

SOLICITATION OF PROXIES
The entire expense of preparing and mailing this Proxy Statement and any other soliciting material (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors and solicitors, public relations, transportation, and litigation) will be borne by the Company. In addition to the use of the mails, the Company or certain of its employees may solicit proxies by telephone, telegram, and personal solicitation; however, no additional compensation will be paid to those employees in connection with such solicitation. In addition, the Company has engaged The Proxy Advisory Group, LLC to assist in the distribution of proxy solicitation materials for a services fee and the reimbursement of customary expenses, which are not expected to exceed $20,000 in the aggregate. The Company has also retained Broadridge to provide or coordinate specified telephone and Internet voting, mailing, handling, inspector of election, tabulation, and document hosting services. The fees payable to Broadridge by the Company are approximately $20,000, plus per item charges for each registered or beneficial shareholder vote, per document charges for the hosting services, and reimbursement of Broadridge's mailing costs and expenses. The entire cost of the proxy solicitation will be borne by the Company.
Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of the Common Stock that such institutions hold of record, and the Company will reimburse such institutions for their reasonable out-of-pocket disbursements and expenses.

SHAREHOLDER PROPOSALS
Shareholders who intend to have a proposal included in the Notice of Meeting and related Proxy Statement relating to the Company's 2013 Annual Meeting of Shareholders (which is assumed would be held on or about January 15, 2014) must follow the procedures set forth in SEC Rule 14a-8 under the Securities Exchange Act of 1934 and submit the proposal to the Company no later than August 25, 2013.

Notice of Business to be Brought Before a Shareholders' Meeting
If a shareholder wishes to present a proposal at the Company's 2013 Annual Meeting of Shareholders and the proposal is not intended to be included in the Company's Proxy Statement and form of proxy relating to that meeting, the shareholder must give advance notice to the Company prior to one of two deadlines set forth in the Company's By-Laws.
If a shareholder's proposal relates to business other than the nomination of persons for election to the Board of Directors, Article II, Section 2 of the Company's By-Laws applies.
Article II, Section 2, of the Company's By-Laws provides in part that,
“At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy days' notice or prior public disclosure of the date of the meeting is given or made to stockholders notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For purposes of this Section 2.1, public disclosure shall be deemed to have been made to stockholders when disclosure of the date of the meeting is first made in a press release reported by the Dow Jones News Services, Associated Press, Reuters Information Services, Inc. or

comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.
A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting
(a)    a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;
(b)    the name and address, as they appear on the corporation's books, of the stockholder intending to propose such business;
(c)    the class and number of shares of the corporation which are beneficially owned by the stockholder;
(d)    a representation that the stockholder is a holder of record of capital stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such business;
(e)    any material interest of the stockholder in such business.”
To be timely under this By-Law provision, a shareholder proposal must be received no earlier than October 17, 2013, but no later than November 16, 2013, which is the time period not less than 60 days nor more than 90 days prior to January 15, 2014.

Nominations of Persons for Election to the Board of Directors
If a shareholder's proposal relates to the nomination of persons for election to the Board of Directors, Article II, Section 3 of the Company's By-Laws applies.
Article II, Section 3 Notice of Stockholder Nominees of the Company's By-Laws provides that,
“Only persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible for election as directors. Nominations of persons for election to the board of directors of the corporation may be made at a meeting of stockholders (a) by or at the direction of the board of directors or (b) by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.2. Nominations by stockholders shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy days' (70) notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For purposes of this Section 2.2, public disclosure shall be deemed to have been made to stockholders when disclosure of the date of the meeting is first made in a press release reported by the Dow Jones News Services, Associated Press, Reuters Information Services, Inc. or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended.
Each such notice shall set forth:
(a)    the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

(b)    a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c)    a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and
(d)    such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors.
To be effective, each notice of intent to make a nomination given hereunder shall be accompanied by the written consent of each nominee to being named in a proxy statement and to serve as a Director of the corporation if elected.
No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth in these By-Laws. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that nomination was not made in accordance with the procedures prescribed by these By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.”
To be timely under this By-Law, a shareholder proposal must be received no earlier than October 17, 2013, but no later than November 16, 2013, which is the time period not less than 60 days nor more than 90 days prior to January 15, 2014.
All shareholder proposals should be submitted to the Company's Corporate Secretary at 1775 Sherman Street, Suite 1950, Denver, CO 80203.
The fact that a shareholder proposal is received in a timely manner does not ensure its inclusion in the proxy material, since there are other requirements in the Company's By-Laws and the proxy rules relating to such inclusion.
THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2012, AS AMENDED, FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY, 1775 SHERMAN STREET, SUITE 1950, DENVER, CO 80203, ATTENTION: CORPORATE SECRETARY.

By Order of the Board of Directors,

/s/ C. Mark Brannum
C. Mark Brannum
Vice President, General Counsel and Secretary

Dated: December 7, 2012

Appendix A

MAGELLAN PETROLEUM CORPORATION
2012 OMNIBUS INCENTIVE COMPENSATION PLAN
Effective as of January 16, 2013

SECTION 1 PURPOSES                                A-5
SECTION 2 DEFINITIONS                                A-5
2.1    Award                                    A-5
2.2    Award Agreement                            A-5
2.3    Beneficiary                                A-5
2.4    Board                                    A-5
2.5    Cash Awards                                A-6
2.6    Cause                                    A-6
2.7    Change in Capitalization                        A-6
2.8    Change of Control                            A-6
2.9    CNG Committee                            A-7
2.10    Code                                    A-7
2.11    Common Stock                            A-8
2.12    Company                                A-8
2.13    Consultant                                A-8
2.14    Covered Employee                            A-8
2.15    Director                                A-8
2.16    Effective Date                                A-8
2.17    Employee                                A-8
2.18    Employer                                A-8
2.19    Exchange Act                                A-8
2.20    Fair Market Value                            A-8
2.21    Full Value Award                            A-9
2.22    Good Reason                                A-9
2.23    Incentive Award                            A-9
2.24    Incentive Stock Option                        A-10
2.25    Maximum Grant                            A-10
2.26    Nonqualified Option                            A-10
2.27    Option                                    A-10
2.28    Option Price                                A-10
2.29    Other Stock-Based Award                        A-10
2.30    Participant                                A-10
2.31    Performance Goals                            A-10
2.32    Performance Period                            A-12
2.33    Performance Shares                            A-12
2.34    Performance Units                            A-12
2.35    Permitted Transferee                            A-12
2.36    Plan                                    A-12
2.37    Plan Administrator                            A-12
2.38    Prior Plan                                A-12
2.39    Restricted Stock                            A-12
2.40    Restricted Stock Units                            A-12
2.41    Restriction Period                            A-12
2.42    Rule 16b-3                                A-12
2.43    Section 16 Insider                            A-13

2.44    Section 162(m)                            A-13
2.45    Section 409A                                A-13
2.46    Securities Act                                A-13
2.47    Stock Appreciation Right                        A-13
2.48    Subsidiary                                A-13
2.49    Termination of Service                        A-13
SECTION 3 ADMINISTRATION                            A-14
3.1    Plan Administrator                            A-14
3.2    Authority of Plan Administrator                    A-14
3.3    Indemnification of Plan Administrator                A-15
SECTION 4 ELIGIBILITY                                A-15
SECTION 5 SHARES AVAILABLE FOR THE PLAN                A-15
5.1    Aggregate Shares                            A-15
5.2    Annual Limitations                            A-16
5.3    Adjustments in Authorized Shares                    A-17
5.4    Effect of Certain Transactions                    A-17
SECTION 6 AWARD AGREEMENTS                        A-18
SECTION 7 STOCK OPTIONS                            A-18
7.1    Grant of Options                            A-18
7.2    Special Provisions Applicable to Incentive Stock Options        A-19
7.3    Terms of Options                            A-19
SECTION 8 STOCK APPRECIATION RIGHTS                    A-22
8.1    Grant of Stock Appreciation Rights                    A-22
8.2    Exercise of Stock Appreciation Rights                A-23
8.3    Special Provisions Applicable to Stock Appreciation Rights        A-23
8.4    No Repricing or Exchange                        A-23
SECTION 9 PERFORMANCE SHARES AND PERFORMANCE UNITS        A-24
9.1    Grant of Performance Shares and Performance Units        A-24
9.2    Value of Performance Shares and Performance Units        A-24
9.3    Payment of Performance Shares and Performance Units        A-24
9.4    Form and Timing of Payment                        A-24
9.5    Dividend Equivalents                            A-25
SECTION 10 RESTRICTED STOCK                        A-25
10.1    Grant of Restricted Stock                        A-25
10.2    Restriction Period                            A-25
10.3    Other Restrictions                            A-25
10.4    Voting Rights; Dividends and Other Distributions            A-26
10.5    Issuance of Shares; Settlement of Awards; Forfeiture        A-26
SECTION 11 RESTRICTED STOCK UNITS                    A-26
11.1    Grant of Restricted Stock Units                    A-26
11.2    Restriction Period                            A-26

11.3    Other Restrictions                            A-27
11.4    Dividend Equivalents                            A-27
11.5    Issuance of Shares; Settlement of Awards; Forfeiture        A-27
SECTION 12 INCENTIVE AWARDS                        A-28
12.1    Incentive Awards                            A-28
12.2    Performance Goal Certification                    A-28
12.3    Discretion to Reduce Awards; Participant's Performance        A-28
12.4    Required Payment of Incentive Awards                A-28
SECTION 13 CASH AWARDS AND OTHER STOCK-BASED AWARDS    A-29
13.1    Grant of Cash Awards                            A-29
13.2    Other Stock-Based Awards                        A-29
13.3    Value of Cash Awards and Other Stock-Based Awards        A-29
13.4    Payment of Cash Awards and Other Stock-Based Awards        A-29
SECTION 14 DEFERRAL ELECTIONS                        A-29
SECTION 15 TERMINATION OF SERVICE                    A-30
SECTION 16 EFFECT OF A CHANGE OF CONTROL                A-30
SECTION 17 REGULATORY APPROVALS AND LISTING            A-31
SECTION 18 GENERAL PROVISIONS                        A-32
18.1    Clawback/Forfeiture Events                        A-32
18.2    Nontransferability                            A-32
18.3    No Individual Rights                            A-32
18.4    Other Compensation                            A-32
18.5    Leaves of Absence and Change in Status                A-33
18.6    Transfers                                A-33
18.7    Unfunded Obligations                            A-33
18.8    Beneficiaries                                A-33
18.9    Governing Law                            A-34
18.10    Satisfaction of Tax Obligations                    A-34
18.11    Participants in Foreign Jurisdictions                    A-35
SECTION 19 REGULATORY COMPLIANCE                    A-35
19.1    Rule 16b-3 and Section 162(m)                    A-35
19.2    Section 409A                                A-35
SECTION 20 ESTABLISHMENT AND TERM OF PLAN                A-36
SECTION 21 AMENDMENT, TERMINATION, OR DISCONTINUANCE
OF THE PLAN                                    A-36
21.1    Amendment of Plan                            A-36
21.2    Termination or Suspension of Plan                    A-36
21.3    Section 162(m) Approval                        A-36

MAGELLAN PETROLEUM CORPORATION
2012 OMNIBUS INCENTIVE COMPENSATION PLAN
SECTION 1PURPOSES
The purposes of the Magellan Petroleum Corporation 2012 Omnibus Incentive Compensation Plan (the “Plan”) are to promote the interests of Magellan Petroleum Corporation, a Delaware corporation (the “Company”), and its stockholders by strengthening its ability to attract, retain, and motivate Employees, members of the Board, and Consultants of the Company and any Subsidiary by furnishing suitable recognition of their performance, ability, and experience, to align their interests and efforts to the long-term interests of the Company's stockholders, and to provide them with a direct incentive to achieve the Company's strategic and financial goals. In furtherance of these purposes, the Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Awards, Cash Awards, and Other Stock-Based Awards to Participants in accordance with the terms and conditions set forth below.
SECTION 2DEFINITIONS
Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

1.	Award
Any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Incentive Award, Cash Award, or Other Stock-Based Award, in each case payable in Common Stock and/or in cash as may be designated by the Plan Administrator.

2.	Award Agreement
The written agreement setting forth the terms, conditions, rights, and duties applicable to an Award granted under the Plan. All Award Agreements shall be deemed to incorporate the provisions of the Plan. An Award Agreement need not be identical to other Award Agreements either in form or substance. The Plan Administrator may, in its discretion, provide for the use of electronic, internet, or other non-paper Award Agreements, and provide that execution of an Award Agreement may be evidenced by any appropriate form of electronic signature or affirmative email or other electronic response attached to or logically associated with such Award Agreement, which is executed or adopted by a party with an indication of the intention by such party to execute or adopt such Award Agreement for purposes of execution thereof.

3.	Beneficiary
The person or persons designated by the Participant pursuant to Section 7.3(f) or Section 18.8 of this Plan to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant's death.

4.	Board
The Board of Directors of the Company.

5.	Cash Awards
As defined in Section 13.1.

6.	Cause
“Cause” shall have the meaning ascribed thereto in any employment, consulting, change of control severance, or similar service agreement between a Participant and an Employer, or, in the absence of such agreement, a termination of a Participant's employment with the Company and its Subsidiaries resulting from (a) continued and substantial substandard performance of reasonably assigned work or other service duties that has not been cured to the Employer's satisfaction; (b) intentional and substantial workplace misconduct; (c) violation of the Employer's policies, including, without limitation, the Employer's “Standards of Conduct” or other applicable code of ethics and/or business conduct; (d) fraud or other dishonesty against the Employer; (e) engagement in conduct that the Participant knows or should know is materially injurious to the business or reputation of the Employer; (f) falsifying Employer or Employee records (including an employment application); (g) unauthorized use of Employer equipment or confidential information of an Employer or third party who has entrusted such information to the Employer; or (h) conviction of a felony involving moral turpitude. With respect to a Consultant, Cause shall also include a breach by the Consultant of the applicable consulting or similar service agreement. Whether a Participant has been terminated for Cause will be determined by the Board in its sole discretion with respect to a Section 16 Insider, and, with respect to all other Participants, by the Company's Chief Executive Officer in his or her sole discretion.

7.	Change in Capitalization
Any increase or reduction in the number of shares of Common Stock, any change (including, without limitation, in the case of a spin-off, dividend, or other distribution in respect of shares, a change in value) in the shares of Common Stock, or any exchange of shares of Common Stock for a different number or kind of shares of Common Stock or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights, or debentures, stock dividend, stock split or reverse stock split, extraordinary cash dividend, property dividend, combination, or exchange of shares, change in corporate structure, or otherwise.

8.	Change of Control
The occurrence of any of the following after the Effective Date:
(a)any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or its affiliates, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 2.8(c); or

(b)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(c)consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) a Change of Control would accelerate the timing of payment thereunder, the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A and the regulations and other authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the CNG Committee.

9.	CNG Committee
The Compensation, Nominating and Governance Committee of the Board.

10.	Code

The U.S. Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the U.S. Treasury adopted pursuant to the Code.

11.	Common Stock
The Common Stock of the Company, $0.01 par value per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 5.

12.	Company
As defined in Section 1.

13.	Consultant
Any consultant, agent, advisor, or independent contractor who renders services to the Company or any Subsidiary and who is a natural person and otherwise qualifies as a consultant under the applicable rules of the U.S. Securities and Exchange Commission for registration of Common Stock on a Form S-8 Registration Statement.

14.	Covered Employee
With respect to any grant of an Award, a Participant who the Plan Administrator deems is or may become for any year a “covered employee” as defined in Section 162(m).

15.	Director
Any individual who is a member of the Board of Directors of the Company or of any Subsidiary.

16.	Effective Date
The effective date of the Plan is January 16, 2013, the date on which it was approved by the stockholders of the Company.

17.	Employee
Any officer or other employee of the Company or of any Subsidiary. An Employee on a leave of absence for such periods and purposes conforming to the personnel policy of the Company may be considered still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in this Plan.

18.	Employer
As to any Participant on any date, the Company or a Subsidiary that employs or retains the Participant on such date.

19.	Exchange Act
The U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

20.	Fair Market Value
As of any given date, the closing sales price at which Common Stock is sold on such date as reported by the NASDAQ Stock Market or any other national securities exchange or comparable service the Plan Administrator may determine is reliable for such date, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. If the Fair Market Value of the Common Stock cannot be determined pursuant to the preceding provisions, the “Fair Market Value” of the Common Stock shall be determined by the Plan Administrator in such a manner as it deems appropriate, consistent with the requirements of Section 409A.

21.	Full Value Award
An Award other than of Options or Stock Appreciation Rights, which is settled by the issuance of Common Stock.

22.	Good Reason
Unless otherwise provided in an Award Agreement, the term “Good Reason” shall have the following meaning: (a) to the extent defined in an Employee's written employment agreement or change of control severance agreement with an Employer, the term “Good Reason” shall have the same meaning as set forth in such agreement; and (b) in the case of any Employee not covered by clause (a) above, the term “Good Reason” shall mean the occurrence after a Change of Control of any of the following events or conditions:
(i)a change in such Employee's status, authority, position, titles, duties, or responsibilities (including reporting responsibilities) with the Employer which represents a material diminution or adverse change in, or are materially inconsistent with, such status, authority, position, titles, duties, or responsibilities in effect at any time within the ninety (90) days preceding the date upon which a Change of Control occurs or at any time thereafter, excluding for this purpose (A) an isolated, unsubstantial, and inadvertent action by the Employer not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by such Employee, and (B) any removal or failure to reappoint such Employee to any such position in connection with the termination of such Employee's employment for death, disability, or Cause;
(ii)any reduction in such Employee's salary or any failure to pay such Employee any compensation or benefits to which such Employee is entitled within ten (10) business days after notice thereof;
(iii)the failure by the Employer to provide such Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or incentive or reward opportunities) to those provided for under each compensation and employee benefit policy, plan, program, and practice in which such Employee was participating at any time within the ninety (90) days preceding the date upon which a Change of Control occurs or at any time thereafter; or
(iv)the Employer's requiring such Employee to be based at any place outside a thirty-five (35) mile radius from such Employee's location of employment prior to the Change of Control, except for reasonably required travel for the Employer's business which is not materially greater than such travel requirements prior to the Change of Control.

23.	Incentive Award
A percentage of base salary, a fixed dollar amount, or other measure of compensation which Participants are eligible to receive, in cash and/or other Awards under the Plan, at the end of a Performance Period if certain performance measures are achieved.

24.	Incentive Stock Option
An Option intended to meet the requirements of an “incentive stock option” as defined in Section 422 of the Code, as in effect at the time of grant of such Option, or any statutory provision that may hereafter replace such section.

25.	Maximum Grant
The maximum grants set forth in Section 5.2.

26.	Nonqualified Option
An Option which is not intended to meet the requirements of an “incentive stock option” as defined in Section 422 of the Code.

27.	Option
An Incentive Stock Option or a Nonqualified Option.

28.	Option Price
The price per share of Common Stock at which an Option is exercisable.

29.	Other Stock-Based Award
As defined in Section 13.2.

30.	Participant
An eligible Employee, Director, or a Consultant to whom an Award or Awards are granted under the Plan as set forth in Section 4.

31.	Performance Goals
The Plan Administrator may grant Awards subject to one or more Performance Goals set forth in the table below (collectively the “Performance Goals”) to any Participant, including, without limitation, to any Covered Employee. As to any such Awards, the Plan Administrator shall establish one or more of the Performance Goals for each Performance Period in writing. Each Performance Goal selected for a particular Performance Period shall include any one or more of the following, either individually, alternatively, or in any combination, applied to either the Company as a whole or to a Subsidiary or a business unit of the Company or any Subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of time, on an absolute basis or relative to the pre-established target, to previous years' results, or to a designated comparison group, in each case as specified by the Plan Administrator:

Financial Goals:	- Earnings - Revenues - Debt level - Cost reduction targets - Interest-sensitivity gap levels - EBITDAX or adjusted EBITDAX - Debt/average daily production	- Earnings per share - Cash flow from operations - Equity ratios - Capital expended - Weighted average cost of capital - Return on assets - Debt/proved developed reserves	- Net income - Free cash flow - Expenses - Working capital - Operating or profit margin - Return on equity or capital employed - Debt/proved reserves
Operating Goals:	- Amount of oil and gas reserves - Lease operating expense/barrels of oil equivalent	- Oil and gas reserve additions - Costs of finding oil and gas reserves	- Oil and gas replacement ratios - Natural gas and/or oil production or sales
Corporate and Other Goals:	- Total stockholder return - Asset quality levels - Investments - Satisfactory internal or external audits - Achievement of balance sheet or income statement objectives	- Market share - Assets - Asset sale targets - Value of assets - Employee retention/attrition rates - Improvement of financial ratings	- Charge-offs - Non-performing assets - Fair market value of common stock - Regulatory compliance - Safety targets - Economic value added - Production growth per net debt adjusted share
The Plan Administrator may adjust the Performance Goals to include or exclude extraordinary charges, gains or losses on the disposition of business units, losses from discontinued operations, restatements and accounting changes, and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases, and loan loss provisions. The Plan Administrator may also provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specified corporate transactions, a Change in Capitalization, special charges, accounting policy changes, and tax law changes. In addition, the Plan Administrator may make such adjustments to the Performance Goals applicable to Participants who are not Covered Employees as it determines are appropriate. Such adjustments may occur at the time of the granting of an Award, or at any time thereafter, but, in the case of Covered Employees, only to the extent permitted by Section 162(m). Performance Goals may include a threshold level of performance below which no Awards shall be earned, target levels of performance at which specific Awards will be earned, and a maximum level of performance at which the maximum level of Awards will be earned.
In establishing Performance Goals with respect to Covered Employees, the Plan Administrator shall ensure such Performance Goals (i) are established no later than the end of the first 90 days of the Performance Period (or such other time as may be required or permitted for “performance-based compensation” under Section 162(m), if applicable), and (ii) satisfy all other applicable requirements imposed by Section 162(m), including the requirement that such Performance Goals be stated in terms of an objective formula or standard, and the Plan Administrator may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Goal. Prior to the payment of any “performance-based compensation” within the meaning of Section 162(m), the Plan Administrator shall certify in writing (which shall be satisfied upon the Plan Administrator's approval of preambles and resolutions regarding such performance results and payout and without condition with respect to any subsequent approval of the minutes of the meeting relating to such certification) the extent to which the applicable Performance Goals were, in fact, achieved and the amounts to be paid, vested, or delivered as a result thereof; provided, that the Plan Administrator may reduce, but not increase, such amount.

32.	Performance Period
That period of time during which Performance Goals are evaluated to determine the vesting, granting, or payout of Awards under the Plan, as the Plan Administrator may determine, provided that the period is no longer than ten (10) years.

33.	Performance Shares
An Award granted under the Plan representing the right to receive a number of shares of Common Stock for each Performance Share granted, as the Plan Administrator may determine.

34.	Performance Units
An Award granted under the Plan representing the right to receive a payment (either in cash or Common Stock) equal to the value of a Performance Unit, as the Plan Administrator may determine.

35.	Permitted Transferee
As defined in Section 7.3(f).

36.	Plan
As defined in Section 1.

37.	Plan Administrator
The CNG Committee or other committee of the Board appointed and authorized pursuant to Section 3.1 to administer the Plan.

38.	Prior Plan
The Company's 1998 Stock Incentive Plan, as amended.

39.	Restricted Stock
Common Stock granted under the Plan that is subject to the requirements of Section 10 and such other restrictions as the Plan Administrator deems appropriate. References to Restricted Stock in this Plan shall include Restricted Stock awarded in conjunction with Incentive Awards pursuant to Section 12, unless the context otherwise requires.

40.	Restricted Stock Units
An Award granted under the Plan representing a right to receive a payment (either in cash or Common Stock) equal to the value of a share of Common Stock.

41.	Restriction Period
As defined in Sections 10.2 and 11.2, as applicable.

42.	Rule 16b-3
Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

43.	Section 16 Insider
Any person who is selected by the Plan Administrator to receive an Award pursuant to the Plan and who is or is reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder.

44.	Section 162(m)
Section 162(m) of the Code.

45.	Section 409A
Section 409A of the Code.

46.	Securities Act
The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

47.	Stock Appreciation Right
Any right granted under Section 8.

48.	Subsidiary
An entity that is designated by the Plan Administrator as a subsidiary for purposes of the Plan and that is a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its affiliates serves as general or managing partner or in a similar capacity. Notwithstanding the foregoing, for purposes of Options intended to qualify as Incentive Stock Options, the term “Subsidiary” shall mean a corporation (or other entity treated as a corporation for tax purposes) in which the Company directly or indirectly holds fifty percent (50%) or more of the voting power.

49.	Termination of Service
(a)As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Employer is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Employer.
(b)As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or any Employer is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death, or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Employer.

SECTION 3ADMINISTRATION

1.	Plan Administrator
(a)The Plan Administrator shall be the CNG Committee, or any other duly authorized committee of the Board (comprised of two or more members of the Board) that is appointed by the Board to administer the Plan. The Plan Administrator (including each individual who is a member thereof) shall be constituted at all times so as to (i) be “independent” as such term is defined pursuant to the rules of any stock exchange on which the Common Stock may then be listed, and (ii) meet the non-employee director standards of Rule 16b-3 and the outside director requirements of Section 162(m), so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.
(b)The Plan Administrator may designate appropriate Employees or other agents of the Company to handle the day-to-day administrative matters of the Plan.

2.	Authority of Plan Administrator
Subject to the express terms and conditions set forth herein, the Plan Administrator shall have the authority and power from time to time to:
(a)select the Participants to whom Awards shall be granted under the Plan and the number of shares or amount of cash subject to such Awards, and prescribe the terms and conditions (which need not be identical) of each such Award, including, in the case of Options and Stock Appreciation Rights, the Option Price, vesting schedule, and duration;
(b)set the terms and conditions of any Award consistent with the terms of the Plan (which may be based on Performance Goals or other performance measures as the Plan Administrator shall determine), and make any amendments, modifications, or adjustments to such Awards as are permitted by the Plan;
(c)construe and interpret the Plan and the Awards granted hereunder, and establish, amend, and revoke rules and regulations for the administration of the Plan, including, without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Award Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 and the Code, to the extent applicable, and other applicable laws, and otherwise to make the Plan fully effective;
(d)exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and
(e)generally exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.
All decisions and determinations by the Plan Administrator in the exercise of the above authority and powers shall be final, binding, and conclusive upon the Company, a Subsidiary, the Participants, and all other persons having or claiming any interest therein. The Plan Administrator shall cause the Company, at the Company's expense, to take any action related to the Plan which may be necessary to comply with the provisions of any U.S. federal, state, or foreign law, or any regulations issued thereunder, which the Plan Administrator determines are intended to be complied with. All Awards and any administrative action taken by the Plan Administrator shall be in conformity with all applicable U.S. federal, state, and local laws and shall not discriminate on the basis of gender, race, color, religion, national origin, citizenship, age, disability, marital or veterans status, or any other legally protected categories.
Notwithstanding the foregoing, the Plan Administrator shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Awards held by Covered Employees if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as performance-based compensation under Section 162(m), and the Awards were intended to so qualify.

3.	Indemnification of Plan Administrator
Each member of any committee acting as Plan Administrator, while serving as such, shall be entitled, in good faith, to rely or act upon any advice of the Company's independent auditors, counsel, or consultants hired by the committee, or other agents assisting in the administration of the Plan. The Plan Administrator and any Employee of the Company acting at the direction or on behalf of the Company shall not be personally liable for any action or determination taken or made, or not taken or made, in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected under the Company's charter or by-laws with respect to any such action or determination.

SECTION 4ELIGIBILITY
To be eligible to be a Participant, an individual must be an Employee (other than an Employee who is a member of a unit subject to collective bargaining), or a Consultant to an Employer, or a Director, as of the date on which the Plan Administrator grants to such individual an Award under the Plan. Each grant of an Award under the Plan shall be evidenced by an Award Agreement.

SECTION 5SHARES AVAILABLE FOR THE PLAN

1.	Aggregate Shares
(a)Share Authorization
Subject to adjustment as provided in Section 5.3, the maximum number of shares of Common Stock available for grant to Participants under this Plan on or after the Effective Date shall be 5,000,000 shares of Common Stock, plus any remaining authorized shares of Common Stock available under the Prior Plan (and not subject to outstanding awards under the Prior Plan), immediately before the Effective Date, upon which this Plan shall replace the Prior Plan and no further awards shall be made under the Prior Plan. The authorized shares of Common Stock from the Prior Plan is subject to adjustment after the Effective Date as set forth in subsection (d) below.
(b)Limit on Full Value Awards - Flexible Share Pool
To the extent that a share of Common Stock is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the share authorization by two (2) shares of Common Stock; to the extent that a share of Common Stock is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the share authorization by one (1) share of Common Stock.
(c)Limit on Incentive Stock Options
Subject to adjustment as provided in Section 5.3, the maximum aggregate number of shares subject to Incentive Stock Options granted under the Plan shall be 1,000,000.
(d)Share Usage
Shares of Common Stock covered by an Award shall only be counted as used to the extent they are actually issued. Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock, or are settled in cash in lieu of shares of Common Stock, shall be available again for grant under this Plan. In addition, any shares of Common Stock related to grants or awards made under the Prior Plan that after the Effective Date may lapse, expire, terminate, or are cancelled or surrendered to the Company, without having been exercised in full, shall become available for grant under this Plan. Such shares of Common Stock related to a Full Value Award under this Plan shall increase the share authorization by two (2) shares of Common Stock, and such shares of Common Stock related to an Award other than a Full Value Award under this Plan shall increase the share authorization by one (1) share of Common Stock. However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of shares of Common Stock shall be counted against the number of shares of Common Stock available for Awards under the Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Stock Appreciation Rights. In addition, the full number of Incentive Stock Options granted shall be counted against the number of Incentive Stock Options that may be awarded under the Plan pursuant to Section 5.1(c), regardless of the number of shares of Common Stock actually issued upon exercise of such Incentive Stock Options. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares of Common Stock or treasury shares of Common Stock.

2.	Annual Limitations
Subject to adjustment as provided in Section 5.3, unless and until the Plan Administrator determines that an Award to a Covered Employee shall not be designed to qualify as “performance-based compensation” under Section 162(m), the following limitations shall apply to grants of Awards to Covered Employees under the Plan:
(a)Options: The maximum aggregate number of shares of Common Stock subject to Options granted in any one calendar year to any one Participant shall be 1,000,000.
(b)Stock Appreciation Rights: The maximum number of shares of Common Stock subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be 1,000,000.
(c)Performance Shares or Performance Units: The maximum aggregate grant with respect to Performance Shares or Performance Units that a Participant may receive in any one calendar year shall be 500,000 shares of Common Stock, or equal to the value of 500,000 shares of Common Stock (as of the time of settlement) if settled in cash.
(d)Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one calendar year to any one Participant shall be 500,000 shares of Common Stock, or equal to the value of 500,000 shares of Common Stock (as of the time of settlement) if settled in cash.

(e)Incentive Awards: The maximum aggregate amount awarded or credited in any one calendar year with respect to an Incentive Award to any one Participant shall be $1,000,000.
(f)Cash Awards: The maximum aggregate amount awarded to or credited with respect to Cash Awards to any one Participant in any one calendar year may not exceed the greater of $1,000,000 or the value of 500,000 shares of Common Stock.
(g)Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards in any one calendar year to any one Participant shall be 500,000 shares of Common Stock.
3.Adjustments in Authorized Shares
(a)In the event of a Change in Capitalization that is not also a Change of Control, the Plan Administrator shall make such proportionate adjustments, if any, as it determines are appropriate and equitable, and to the extent such an action does not conflict with the General Corporation Law of the State of Delaware or other applicable laws or securities exchange rules, to (i) the maximum number and class of shares of Common Stock or other stock or securities with respect to which Awards may be granted under the Plan, (ii) the maximum number and class of shares of Common Stock or other stock or securities that may be issued upon exercise of Nonqualified Options, Incentive Stock Options, and Stock Appreciation Rights, (iii) the Maximum Grants, (iv) the number and class of shares of Common Stock or other stock or securities which are subject to outstanding Awards granted under the Plan and the Option Price or exercise price therefore, if applicable, and (v) the Performance Goals; provided, however, that in the case of an “equity restructuring” (as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Board shall make an equitable or appropriate adjustment to outstanding Awards to reflect such equity restructuring. Any such adjustment shall be final, binding, and conclusive on all persons claiming any right or interest under the Plan.
(b)Any such adjustment in the shares of Common Stock or other stock or securities (i) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code, and only to the extent otherwise permitted by Sections 422 and 424 of the Code, or (ii) subject to outstanding Awards that are intended to qualify as performance-based compensation under Section 162(m) shall be made in such a manner as not to adversely affect the treatment of the Awards as performance-based compensation.
(c)If, by reason of a Change in Capitalization that is not also a Change of Control, a Participant shall be entitled to, or shall be entitled to exercise an Option or Stock Appreciation Right with respect to, new, additional, or different shares of stock or securities of the Company or any other corporation, such new, additional, or different shares shall thereupon be subject to all of the conditions, restrictions, and performance criteria which were applicable to the shares of Common Stock that such shares replaced or to the Option or Stock Appreciation Right, as the case may be, prior to such Change in Capitalization.
(d)No adjustments made under this Section 5.3 shall be made with respect to a Participant's Award if such adjustment would result in adverse taxation to such Participant under Section 409A.

4.	Effect of Certain Transactions
Following (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction (which treatment may be different as among different types of Awards and different holders thereof) or (ii) if not so provided in such agreement, each Participant shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise of any Option or Stock Appreciation Right or payment or transfer in respect of any other Award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of Common Stock was entitled to receive in the Transaction in respect of a share of Common Stock; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions, and performance criteria which were applicable to Awards prior to such Transaction, but giving effect to any applicable provision of this Plan or any Award Agreement if the Transaction is a Change of Control. Without limiting the generality of the foregoing, the treatment of outstanding Options and Stock Appreciation Rights pursuant to clause (i) of this Section 5.4 in connection with a Transaction in which the consideration paid or distributed to the Company's stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and Stock Appreciation Rights upon consummation of the Transaction provided either (x) the holders of affected Options and Stock Appreciation Rights have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options and Stock Appreciation Rights (whether or not they were otherwise exercisable) or (y) the holders of the affected Options and Stock Appreciation Rights are paid (in cash or cash equivalents) in respect of each share of Common Stock covered by the Options or Stock Appreciation Rights being cancelled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Transaction (the value of any non-cash consideration to be determined by the Plan Administrator in its sole discretion) over the exercise price thereof. For clarification and avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Options and Stock Appreciation Rights may be cancelled without any payment therefor. The treatment of any Award as provided in this Section 5.4 shall be conclusively presumed to be appropriate for purposes of Section 5.3.

SECTION 6AWARD AGREEMENTS
Upon a determination by the Plan Administrator that an Award is to be granted to a Participant pursuant to Section 7, 8, 9, 10, 11, 12, or 13 of this Plan, an Award Agreement shall be provided to such Participant as soon as practicable specifying, without limitation, the terms, conditions, rights, and duties related thereto, including terms requiring forfeiture of Awards in the event of a Termination of Service by the Participant, and terms relating to Clawback/Forfeiture Events under Section 18.1 of this Plan. Each Award Agreement shall be subject to the terms and conditions of the Plan.

SECTION 7STOCK OPTIONS

1.	Grant of Options
Options may be granted to eligible Participants in such number, and at such times during the term of the Plan, as the Plan Administrator shall determine. The Plan Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of Performance Goals or other performance measures, or the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others. The granting of an Option shall take place when the Plan Administrator by resolution, written consent, or other appropriate action determines to grant such an Option to a particular Participant at the Option Price. Each Option granted under the Plan shall be identified in the Award Agreement as either an Incentive Stock Option or a Nonqualified Option (or if no such identification is made, then it shall be a Nonqualified Option). No Incentive Stock Option shall be granted to any Participant who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code).

2.	Special Provisions Applicable to Incentive Stock Options
Each provision of the Plan and each Incentive Stock Option granted thereunder shall be construed so that each such Option shall qualify as an Incentive Stock Option, and any provision thereof that cannot be so construed shall be disregarded, unless the Employee agrees otherwise. Incentive Stock Options, in addition to complying with the other provisions of the Plan relating to Options generally, shall be subject to the following conditions:
(a)Ten Percent (10%) Stockholders
An Employee must not, immediately before an Incentive Stock Option is granted to him or her, own stock representing more than ten percent (10%) of the voting power or value of all classes of stock of the Company or of a Subsidiary. This requirement is waived if (i) the Option Price of the Incentive Stock Option to be granted is at least one hundred ten percent (110%) of the Fair Market Value of the stock subject to the Option, determined at the time the Option is granted, and (ii) the Option is not exercisable more than five (5) years from the date the Option is granted.
(b)Annual Limitation
To the extent that the aggregate Fair Market Value (determined at the time of the grant of the Option) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year exceeds One Hundred Thousand Dollars ($100,000), such Options shall be treated as Nonqualified Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Options.
(c)Additional Terms
Any other terms and conditions which the Plan Administrator determines, upon advice of counsel, must be imposed for the Option to be an Incentive Stock Option.
(d)Notice of Disqualifying Disposition
If an Employee makes any disposition of shares of Common Stock issued pursuant to an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Employee shall notify the Company of such disposition within twenty (20) days thereof.

3.	Terms of Options
Except as otherwise provided in the Award Agreement and Section 7.2 of this Plan, all Incentive Stock Options and Nonqualified Options under the Plan shall be granted subject to the following terms and conditions:

(a)Option Price
The Option Price shall be determined by the Plan Administrator in any reasonable manner, but shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted, except in the case of Options that are granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or a Subsidiary, or (ii) a company with which the Company or a Subsidiary combines.
(b)Duration of Options
Options shall be exercisable at such time and under such conditions as set forth in the Award Agreement, but in no event shall any Option (whether a Nonqualified Option or an Incentive Stock Option) be exercisable later than the tenth (10th) anniversary of the date of its grant.
(c)Exercise of Options
Common Stock covered by an Option may be purchased at one time or in such installments over the option period as may be provided in the Award Agreement. Any Common Stock not purchased on an applicable installment date may be purchased thereafter at any time prior to the expiration of the Option in accordance with its terms. To the extent that the right to purchase Common Stock has accrued thereunder, an Option may be exercised from time to time by notice to the Company setting forth the amount of Common Stock with respect to which the Option is being exercised.
(d)Payment
The purchase price of Common Stock purchased under Options shall be paid in full to the Company upon the exercise of the Option, by delivery of consideration equal to the product of the Option Price and the Common Stock purchased (the “Purchase Price”). The Purchase Price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable laws and regulations (including, without limitation, U.S. federal tax and securities laws and regulations, and applicable state corporate law), and as determined by the Plan Administrator in its sole discretion, by any combination of the methods of payment set forth below. The Plan Administrator shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods), and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:
(i)by cash, check, bank draft, or money order payable to the Company;
(ii)pursuant to a broker-assisted cashless exercise program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in delivery of a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company to promptly deliver to the Company sufficient proceeds from the sale of Common Stock to pay the aggregate Purchase Price;
(iii) by delivery to the Company (either by actual delivery or attestation presenting satisfactory proof of beneficial ownership of such Common Stock) of shares of Common Stock already owned by the Participant, with the Fair Market Value of such Common Stock as delivered to be determined as of the day of exercise;
(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair

Market Value (determined as of the same day as the exercise of the Option) that does not exceed the aggregate Purchase Price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate Purchase Price not satisfied by such reduction in the number of whole shares of Common Stock to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the Purchase Price pursuant to the “net exercise,” (B) are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(v)in any other form of legal consideration that may be acceptable to the Plan Administrator in its sole discretion and permissible under applicable laws and regulations.
A Participant shall have none of the rights of a stockholder with respect to shares of Common Stock subject to an Option until the shares of Common Stock are issued to the Participant upon exercise of the Option.
(e)Restrictions
The Plan Administrator shall determine and reflect in the Award Agreement, with respect to each Option, the nature and extent of the restrictions, if any, to be imposed on the Common Stock which may be purchased thereunder, including, without limitation, restrictions on the transferability of such Common Stock acquired through the exercise of such Options for such periods as the Plan Administrator may determine. In addition, to the extent permitted by applicable laws and regulations, the Plan Administrator may require that a Participant who wants to effectuate a cashless exercise of Options be required to sell the Common Stock acquired in the associated exercise to the Company, or in the open market through the use of a broker selected by the Company, at such price and on such terms as the Plan Administrator may determine at the time of grant, or otherwise. Without limiting the foregoing, the Plan Administrator may impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Stock issued as a result of the exercise of an Option, including, without limitation, (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by one or more Participants, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
(f)Transferability of Options
Notwithstanding Section 18.2 and only if allowed by the Plan Administrator in its discretion, Nonqualified Options may be transferred to a Participant's immediate family members, directly or indirectly or by means of a trust, corporate entity, or partnership (with a person who thus acquires such Nonqualified Options by such transfer, a “Permitted Transferee”). A transfer of a Nonqualified Option may only be effected by the Company at the request of the Participant and shall become effective upon the Permitted Transferee agreeing to such terms as the Plan Administrator may require and only when recorded in the Company's record of outstanding Options. In the event an Option is transferred as contemplated hereby, the Option may not be subsequently transferred by the Permitted Transferee, except for a transfer back to the Participant or by will or the laws of descent and distribution. A transferred Option may be exercised by a Permitted Transferee to the same extent as, and subject to the same terms and conditions as, the Participant (except as otherwise provided herein), as if no transfer had taken place. As used herein, “immediate family member” shall mean, with respect to any person, such person's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships. In the event of exercise of a transferred Option by a Permitted Transferee, any amounts due to (or to be withheld by) the Company upon exercise of the Option shall be delivered by (or withheld from amounts due to) the Participant, the Participant's estate, or the Permitted Transferee, in the reasonable discretion of the Company.
In addition, to the extent permitted by applicable law and Rule 16b-3, the Plan Administrator may permit a recipient of a Nonqualified Option to designate in writing during the Participant's lifetime a Beneficiary to receive and exercise the Participant's Nonqualified Options in the event of such Participant's death.
(g)Purchase for Investment
The Plan Administrator shall have the right to require that each Participant or other person who shall exercise an Option under the Plan, and each person into whose name the Common Stock shall be issued pursuant to the exercise of an Option, represent and agree that any and all Common Stock purchased pursuant to such Option is being purchased for investment only and not with a view to the distribution or resale thereof, and that such Common Stock will not be sold except in accordance with such restrictions or limitations as may be set forth in the Option or by the Plan Administrator. This Section 7.3(g) shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of the Common Stock as to which Options may from time to time be granted, as contemplated in Section 17.
(h)No Repricing or Exchange
Except as provided in the Plan or upon approval of the Company's stockholders, the Options granted under this Plan shall not be repriced. In particular, the Plan Administrator may not take any action (i) to amend the terms of an outstanding Option to reduce the Option Price thereof, cancel an Option and replace it with a new Option with a lower Option Price, or that has an economic effect that is the same as any such reduction or cancellation, or (ii) to cancel an outstanding Option having an Option Price above the then-current Fair Market Value of the Common Stock, in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the Company's stockholders of such action.

SECTION 8STOCK APPRECIATION RIGHTS

1.	Grant of Stock Appreciation Rights
Stock Appreciation Rights may be granted to Participants in such number, and at such times during the term of the Plan, as the Plan Administrator shall determine. The Plan Administrator may grant a Stock Appreciation Right or provide for the grant of a Stock Appreciation Right, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of Performance Goals or other performance measures, or the satisfaction of an event or condition within the control of the recipient of the Stock Appreciation Right or within the control of others. The granting of a Stock Appreciation Right shall take place when the Plan Administrator by resolution, written consent, or other appropriate action determines to grant such a Stock Appreciation Right to a particular Participant at a particular price. A Stock Appreciation Right may be granted freestanding or in tandem or in combination with any other Award under the Plan.

2.	Exercise of Stock Appreciation Rights
A Stock Appreciation Right may be exercised upon such terms and conditions and for such term as the Plan Administrator shall determine; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of the date of its grant. Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive Common Stock, or the cash equivalent, with an aggregate Fair Market Value determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the price determined by the Plan Administrator on the date of grant (which price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, except in the case of Stock Appreciation Rights that are granted in assumption of, or in substitution for, outstanding awards previously granted by (x) a company acquired by the Company or a Subsidiary, or (y) a company with which the Company or a Subsidiary combines) times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. The value of any fractional shares shall be paid in cash.

3.	Special Provisions Applicable to Stock Appreciation Rights
Stock Appreciation Rights are subject to the following restrictions:
(a)A Stock Appreciation Right granted in tandem with any other Award under the Plan shall be exercisable at such time or times as the Award to which it relates shall be exercisable, or at such other times as the Plan Administrator may determine.
(b)The right of a Participant to exercise a Stock Appreciation Right granted in tandem with any other Award under the Plan shall be canceled if and to the extent the related Award is exercised or canceled. To the extent that a Stock Appreciation Right is exercised, the related Award shall be deemed to have been surrendered unexercised and canceled.
(c)A holder of Stock Appreciation Rights shall have none of the rights of a stockholder with respect to the Common Stock subject thereto until the Common Stock, if any, is issued to such holder pursuant to such holder's exercise of such rights.
(d)The acquisition of Common Stock pursuant to the exercise of a Stock Appreciation Right shall be subject to the same restrictions as would apply to the acquisition of Common Stock acquired upon exercise of an Option, as set forth in Section 7.3.

4.	No Repricing or Exchange
Except as provided in the Plan or upon approval of the Company's stockholders, the Stock Appreciation Rights granted under this Plan shall not be repriced. In particular, the Plan Administrator may not take any action (i) to amend the terms of an outstanding Stock Appreciation Right to reduce the grant price thereof, cancel a Stock Appreciation Right and replace it with a new Stock Appreciation Right with a lower grant price, or that has an economic effect that is the same as any such reduction or cancellation, or (ii) to cancel an outstanding Stock Appreciation Right having a grant price above the then-current Fair Market Value of the Common Stock, in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the Company's stockholders of such action.

SECTION 9PERFORMANCE SHARES AND PERFORMANCE UNITS

1.	Grant of Performance Shares and Performance Units
Subject to the limitations in Section 5.2, Performance Shares or Performance Units may be granted to Participants at any time and from time to time as the Plan Administrator shall determine. The Plan Administrator shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant and the terms and conditions thereof. Performance Shares and Performance Units may be granted alone or in combination with any other Award under the Plan.

2.	Value of Performance Shares and Performance Units
The Plan Administrator shall establish Performance Goals for any specified Performance Periods. In no event shall a Performance Period be less than one (1) year with respect to grants of Performance Shares or Performance Units. Prior to each grant of Performance Shares or Performance Units, the Plan Administrator shall establish an initial amount of Common Stock for each Performance Share and an initial value for each Performance Unit granted to each Participant for that Performance Period. Prior to each grant of Performance Shares or Performance Units, the Plan Administrator also shall set the Performance Goals that will be used to determine the extent to which the Participant receives Common Stock for the Performance Shares or payment of the value of the Performance Units awarded for such Performance Period. With respect to each such Performance Goal utilized during a Performance Period, the Plan Administrator may assign percentages or other relative values to various levels of performance which shall be applied to determine the extent to which the Participant shall receive a payout of the number of Performance Shares or value of Performance Units awarded.

3.	Payment of Performance Shares and Performance Units
After a Performance Period has ended, the holder of a Performance Share or Performance Unit shall be entitled to receive the value thereof as determined by the Plan Administrator. The Plan Administrator shall make this determination by first determining the extent to which the Performance Goals set pursuant to Section 9.2 have been met. The Plan Administrator shall then determine the applicable percentage or other relative value to be applied to, and will apply such percentage or other relative value to, the number of Performance Shares or value of Performance Units to determine the payout to be received by the Participant. In addition, with respect to Performance Shares and Performance Units granted to each Participant, no payout shall be made hereunder except upon written certification by the Plan Administrator that the applicable Performance Goals have been satisfied to a particular extent.

4.	Form and Timing of Payment
The payment described in Section 9.3 shall be made in Common Stock, or in cash, or partly in Common Stock and partly in cash, at the discretion of the Plan Administrator and set forth in the Award Agreement. The value of any fractional shares shall be paid in cash. Payment shall be made in a lump sum or installments as prescribed by the Plan Administrator or the Award Agreement, as applicable, and consistent with Section 409A. If Common Stock is to be converted into an amount of cash on any date, or if an amount of cash is to be converted into Common Stock on any date, such conversion shall be done at the then-current Fair Market Value of the Common Stock on such date.

5.	Dividend Equivalents
The Plan Administrator may provide that Performance Shares or Performance Units awarded under the Plan shall be entitled to an amount per Performance Share or Performance Unit equal in value to the cash dividend, if any, paid per share of Common Stock on issued and outstanding shares, on the dividend payment dates (“Dividend Payment Date”) occurring during the period between the date on which the Performance Shares or Performance Units are granted to the Participant and the date on which such Performance Shares or Performance Units are settled, cancelled, forfeited, waived, surrendered, or terminated under the Plan. Such paid amounts, called “dividend equivalents,” shall be accrued and paid in cash and/or Common Stock (including reinvestment in additional shares of Common Stock) and paid at such time as the Performance Share or Performance Unit to which it relates vests and settles as the Plan Administrator shall determine. The number of shares of Common Stock to be issued and/or reinvested shall be determined based on the Fair Market Value on the Dividend Payment Date. In the event the dividend equivalents are deferred, they shall be payable in accordance with the requirements of Section 409A.

SECTION 10RESTRICTED STOCK

1.	Grant of Restricted Stock
Subject to the limitations in Section 5.2, Restricted Stock may be granted to Participants in such number and at such times during the term of the Plan as the Plan Administrator shall determine. The Plan Administrator may grant Restricted Stock or provide for the grant of Restricted Stock, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events.

2.	Restriction Period
Except as permitted by the Plan Administrator and specified in the Award Agreement, during a period following the date of grant, as determined by the Plan Administrator, which in no event shall be less than one (1) year with respect to Restricted Stock subject to restrictions based upon time and one (1) year with respect to Restricted Stock subject to restrictions based upon the achievement of specific Performance Goals or other performance measures (the “Restriction Period”), the Restricted Stock shall be subject to Section 18.2. During the Restriction Period, the Plan Administrator shall evidence the restrictions on the shares of Restricted Stock in such a manner as it determines is appropriate (including, without limitation, (i) by means of appropriate legends on certificates for shares of Restricted Stock that have been certificated, and (ii) by means of appropriate stop-transfer orders for shares of Restricted Stock credited to book-entry accounts).

3.	Other Restrictions
The Plan Administrator shall impose such other restrictions on Restricted Stock granted pursuant to the Plan as it may deem advisable, including Performance Goals or other performance measures. The Plan Administrator may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody, until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any issuance of Restricted Stock, that the Participant shall have delivered a stock power endorsed in blank relating to the shares of Restricted Stock.

4.	Voting Rights; Dividends and Other Distributions
A Participant receiving a grant of Restricted Stock shall be recorded as a stockholder of the Company with respect to such Restricted Stock. Except as otherwise provided under the terms of the Plan or an Award Agreement, a Participant who receives a grant of Restricted Stock shall have the rights of a stockholder with respect to such shares (except as provided in the restrictions on transferability), including the right to vote the shares and receive dividends and other distributions paid with respect to the underlying shares of Common Stock. The Plan Administrator may require that any cash dividend paid on a share of Common Stock subject to the Restricted Stock be (i) paid in cash on or about the Dividend Payment Date or accrued and paid at such time as the Restricted Stock to which it relates vests and settles, (ii) paid in Common Stock on or about the Dividend Payment Date or accrued and/or reinvested in additional shares of Common Stock and paid at such time as the Restricted Stock to which it relates vests and settles, or (iii) paid in any combination thereof of cash or Common Stock and paid at such times as the Plan Administrator shall determine. The number of shares of Common Stock to be issued and/or reinvested shall be determined based on the Fair Market Value on the Dividend Payment Date. In the event the dividends are deferred, they shall be payable in accordance with the requirements of Section 409A.

5.	Issuance of Shares; Settlement of Awards; Forfeiture
When the restrictions imposed by Section 10.2 expire or otherwise lapse with respect to one or more shares of Restricted Stock, the Participant shall be obligated to return to the Company any certificate(s) representing shares of Restricted Stock (if applicable), and the Company shall deliver to the Participant one (1) share of Common Stock (which may be delivered in book-entry or certificated form) in satisfaction of each share of Restricted Stock, which shares so delivered shall not contain any legend. The delivery of shares pursuant to this Section 10.5 shall be subject to any required share withholding to satisfy tax withholding obligations pursuant to Section 18.10. Any fractional shares subject to such Restricted Stock shall be paid to the Participant in cash. To the extent that the restrictions imposed by Section 10.2 do not expire or otherwise lapse during or upon the end of the Restriction Period with respect to one or more shares of Restricted Stock pursuant to the terms and conditions thereof, such shares of Restricted Stock shall be forfeited to the Company, and the Participant shall be obligated to return to the Company for cancellation any certificate(s) representing shares of such Restricted Stock (if applicable).

SECTION 11RESTRICTED STOCK UNITS

1.	Grant of Restricted Stock Units
Subject to the limitations in Section 5.2, Restricted Stock Units may be granted to Participants in such number and at such times during the term of the Plan as the Plan Administrator shall determine. The Plan Administrator may grant Restricted Stock Units or provide for the grant of Restricted Stock Units, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events.

2.	Restriction Period
Except as permitted by the Plan Administrator and specified in the Award Agreement, during a period following the date of grant, as determined by the Plan Administrator, which in no event shall be less than one (1) year with respect to Restricted Stock Units subject to restrictions based upon time and one (1) year with respect to Restricted Stock Units subject to restrictions based upon the achievement of specific Performance Goals or other performance measures (the “Restriction Period”), the Restricted Stock Units shall be subject to Section 18.2.

3.	Other Restrictions
The Plan Administrator shall impose such other restrictions on Restricted Stock Units granted pursuant to the Plan as it may deem advisable, including the requirement that certain pre-established Performance Goals be met. A Participant receiving a grant of Restricted Stock Units shall not be recorded as a stockholder of the Company with respect to shares of Common Stock that may be issued in settlement of such Restricted Stock Units, and shall not acquire any rights of a stockholder with respect thereto, unless or until the Participant is issued shares of Common Stock in settlement of such Restricted Stock Units.

4.	Dividend Equivalents
The Plan Administrator may provide that Restricted Stock Units awarded under the Plan shall be entitled to an amount per Restricted Stock Unit equal in value to the cash dividend, if any, paid per share of Common Stock on issued and outstanding shares, on the Dividend Payment Dates occurring during the period between the date on which the Restricted Stock Units are granted to the Participant and the date on which such Restricted Stock Units are settled, cancelled, forfeited, waived, surrendered, or terminated under the Plan. Such paid amounts, called “dividend equivalents,” shall be (i) paid in cash on or about the Dividend Payment Date or accrued and paid at such time as the Restricted Stock Unit to which it relates vests and settles, (ii) paid in Common Stock on or about the Dividend Payment Date or accrued and/or reinvested in additional shares of Common Stock and paid at such time as the Restricted Stock Units to which it relates vests and settles, or (iii) paid in any combination thereof of cash or Common Stock and paid at such times as the Plan Administrator shall determine. The number of shares of Common Stock to be issued and/or reinvested shall be determined based on the Fair Market Value on the Dividend Payment Date. In the event the dividend equivalents are deferred, they shall be payable in accordance with the requirements of Section 409A.

5.	Issuance of Shares; Settlement of Awards; Forfeiture
When the restrictions imposed by Section 11.2 expire or otherwise lapse with respect to one or more Restricted Stock Units, Restricted Stock Units shall be settled (i) in cash, or (ii) by the delivery to the Participant of the number of shares of Common Stock equal to the number of the Participant's Restricted Stock Units that are vested, or any combination thereof, as the Plan Administrator shall determine and is in accordance with Section 409A. The delivery of shares pursuant to this Section 11.5 shall be subject to any required share withholding to satisfy tax withholding obligations pursuant to Section 18.10. Any fractional shares subject to such Restricted Stock Units shall be paid to the Participant in cash. To the extent that the restrictions imposed by Section 11.2 do not expire or otherwise lapse during or upon the end of the Restriction Period with respect to one or more Restricted Stock Units pursuant to the terms and conditions thereof, such Restricted Stock Units shall be forfeited and cancelled.

SECTION 12INCENTIVE AWARDS

1.	Incentive Awards
Prior to the beginning of each Performance Period, or not later than ninety (90) days following the commencement of the relevant fiscal year (or such other time as may be required or permitted for “performance-based compensation” under Section 162(m), if applicable), the Plan Administrator shall establish Performance Goals or other performance measures which must be achieved for any Participant to receive an Incentive Award for that Performance Period. The Performance Goals or other performance measures may be based on any combination of corporate and business unit Performance Goals or other performance measures. The Plan Administrator may also establish one or more Company-wide Performance Goals or other performance measures which must be achieved for any Participant to receive an Incentive Award for that Performance Period. Such Performance Goals or other performance measures may include a threshold level of performance below which no Incentive Award shall be earned, target levels of performance at which specific Incentive Awards will be earned, and a maximum level of performance at which the maximum level of Incentive Awards will be earned. Each Incentive Award shall specify the amount of cash and the amount of any other Awards subject to such Incentive Award.

2.	Performance Goal Certification
An Incentive Award shall become payable to the extent provided herein and in the related Award Agreement in the event that the Plan Administrator certifies in writing prior to payment of the Incentive Award that the Performance Goals or other performance measures selected for a particular Performance Period have been attained. In no event will an Incentive Award be payable under this Plan if the threshold level of performance set for each Performance Goal or other performance measure for the applicable Performance Period is not attained.

3.	Discretion to Reduce Awards; Participant's Performance
The Plan Administrator, in its sole and absolute discretion and only prior to a Change of Control, may reduce the amount of any Incentive Award otherwise payable to a Participant upon attainment of any Performance Goal or other performance measure for the applicable Performance Period. A Participant's individual performance must be satisfactory as determined by the Plan Administrator, regardless of the Company's performance and the attainment of Performance Goals or other performance measures, before he or she may be paid an Incentive Award. In evaluating a Participant's performance, the Plan Administrator shall consider the Performance Goals or other performance measures, the Participant's responsibilities and accomplishments, and such other factors as it deems appropriate.

4.	Required Payment of Incentive Awards
The Plan Administrator shall make a determination, as soon as administratively possible after the information that is necessary to make such a determination is available for a particular Performance Period, whether the Performance Goals or other performance measures for the Performance Period have been achieved, the amount of the Incentive Award for each Participant, and whether the Incentive Award shall be paid in cash and/or other Awards under the Plan. The Plan Administrator shall certify the foregoing determinations in writing as provided in Section 2.30. In the absence of an election by the Participant pursuant to Section 14, the Incentive Award shall be paid as soon as practicable after the end of the calendar year, but in no event later than March 15 following the end of the calendar year in which the foregoing determinations have been made.

SECTION 13CASH AWARDS AND OTHER STOCK-BASED AWARDS

1.	Grant of Cash Awards
Subject to the terms and provisions of this Plan, the Plan Administrator, at any time and from time to time, may grant cash awards to Participants in such amounts and upon such terms, including the achievement of Performance Goals or other specific performance measures, as the Plan Administrator may determine (each, a “Cash Award”).

2.	Other Stock-Based Awards
The Plan Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock, Awards in lieu of obligations to pay cash or deliver other property, or Common Stock) in such amounts and subject to such terms and conditions, as the Plan Administrator shall determine (each, an “Other Stock-Based Award”). Such Other Stock-Based Awards may involve the transfer of Common Stock to Participants, or payment in cash or otherwise of amounts based on or valued in whole or in part by reference to the value of Common Stock.

3.	Value of Cash Awards and Other Stock-Based Awards
Each Cash Award granted pursuant to this Section 13 shall specify a payment amount or payment range as determined by the Plan Administrator. Each Other Stock-Based Award shall be expressed in terms of Common Stock or units based on Common Stock, as determined by the Plan Administrator. The Plan Administrator may establish performance measures applicable to such Awards in its discretion. If the Plan Administrator exercises its discretion to establish performance measures, the number and/or value of such cash awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance measures are met.

4.	Payment of Cash Awards and Other Stock-Based Awards
Payment, if any, with respect to a Cash Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Common Stock as the Plan Administrator determines, and in accordance with Section 409A so as not to be treated as payment made pursuant to a nonqualified deferred compensation plan. The value of any fractional shares shall be paid in cash.

SECTION 14DEFERRAL ELECTIONS
The Plan Administrator may, to the extent permitted by applicable law, permit Employees to defer Awards under the Plan. Any such deferrals shall be subject to such terms, conditions, and procedures that the Company may establish from time to time in its sole discretion and consistent with the advance and subsequent deferral election requirements of Section 409A.

SECTION 15TERMINATION OF SERVICE
The Award Agreement applicable to each Award shall set forth the effect of a Termination of Service upon such Award; provided, however, that, unless explicitly set forth otherwise in an Award Agreement or as determined by the Plan Administrator, (i) all of a Participant's unvested and/or unexercisable Awards shall automatically be forfeited upon a Termination of Service for any reason, and, as to Awards consisting of Options or Stock Appreciation Rights, the Participant shall be permitted to exercise the vested portion of the Option or Stock Appreciation Right for at least three months following termination of his or her employment, and (ii) all of a Participant's Awards (whether vested or unvested, exercisable or unexercisable) shall automatically be forfeited upon termination of the Participant's employment for Cause. Provisions relating to the effect of a Termination of Service upon an Award shall be determined in the sole discretion of the Plan Administrator, and need not be uniform among all Awards or among all Participants. Unless the Plan Administrator determines otherwise in accordance with Section 409A, the transfer of employment of a Participant as between the Company and a Subsidiary shall not constitute a Termination of Service. The Plan Administrator shall have the discretion to determine the effect, if any, that a sale or other disposition of an Employer will have on the Participant's Awards.

SECTION 16EFFECT OF A CHANGE OF CONTROL
Notwithstanding any other provision of the Plan to the contrary and unless otherwise provided in the Award Agreement, in the event of a Change of Control:
(a)Any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested, shall become fully exercisable and vested upon the termination of the Participant's employment without Cause or for Good Reason during the Applicable Period (as defined below).
(b)The restrictions applicable to any Restricted Stock or Restricted Stock Unit Award which are not performance based shall lapse, and such Restricted Stock or Restricted Stock Unit shall become free of all restrictions and become fully vested and transferable upon the termination of the Participant's employment without Cause or for Good Reason during the Applicable Period.
(c)The restrictions applicable to any Performance Share or Performance Unit Award and any performance-based Restricted Stock or Restricted Stock Unit Award granted pursuant to Sections 9, 10, or 11 shall become free of all restrictions and become fully vested and transferable upon the termination of the Participant's employment without Cause or for Good Reason during the Applicable Period.
(d)Any restrictions applicable to Cash Awards and Other Stock-Based Awards shall immediately lapse and become payable within twenty (20) days following the termination of the Participant's employment without Cause or for Good Reason during the Applicable Period.
For purposes of this Section 16 and unless otherwise provided in the Award Agreement, the term “Applicable Period” shall have the following meaning: (i) to the extent provided in an Employee's employment agreement, severance, or other individual agreement, the term “Applicable Period” shall mean the protection period following a Change of Control provided in such agreement with respect to such Employee; and (ii) in the case of an Employee not covered by clause (i) above, the term “Applicable Period” shall mean the protection period of six (6) months following a Change of Control.

In addition to the Plan Administrator's authority set forth in Sections 5.3, in order to maintain the Participants' rights in the event of any Change of Control, the Plan Administrator, as constituted before such Change of Control, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable, as long as such purchase does not result in taxation to the Participant under Section 409A; or (ii) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change of Control. The Plan Administrator may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

SECTION 17REGULATORY APPROVALS AND LISTING
The Company shall not be required to issue any certificate or create a book-entry account for shares of Common Stock under the Plan prior to:
(a)obtaining any approval or ruling from the U.S. Securities and Exchange Commission, the U.S. Internal Revenue Service, or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable;
(b)listing of such shares on any stock exchange on which the Common Stock may then be listed; and
(c)completing any registration or other qualification of such shares under any federal or state laws, rulings, or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.
All certificates, or book-entry accounts, for shares of Common Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities laws, and the Plan Administrator may cause a legend or legends to be placed on any such certificates, or notations on such book-entry accounts, to make appropriate reference to such restrictions. The foregoing provisions of this paragraph shall not be effective if and to the extent that the shares of Common Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, as amended, and if and so long as the Plan Administrator determines that application of such provisions are no longer required or desirable. In making such determination, the Plan Administrator may rely upon an opinion of counsel for the Company. Without limiting the foregoing, the Plan Administrator may impose such restrictions, conditions, or limitations as it determines to be appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any shares of Common Stock issued under this Plan, including, without limitation, (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by one or more Participants, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

SECTION 18GENERAL PROVISIONS

1.	Clawback/Forfeiture Events
(a)If required by Company policy, by the Sarbanes-Oxley Act of 2002, and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or other applicable laws, each Participant's Award shall be conditioned on repayment or forfeiture in accordance with such applicable laws, Company policy, and any relevant provisions in the related Award Agreement.
(b)The Plan Administrator may specify in an Award Agreement or otherwise that a Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of employment for Cause, violation of material policies that may apply to the Participant, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or a Subsidiary.

2.	Nontransferability
Unless otherwise provided in the Plan and permitted by law, including but not limited to the Code, the right of a Participant or Beneficiary to the payment of any Award granted under the Plan, and the rights and privileges conferred thereby, shall not be subject to execution, attachment, or similar process, and may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise), other than by will or by the applicable laws of descent and distribution, unless the Participant has received the Plan Administrator's prior written consent. Except as otherwise provided for under the Plan, if any Participant attempts to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award under the Plan, or of any right or privilege conferred thereby, contrary to the provisions of the Plan or such Award, or suffers the sale or levy or any attachment or similar process upon the rights or privileges conferred thereby, all affected Awards held by such Participant shall be immediately forfeited.

3.	No Individual Rights
Nothing contained in the Plan, or in any Award granted pursuant to the Plan, shall confer upon any Participant any right to continue in the employ of, or as a Consultant for, the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment or service of such Participant at any time with or without assigning any reason therefor, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Employer.

4.	Other Compensation
Unless determined otherwise by the Plan Administrator or required by contractual obligations, the grant, vesting, or payment of Awards under the Plan shall not be considered as part of an Employee's salary or used for the calculation of any other pay, allowance, pension, or other benefit, unless otherwise permitted by other benefit plans provided by the Company or a Subsidiary, or required by law or by contractual obligations of the Company or a Subsidiary.

5.	Leaves of Absence and Change in Status
Leaves of absence for such periods and purposes conforming to the personnel policy of the Company, or of a Subsidiary, as applicable, shall not be deemed a Termination of Service, unless a Participant commences a leave of absence from which he or she is not expected to return to active employment or service with the Company or a Subsidiary. The foregoing notwithstanding, with respect to Incentive Stock Options, employment shall not be deemed to continue beyond the first ninety (90) days of such leave unless the Participant's reemployment rights are guaranteed by statute or contract. With respect to any Participant who, after the date an Award is granted under this Plan, ceases to be employed by or provide services to the Company or a Subsidiary on a full-time basis but continues to be employed or provide services on a part-time basis, the Plan Administrator may make appropriate adjustments, as determined in its sole discretion, as to the number of shares issuable under, the vesting schedule of, or the amount payable under any unvested Awards held by such Participant.

6.	Transfers
In the event a Participant is transferred from the Company to a Subsidiary, or vice versa, or is promoted or given different responsibilities, Awards granted to the Participant prior to such date shall not be affected by such event.

7.	Unfunded Obligations
Any amounts (deferred or otherwise) to be paid to Participants pursuant to the Plan are unfunded obligations. Neither the Company nor any Subsidiary is required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. The Plan Administrator, in its sole discretion, may direct the Company to share with a Subsidiary the costs of a portion of the Incentive Awards paid to Participants who are executives of those companies. Beneficial ownership of any investments, including trust investments which the Company may make to fulfill this obligation, shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or a fiduciary relationship between the Plan Administrator, the Company, or any Subsidiary, and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's Beneficiary or the Participant's creditors in any assets of the Company or a Subsidiary whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

8.	Beneficiaries
The designation of a Beneficiary shall be on a form provided by the Company, executed by the Participant (with the consent of the Participant's spouse, if required by the Company for reasons of community property or otherwise), and delivered to a designated representative of the Company. The Company may, in its discretion, utilize an electronic process for Beneficiary designations. A Participant may change his or her Beneficiary designation at any time. A designation by a Participant under any predecessor plans shall remain in effect under the Plan, unless such designation is revoked or changed under the Plan. In the event that a Participant becomes divorced, a Beneficiary designation under this Plan or a predecessor plan in favor of his or her divorced spouse shall become void as of the effective date of the divorce, unless the Participant re-designates the former spouse as his or her Beneficiary following the effective date of the divorce. If no Beneficiary is designated, if the designation is ineffective, or if the Beneficiary dies before the balance of a Participant's benefit is paid, the balance shall be paid to the Participant's spouse, or if there is no surviving spouse, to the Participant's estate. Notwithstanding the foregoing, however, a Participant's Beneficiary shall be determined under applicable state law if such state law does not recognize Beneficiary designations under plans of this sort and is not preempted by laws which recognize the provisions of this Section 18.8. In the event that the Plan Administrator determines that two or more claims are made by claimed Beneficiaries against the Plan for an Award, the Plan Administrator may initiate an interpleader action in a court of competent jurisdiction to resolve the controversy.
In the event that an Award has vested, its restrictions have lapsed, or it has been exercised and the underlying shares of Common Stock relating to such award have been transferred to a brokerage account, it is the responsibility of the Participant to establish and maintain beneficiary designations with that broker.

9.	Governing Law
The Plan and all Award Agreements hereunder shall be construed and governed in accordance with the laws of the State of Colorado, excluding any conflicts or choice of law principles which might otherwise result in construction or interpretation of the Plan or an Award Agreement under the substantive law of another jurisdiction; provided, however, that all corporate law matters with respect to the Company shall be governed by the General Corporation Law of the State of Delaware.

10.	Satisfaction of Tax Obligations
Appropriate provision shall be made for all taxes required to be withheld in connection with the grant, vesting, exercise, or other taxable event with respect to Awards under the applicable laws and regulations of any governmental authority, whether federal, state, or local and whether domestic or foreign, including, without limitation, the required withholding of a sufficient amount of Common Stock otherwise issuable to an Employee to satisfy such required tax withholding obligations. To the extent provided by the Plan Administrator, an Employee is permitted to deliver Common Stock (including shares acquired pursuant to the exercise of an Option or Stock Appreciation Right other than the Option or Stock Appreciation Right currently being exercised, to the extent permitted by applicable regulations) for payment of withholding taxes on the exercise of an Option or Stock Appreciation Right, upon the grant or vesting of Restricted Stock or Restricted Stock Units, or upon the payout of Performance Shares, Performance Units, or Incentive Awards. Common Stock may be required to be withheld from the shares issuable to the Employee upon the exercise of an Option or Stock Appreciation Right, upon the vesting of Restricted Stock or Restricted Stock Units, or upon the payout of Performance Shares or Performance Units, to satisfy such required tax withholding obligations. The Fair Market Value of Common Stock as delivered pursuant to this Section 18.10 shall be determined as of the day of such delivery, and shall be calculated in accordance with Section 2.20.
Any Participant who makes a Section 83(b) election under the Code shall, within ten (10) days of making such election, notify the Company in writing of such election and shall provide the Company or such Participant's Employer with a copy of such election form filed with the U.S. Internal Revenue Service.
A Participant is solely responsible for obtaining, or failing to obtain, tax advice with respect to participation in the Plan prior to the Participant's (i) entering into any transaction under or with respect to the Plan, (ii) designating or choosing the times of distributions under the Plan, (iii) the making of any elections applicable to the Participant in connection with any Award under the Plan, including, without limitation, an election under Section 83(b) of the Code, or (iv) disposing of any Common Stock issued under the Plan.

11.	Participants in Foreign Jurisdictions
The Plan Administrator shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company or any Subsidiary may operate, to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to meet the requirements of applicable foreign laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws, and to meet the objectives of the Plan; provided, however, that no such action taken pursuant to this Section 18.11 shall result in a “material revision” of the Plan under applicable securities exchange corporate governance rules.

SECTION 19REGULATORY COMPLIANCE

1.	Rule 16b-3 and Section 162(m)
The Company's intention is that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with the rules of any exchange on which the Common Stock is traded and with Rule 16b-3. In addition, it is the Company's intention that, as to Covered Employees, unless otherwise indicated in an Award Agreement, Options, Stock Appreciation Rights, Performance Shares, Performance Units, and Incentive Awards shall be designed to qualify as performance-based compensation under Section 162(m). If any Plan provision is determined not to be in compliance with the foregoing intentions, that provision shall be deemed modified as necessary to meet the requirements of any such exchange, Rule 16b-3, and Section 162(m).

2.	Section 409A
The Plan is intended to be administered, operated, and construed in compliance with Section 409A and any regulations or other guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Board or the Plan Administrator may amend the Plan in any manner, or take any other action, that either of them determines, in its sole discretion, is necessary, appropriate, or advisable to cause the Plan to comply with Section 409A and any regulations or other guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary and applicable to avoid a violation of Section 409A, and shall be final, binding, and conclusive on all Employees and other individuals having or claiming any right or interest under the Plan.
Notwithstanding the provisions of the Plan or any Award Agreement, if a Participant is a “specified employee” upon his or her “separation from service” (within the meaning of such terms in Section 409A under such definitions and procedures as established by the Company in accordance with Section 409A), any portion of a payment, settlement, or other distribution made upon such a “separation from service” that would cause the acceleration of, or an addition to, any taxes pursuant to Section 409A will not commence or be paid until a date that is six (6) months and one (1) day following the applicable “separation from service.” Any payments, settlements, or other distributions that are delayed pursuant to this Section 19.2 following the applicable “separation from service” shall be accumulated and paid to the Participant in a lump sum without interest on the first business day immediately following the required delay period.

SECTION 20ESTABLISHMENT AND TERM OF PLAN
The Plan was adopted by the Board on November 6, 2012, and is subject to approval by the Company's stockholders. If approved by the stockholders, this Plan will replace the Prior Plan, and no further Awards will be made under the Prior Plan. This Plan shall become effective on the Effective Date, and shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 21, until all Common Stock subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date. After this Plan is terminated, no future Awards may be granted pursuant to the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan's terms and conditions.

SECTION 21AMENDMENT, TERMINATION, OR DISCONTINUANCE OF THE PLAN

1.	Amendment of Plan
Subject to approval of the Board with respect to amendments that are required by law or regulation or stock exchange rules to be submitted to the stockholders of the Company for approval, the Board or the CNG Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Company, including, without limitation, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 17; provided, however, that (i) to the extent required by applicable law, regulation, or stock exchange rule, stockholder approval shall be required, and (ii) except as otherwise provided in the Plan, no change in any Award previously granted under the Plan may be made without the consent of the Participant if such change would impair the right of the Participant under the Award to acquire or retain Common Stock or cash that the Participant may have acquired as a result of the Plan.

2.	Termination or Suspension of Plan
The Board or CNG Committee may at any time suspend the operation of or terminate the Plan with respect to any Common Stock or rights which are not at that time subject to any Award outstanding under the Plan.

3.	Section 162(m) Approval
If so determined by the Plan Administrator, the provisions of the Plan relating to Performance Goals and Awards that are intended to constitute “performance-based compensation” under Section 162(m) shall be disclosed to, and reapproved by, the Company's stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Effective Date occurs (or at any such other time as may be required or allowed by Section 162(m)) in order for Awards that are intended to constitute “performance-based compensation” under Section 162(m) granted after such time to be exempt from the deduction limitations of Section 162(m).
* * * * *
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this 2012 Omnibus Incentive Compensation Plan to be executed effective as of January 16, 2013.
MAGELLAN PETROLEUM CORPORATION

______________________________________
J. Thomas Wilson
President and Chief Executive Officer
MAGELLAN PETROLEUM CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - January 16, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL BY THESE PRESENTS, that the undersigned holder of shares of common stock of MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (the “Company”), does hereby constitute and appoint J. Thomas Wilson, Antoine J. Lafargue, and C. Mark Brannum, or any one of them, as proxies, with full power to act without the other and with full power of substitution, to vote the said shares of stock at the Annual Meeting of Shareholders of the Company to be held on Wednesday, January 16, 2013, at 10:00 A.M. MST at The Oxford Hotel, 1600 17th Street, Denver, Colorado 80202 (telephone: (303) 628-5400), at any adjourned or postponed meeting or meetings thereof, held for the same purposes, in the following manner:

UNLESS DIRECTED TO THE CONTRARY BY SPECIFICATION IN THE SPACES PROVIDED, THE SAID INDIVIDUALS ARE HEREBY AUTHORIZED AND EMPOWERED BY THE UNDERSIGNED TO VOTE ON PROPOSALS 1, 2, 3, 4 AND 5 AND ARE GIVEN DISCRETIONARY AUTHORITY TO VOTE ON ANY OTHER MATTERS UPON WHICH THE UNDERSIGNED IS ENTITLED TO VOTE, AND WHICH MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

This proxy must be signed exactly as the name appears herein. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign in the full corporate name by its duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

(Continued and to be signed on the other side)

RETURN OF PROXIES
WE URGE EACH SHAREHOLDER WHO IS UNABLE TO ATTEND THE ANNUAL MEETING TO VOTE BY PROMPTLY SIGNING, DATING, AND RETURNING THE ACCOMPANYING PROXY IN THE REPLY ENVELOPE ENCLOSED.
Please mark your votes as in this example: ☒
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.

1.	Election of two Directors - each to serve a term of three years ending on the date of the Company's 2015 Annual Meeting of Shareholders	FOR	WITHHELD
Nominees:
	Brendan S. MacMillan	☐	☐
	Robert J. Mollah	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Removal of Nikolay V. Bogachev as a Director for cause.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	The non-binding advisory resolution regarding approval of the compensation of our named executive officers.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	To approve the 2012 Omnibus Incentive Compensation Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2013.	☐	☐	☐

Note: If no choice is indicated, this proxy shall be deemed to grant authority to vote FOR the election of each of the Director nominees and to vote FOR Proposal 2, Proposal 3, Proposal 4, and Proposal 5.

SIGNATURE	DATE
SIGNATURE (IF HELD JOINTLY	DATE

Note: Please sign this proxy as name(s) appears above and return promptly to Broadridge, 1717 Arch Street, Suite 1300, Philadelphia, PA 19103, whether or not you plan to attend the 2012 Annual Meeting of Shareholders.